                                                               EXECUTION VERSION


                            ASSET PURCHASE AGREEMENT


                                  by and among


                        WINDY HILL PET FOOD COMPANY, INC.


                       WINDY HILL PET FOOD ACQUISITION CO.


                                       and


                        FEED-RITE (US) ANIMAL FEEDS, INC.



                                 April 25, 1997

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   DEFINITIONS

      1.1   Definitions....................................................  1
      1.2   Additional Definitions......................................... 12

                                   ARTICLE II

                 PURCHASE AND SALE OF THE ASSETS; PURCHASE PRICE

      2.1   Purchase and Sale of the Assets................................ 12
      2.2   Excluded Assets................................................ 14
      2.3   Assumption of Liabilities...................................... 15
      2.4   Excluded Liabilities........................................... 16
      2.5   Purchase Price................................................. 17
      2.6   Payment of the Purchase Price at Closing....................... 17
      2.8   Allocation of the Purchase Price............................... 18

                                   ARTICLE III

                                   THE CLOSING

      3.1   Time and Place of Closing...................................... 18
      3.2   Payment of Purchase Price; Deliveries.......................... 19
      3.3   Assignment of Contracts, Etc. ................................. 19
      3.4   Further Assurances............................................. 19

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

      4.1   Organization, Standing, Qualification.......................... 19
      4.2   Authorization and Execution.................................... 20
      4.3   No Conflicts................................................... 20
      4.4   Financial Statements........................................... 20
      4.5   Absence of Certain Changes or Events........................... 21
      4.6   Real Property.................................................. 22
      4.7   Personal Property.............................................. 23
      4.8   Material Contracts............................................. 23


                                       (i)

      4.9   Proprietary Rights............................................. 25
      4.10  Litigation..................................................... 26
      4.11  Permits, Licenses, Authorization; Compliance with Laws......... 26
      4.12  Retirement and Benefit Plans................................... 26
      4.13  Environmental Matters.......................................... 29
      4.14  Suppliers and Customers........................................ 30
      4.15  Insurance...................................................... 30
      4.16  Motor Vehicles................................................. 30
      4.17  Adequacy of Transferred Assets................................. 31
      4.18  Labor Matters.................................................. 31
      4.19  Sales and Use Tax.............................................. 31
      4.20  No Undisclosed Liabilities..................................... 31

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      5.1   Organization, Standing, Equity Ownership....................... 32
      5.2   Authorization and Execution.................................... 32
      5.3   No Conflicts................................................... 33
      5.4   No Brokers or Finders.......................................... 33
      5.5   Adequate Financing............................................. 33

                                   ARTICLE VI

                        CERTAIN OBLIGATIONS OF WINDY HILL
                       AND THE SELLER PRIOR TO THE CLOSING

      6.1   Cooperation.................................................... 33
      6.2   No Solicitation of Transaction................................. 34
      6.3   Access to the Seller........................................... 34
      6.4   Supplements to Disclosure Schedule............................. 34
      6.5   Premerger Notification......................................... 35
      6.6   Additional Monthly Financial Statements........................ 35
      6.7   Business Financial Statements.................................. 35
      6.8   Certain Covenants of Hubbard................................... 36
      6.9   Landlord Estoppels............................................. 36
      6.10  Environmental Reports.......................................... 36
      6.11  Title Matters...................................................36
      6.12  Payments to Eliminate or Limit Certain Title Exceptions........ 37

                                   ARTICLE VII

      CERTAIN OBLIGATIONS OF THE PURCHASER PRIOR TO THE CLOSING............ 38


                                      (ii)

                                  ARTICLE VIII

            CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

      8.1   Representations and Warranties True............................ 39
      8.2   Performance.................................................... 39
      8.3   No Adverse Change.............................................. 39
      8.4   Approvals...................................................... 39
      8.5   Deliveries..................................................... 39
      8.6   Proceedings.................................................... 41
      8.7   Absence of Litigation.......................................... 41
      8.8   Title.......................................................... 42
      8.9   Closing of Merger Agreement.................................... 42

                                   ARTICLE IX

                           CONDITIONS PRECEDENT TO THE
                    OBLIGATIONS OF THE SELLER AND WINDY HILL

      9.1   Representations and Warranties True............................ 42
      9.2   Performance.................................................... 43
      9.3   Approvals...................................................... 43
      9.4   Deliveries..................................................... 43
      9.5   Proceedings.................................................... 44
      9.6   Absence of Litigation.......................................... 44
      9.7   Closing of Merger Agreement.................................... 44

                                    ARTICLE X

           CERTAIN COVENANTS AND AGREEMENTS SUBSEQUENT TO THE CLOSING

      10.1  Employment of Union Employees and Hourly Employees............. 44
      10.2  Employment of Salaried Employees............................... 45
      10.3  Benefits for All Employees..................................... 46
      10.4  Books and Records; Access...................................... 47
      10.5  Further Assurances............................................. 48
      10.6  General Liability Endorsement.................................. 48
      10.7  Purchaser Noncompetition....................................... 48
      10.8  Seller Noncompetition.......................................... 48
      10.9  Transition Services............................................ 49
      10.10 Use of "Hubbard Milling Company" Name.......................... 49


                                      (iii)

                                   ARTICLE XI

                            SURVIVAL; INDEMNIFICATION

      11.1  Survival....................................................... 49
      11.2  Indemnification................................................ 49
      11.3  Payment of Indemnification Claims Under Section 11.2(a)........ 55
      11.4  Specific Obligations of the Seller for Accounts Receivable..... 55
      11.5  Bulk Sales Law................................................. 56
      11.6  Cooperation.................................................... 56
      11.7  Security Interest...............................................56
      11.8  St. Joseph, Missouri Facility...................................57

                                   ARTICLE XII

                                   TERMINATION

      12.1  Termination.................................................... 57
      12.2  Effect of Termination.......................................... 58
      12.3  Employee Benefit Plans......................................... 58

                                  ARTICLE XIII

                                  MISCELLANEOUS

      13.1  Public Announcements........................................... 59
      13.2  Amendment; Waiver.............................................. 59
      13.3  Fees and Expenses.............................................. 59
      13.4  Notices........................................................ 60
      13.5  Alternative Dispute Resolution................................. 62
      13.6  Assignment..................................................... 63
      13.7  Governing Law.................................................. 63
      13.8  Headings....................................................... 63
      13.9  Entire Agreement............................................... 63
      13.10 Severability................................................... 64
      13.11 No Third Party Beneficiaries................................... 64
      13.12 References to Articles, Etc. .................................. 64
      13.13 References to "Herein," Etc. .................................. 64
      13.14 Counterparts................................................... 64
      13.15 Injunctive Relief.............................................. 64


                                      (iv)

                                    EXHIBITS

      Exhibit A   Assignment and Assumption Agreement
      Exhibit B   Bill of Sale
      Exhibit C   Distribution Agreement
      Exhibit D   License Agreement
      Exhibit E   Opinion of Counsel to Purchaser
      Exhibit F   Opinion of Counsel to Seller
      Exhibit G   Transition Services to be Provided by The Seller


                                    SCHEDULES

      Schedule 1.1(ad)  Deeds
      Schedule 2.1(k)   Noncurrent Investments
      Schedule 2.1(m)   Certain Assets Not Being Transferred
      Schedule 2.4(f)   Actions
      Schedule 6.10     Environmental Reports To Be Delivered
      Schedule 8.4      Material Contracts To Be Assigned Prior to Closing
      Schedule 10.1     Collective Bargaining Agreements


                                       (v)

                            ASSET PURCHASE AGREEMENT

            This Asset Purchase Agreement, dated as of April 25, 1997, is entered into by and among Feed-Rite (US) Animal Feeds, Inc., a Minnesota corporation (the "Purchaser"), Windy Hill Pet Food Company, Inc., a Delaware corporation ("Windy Hill"), Windy Hill Pet Food Acquisition Co., a Minnesota corporation (the "Seller") and, with respect to Sections 10.7 and 13.15 hereof, Feed-Rite, Ltd., a Manitoba corporation.

                               W I T N E S E T H:

            WHEREAS, Windy Hill and the Seller have entered into a Merger Agreement with Hubbard Milling Company, a Minnesota corporation ("Hubbard"), dated as of March 21, 1997 (the "Merger Agreement"); and

            WHEREAS, pursuant to the Merger Agreement, subject to the conditions set forth therein, the Seller will merge with and into Hubbard (the "Merger"); and

            WHEREAS, following the consummation of the Merger, the Seller desires to transfer, sell, convey, assign and deliver to the Purchaser, and the Purchaser desires to acquire from the Seller, all of the assets exclusively relating to the Business (as defined below) and the Purchaser desires to assume certain of the liabilities of the Business, as more specifically provided herein, in accordance with the terms and subject to the conditions of this Agreement.

            NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.1 Definitions. The following terms, as used in this Agreement, shall have the following meanings:

            (a) "Accounts Payable" shall mean all accounts payable of Hubbard exclusively relating to the Business to the extent reflected on the Closing Date Balance Sheet.

            (b) "Accounts Receivable" shall mean all accounts receivable of Hubbard exclusively relating to the Business, all current notes receivable entered into in the ordinary course of business by Hubbard in connection with "feeder finance" arrangements, and the current portion of "feeder finance" arrangements under contracts entered into in the ordinary course of business, other than the D&D Notes.

            (c) "Accrued Liabilities" shall mean those Assumed Liabilities that are of a type normally reflected on a balance sheet prepared in accordance with GAAP as current liabilities, to the extent reflected on the Closing Date Balance Sheet.

            (d) "Acquisition Documents" shall mean, collectively, this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Distribution Agreement, the License Agreement and all agreements, instruments, certificates and other documents executed and delivered in connection herewith or contemplated hereby.

            (e) "acquisition proposal" shall have the meaning ascribed to such term in Section 6.2 hereof.

            (f) "Action" shall mean any claim, dispute, action, arbitration, litigation, proceeding, suit or investigation, and any appeal therefrom.

            (g) "Affiliate" shall mean, with respect to any Person, any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

            (h) "Agreement" shall mean this Asset Purchase Agreement and shall include all of the Schedules and Exhibits attached hereto.

            (i) "Allocation" shall have the meaning ascribed to such term in
Section 2.8 hereof.

            (j) "Approval" shall mean any approval, authorization, consent, license, franchise, order or permit of or by, notice to, or filing or registration with, a Person.

            (k) "Arbitrator" shall mean a representative of a nationally-recognized firm of independent certified public accountants other than the Purchaser's Accountant or the Seller's Accountant, as agreed to by the Purchaser and the Seller.

            (l) "Assignment and Assumption Agreement" shall mean the instrument of assignment and assumption of the Assumed Liabilities by the Purchaser, substantially in the form attached hereto as Exhibit A.

            (m) "Assumed Liabilities" shall have the meaning ascribed to such term in Section 2.3 hereof.

            (n) "Audit" shall have the meaning ascribed to such term in Section
2.7 hereof.

            (o) "Balance Sheet" shall mean the balance sheet of the Business as at January 31, 1997.

            (p) "Bill of Sale" shall mean the bill of sale transferring to the Purchaser the Transferred Assets, substantially in the form attached hereto as Exhibit B.

            (q) "Books and Records" shall have the meaning ascribed to such term in Section 2.1(h) hereof.

            (r) "Business" shall mean Hubbard's business of (i) manufacturing, distributing, marketing and selling animal feed for consumption by swine, dairy cattle, beef cattle, pheasants, ducks, geese, horses, rabbits, poultry/turkey and other species including animal feed products that are sold under the "Hubbard", "Vigorena", "Protein Blenders", "Crystalyx", "Tradition" and "OptiCARE" brand names and dog food pellets under the brand name "Bruno's Best" and (ii) Hubbard's business of marketing and selling (A) fish food, (B) dog food under the "Tradition" brand name and (C) pet food products as provided in the Distribution Agreement.

            (s) "Cap" shall mean $13,000,000 or, if the Interim Audit Report delivered to the Seller pursuant to Section 4.08(a) of the Merger Agreement reflects no material variance in financial condition or results of operations of Hubbard for the 9-month period ended January 31, 1997, $10,000,000.

            (t) "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et. seq., as amended.

            (u) "Closing" shall mean the consummation of the transactions contemplated by this Agreement.

            (v) "Closing Date" shall mean May 20, 1997 or such other date as the parties shall determine, if the conditions to Closing described in Article VIII and Article IX hereof have been fully satisfied or waived by the appropriate party or parties hereto on or prior to such date.

            (w) "Closing Date Balance Sheet" shall mean the balance sheet of the Business as of the Effective Time prepared by the Seller based on the Audit. Except as otherwise specifically provided for in this Agreement, the Closing Date Balance Sheet shall be prepared in accordance with GAAP applied on a consistent basis with the same practice standards and procedures utilized by Hubbard in preparing the Financial Statements. The Closing Date Balance Sheet shall not include any Excluded Assets or Excluded Liabilities.

            (x) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            (y) "Contingent Financial Liabilities" shall mean any Liability of Hubbard under guarantees or other accommodations pursuant to which it is responsible for the obligation of a Person in connection with third party loans to customers of the Business or dealer operating loans related to the Business.

            (z) "Contract" shall mean (i) all Material Contracts and (ii) each other instrument, contract and other agreement (including, without limitation, all employment agreements, non-competition, confidentiality and secrecy agreements, collective bargaining agreements, leases and all agreements relating to the Real Property) to which Hubbard is a party or by which any of the Transferred Assets is bound and which exclusively relates to the Business.

            (aa) "D&D Notes" shall mean the notes receivable from D&D Partners L.P. III and D&D Partners L.P. IV.

            (ab) "Damages" shall mean any loss, claim, Liability, cost or expense (including, without limitation, reasonable attorneys' fees and expenses) or other damage of any kind or nature.

            (ac) "Deeds" shall mean duly executed and acknowledged deeds, in recordable form, and otherwise in the form set forth in Schedule 1.1(ad) with respect to all Fee Properties.

            (ad) "Disclosure Schedule" shall mean the disclosure schedule delivered by the Seller and Windy Hill to the Purchaser immediately prior to the execution and delivery of this Agreement, as it may be amended from time to time pursuant to Section 6.4 hereof.

            (ae) "Distribution Agreement" shall mean the distribution agreement pursuant to which the Purchaser shall sell certain animal feed products to the Seller and the Seller shall sell certain pet food products to the Purchaser substantially in the form attached hereto as Exhibit C.

            (af) "Effective Time" shall mean 12:01 a.m. Central Daylight Savings Time on the Closing Date.

            (ag) "Employee Benefit Plan" shall mean each plan, contract, program and arrangement, including, but not limited to, pension, bonus, incentive compensation, supplemental retirement, severance or termination pay, employment contract, hospitalization, medical, life insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits, profit-sharing, retirement and each other employee benefit plan, program, policy or arrangement, maintained, contributed to, or required to be contributed to, by Hubbard for the benefit of employees, former employees and retired employees of the Business, including without limitation, each Employee Pension Benefit Plan and each Employee Welfare Benefit Plan.

            (ah) "Employee Pension Benefit Plan" shall mean a plan, fund or program described in ERISA Section 3(2) which is maintained, contributed to, or required to be contributed to by Hubbard for the benefit of employees of the Business.

            (ai) "Employee Welfare Benefit Plan" shall mean a plan, fund or program described in ERISA Section 3(1) which is maintained, contributed to, or required to be contributed to by Hubbard for the benefit of employees of the Business.

            (aj) "Environmental Laws" shall mean CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss. 1201 et seq., the Clean Water Act, 33 U.S.C. ss. 1321 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Safe Drinking Water Act, the Toxic Substance Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Material Transportation Agreement and the Occupational Safety and Health Act of 1976, each as amended through the Closing Date, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments orders, decrees, rulings and charges thereunder) of any Governmental Authority (and all agencies thereof) concerning pollution or protection of the environment, public health and safety or employee health and safety, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials (including petroleum products and asbestos) or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials, substances or wastes.

            (ak) "Equipment" shall mean each item of machinery, equipment and fixture owned by Hubbard (i) which is located on the Real Property on the date hereof and used exclusively in connection with the Business or (ii) which is not so located but is used by Hubbard exclusively in connection with the Business.

            (al) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            (am) "ERISA Affiliate" means any entity required to be aggregated with Hubbard, its subsidiaries, trades or businesses under Sections 414(b), (c),
(m) or (o) of the Code or Section 4001 of ERISA.

            (an) "Excluded Assets" shall have the meaning ascribed to such term in Section 2.2 hereof.

            (ao) "Excluded Liabilities" shall have the meaning ascribed to such term in Section 2.4 hereof.

            (ap) "Extraordinary Expenditures" shall mean (A) cash payments for capital assets purchased for the Business not included in Hubbard's most recent capital expenditures budget delivered to the Seller but approved in writing by the Purchaser, (B) the amount of cash payments made after March 21, 1997 and prior to the Closing Date for equity interests in D&D Partners L.P. IV required by the Limited Partnership Agreement, dated as of August 22, 1997, (C) equity investments in other customers of the Business approved in writing by the Purchaser made between the date hereof and the Closing Date, (D) loans to Vista Farms in an amount not to exceed $1,000,000 after March 21, 1996 and prior to the Closing Date and (E) long-term loans in excess of $20,000 to other customers of the Business approved in writing by the Purchaser made between the date hereof and the Closing Date.

            (aq) "Fee Property" shall have the meaning ascribed to such term in
Section 4.6(a) hereof.

            (ar) "Feed-Rite, Ltd." shall mean the Manitoba corporation that indirectly owns all the capital stock of the Purchaser

            (as) "Fiduciary" has the meaning set forth in ERISA Section 3(21).

            (at) "Financial Statements" shall have the meaning ascribed to such term in Section 4.4 hereof.

            (au) "GAAP" shall mean generally accepted accounting principles in the United States.

            (av) "Governmental Authority" shall mean any foreign, federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity including any arbitrator or arbitration panel.

            (aw) "Hart-Scott-Rodino Act" shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

            (ax) "Hazardous Substances" shall mean any pollutant, contaminant, hazardous material, substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified in or regulated by any Environmental Law.

            (ay) "Hubbard" shall have the meaning ascribed to such term in the preamble to this Agreement.

            (az) "Indemnification Termination Date" shall mean the day that is ten business days prior to the Merger Indemnification Termination Date.

            (ba) "Indemnified Environmental Liabilities" shall have the meaning ascribed to such term in Section 11.2(a) hereof.

            (bb) "Indemnified Party" shall mean any party entitled to indemnification pursuant to Section 11.2(c) hereof and shall include such party's Affiliates, successors and assigns and the Representatives of each of them.

            (bc) "Indemnifying Party" shall mean any party liable for indemnification pursuant to Section 11.2(c) hereof and shall include such party's successors and assigns.

            (bd) "Interim Audit Report" shall have the meaning ascribed to such term in Section 4.08(a) of the Merger Agreement.

            (be) "Inventory" shall mean all inventories owned by Hubbard exclusively relating to the Business wherever located including without limitation all packaging, finished goods, raw materials, work in process, parts and other miscellaneous items of tangible property normally considered a part of "inventory" under GAAP.

            (bf) "IRS" shall mean the Internal Revenue Service.

            (bg) "knowledge" shall mean (i) with respect to Windy Hill and the Seller, the actual knowledge of James B. Ardrey, Ray Chung or Robert V. Dale and
(ii) with respect to Hubbard, the knowledge of one or more of its executive officers.

            (bh) "Law" shall mean any law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order, process, interpretations or policies promulgated by any Governmental Authority as in effect from time to time (including, without limitation, any zoning or land use law or ordinance, building code, Environmental Law, securities, blue sky, civil rights law or regulation and any court or arbitrator's order or process), as the same have been or may hereafter be amended, modified or supplemented from time to time.

            (bi) "Leasehold Property" shall have the meaning ascribed to such term in Section 4.6(a) hereof.

            (bj) "Liability" shall mean any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, accrued, fixed, absolute, potential, contingent or otherwise, and whether due or to become due.

            (bk) "License Agreement" shall mean the license agreement between the Seller and the Purchaser in the form attached to this Agreement as Exhibit D pursuant to which the Seller shall license Purchaser certain registered trademarks listed on Schedule I attached thereto.

            (bl) "Licensed Marks" shall mean the trademarks and trade dress and label designs utilized in connection therewith identified on Schedule A to the License Agreement.

            (bm) "Lien" shall mean any lien, statutory lien, mechanics' lien, pledge, mortgage, deed of trust, security interest, charge, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, or any other defect in title, adverse claim or encumbrance of any kind or nature.

            (bn) "material" as it is used to modify or limit any representation or warranty set forth in Article IV (other than Section 4.4) shall mean an event, circumstance or occurrence which has economic consequences of $10,000 or more in any instance.

            (bo) "Material Contract" shall have the meaning ascribed to such term in Section 4.8 hereof.

            (bp) "Merger" shall have the meaning ascribed to such term in the preamble to this Agreement.

            (bq) "Merger Agreement" has the meaning ascribed to such term in the preamble to this Agreement.

            (br) "Merger Indemnification Termination Date" shall mean the day that is 18 months after the effective date of the Merger.

            (bs) "Monthly Financial Statements" shall have the meaning ascribed to such term in Section 4.4 hereof.

            (bt) "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

            (bu) "Other Personalty" shall mean all personal property (including office furniture, furnishings and supplies), other than Equipment, Proprietary Rights and Inventory owned, held or leased by Hubbard and used by Hubbard exclusively in connection with the Business.

            (bv) "PBGC" means the Pension Benefit Guaranty Corporation.

            (bw) "Permitted Exceptions" shall have the meaning ascribed to such term in Section 4.6(b) hereof.

            (bx) "Person" shall mean any individual, general or limited partnership, corporation, limited liability company, association, business trust, joint venture, Governmental Authority, business entity or other entity of any kind or nature.

            (by) "Pet Food Business" shall mean Windy Hill, Hubbard and the Seller's business of manufacturing, distributing, marketing and selling pet food for consumption by dogs, cats, gerbils, ferrets, hamsters and fish and Hubbard's business of marketing and selling food for consumption by rabbits, ducks, pheasants, geese and horses.

            (bz) "Prime Rate" shall mean the rate of interest announced from time to time by the New York, New York office of The Chase Manhattan Bank as its base, prime or reference rate, adjusted as of the first business day of each calendar quarter.

            (ca) "Prohibited Transaction" has the meaning set forth in ERISA
Section 406 and Code Section 4975.

            (cb) "Proprietary Rights" shall mean all of the following (except to the extent the same constitute Licensed Marks) irrespective of where any of the same were issued, are pending or exist that are owned by, issued to or used by Hubbard, to the extent used exclusively in the Business: United States (federal and state) trademarks (and goodwill associated therewith) and other trade names, labels, trade dress, advertising and package designs, and other trade rights, whether or not registered and all applications therefor; United States copyrights, whether or not registered and all applications therefor (including copyrights in computer software and computer software documentation, source code and systems documentation); know-how, trade secrets, business leads, research and results thereof, technology, techniques, data, methods, processes, instructions, drawings and specifications, inventions, discoveries, improvements, designs, processes, formulae, whether patented or patentable or not (whether or not such items have been reduced to written, computer-readable or other tangible form); shop rights and license agreements and other agreements of every kind and character relating to any of the foregoing; and all claims and causes of action relating to any of the foregoing, including claims and causes of action for past infringement.

            (cc) "Purchase Price" shall have the meaning ascribed to such term in Section 2.5 hereof.

            (cd) "Purchaser" shall have the meaning ascribed to such term in the preamble to this Agreement.

            (ce) "Purchaser's Accountants" shall mean Coopers & Lybrand.

            (cf) "Purchaser's Indemnified Title Costs and Expenses" shall have the meaning ascribed to such term in Section 6.12 hereof.

            (cg) "Purchaser's Percentage" shall mean 46%.

            (ch) "Purchaser Material Adverse Effect" shall mean any change or effect that taken alone or together with other changes or effects has had or is likely to have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated by this Agreement or the other Acquisition Documents.

            (ci) "Real Property" shall mean the real property owned by Hubbard as more particularly described in the Disclosure Schedule, together with all buildings and improvements thereon erected and all fixtures located thereon, and all other real property, buildings, improvements and fixtures owned, in whole or in part, by Hubbard or in respect of which Hubbard has the right or option to acquire an ownership interest (excluding, however, any real property, buildings, improvements and fixtures which constitute Excluded Assets), and which has been, is now or is intended to be used or occupied by Hubbard in connection with the Business or the Transferred Assets including, without limitation, all rights, privileges, hereditaments, appurtenances, easements and rights-of-way in any manner belonging or relating thereto, all strips and gores relating to or affecting any such real property and all right, title and interest, if any, of Hubbard in and to any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining any such real property, to the center line thereof, and all right, title and interest of Hubbard in and to any award made or to be made in lieu thereof and in and to any unpaid award for damages to any of such properties by reason of change of grade of any street, together with all of Hubbard's right, title and interest in and to any real property used exclusively in the Business that is leased by Hubbard as tenant or subtenant.

            (cj) "Registered Proprietary Rights" shall have the meaning ascribed to it in Section 4.9 hereof.

            (ck) "Reportable Event" has the meaning set forth in ERISA Section 4043.

            (cl) "Representative" shall mean, with respect to a Person, any employee, officer, director, stockholder, partner, accountant, attorney, investment banker, broker, finder, investor, subcontractor, consultant or other authorized agent or representative of such Person.

            (cm) "Restricted Assets" shall have the meaning ascribed to it in
Section 3.3 hereof.

            (cn) "Seller" shall have the meaning ascribed to such term in the preamble to this Agreement, and shall also mean Hubbard after the Merger.

            (co) "Seller Material Adverse Effect" shall mean any change or effect that taken alone or together with other changes or effect has had or is likely to have a material adverse effect on the Business, the Transferred Assets or Windy Hill and the Seller's ability to consummate the transactions contemplated by this Agreement or the other Acquisition Documents.

            (cp) "Seller's Accountants" shall mean KPMG Peat Marwick.

            (cq) "Seller's Percentage" shall mean 54%.

            (cr) "Sold Accounts Receivable" shall have the meaning ascribed to such term in Section 11.4 hereof.

            (cs) "Special Indemnity Cap" shall have the meaning ascribed to such term in Section 11.2(i).

            (ct) "Tax" shall mean any foreign, federal, state or local income, gross receipts, franchise, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs, duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer (including any excise tax on the transfer of the Real Property), workers' compensation or other tax, fee or imposition of any kind whatsoever, including any interest, penalties, additions, assessments or deferred liability with respect thereto, whether disputed or not.

            (cu) "Tax Return" shall mean any return, report, declaration, claim for refund, estimate, election, or information statement or return relating to any Tax, including any schedule or attachment thereto, and any amendment thereof.

            (cv) "Threshold" shall have the meaning ascribed to such term in
Section 11.2(g).

            (cw) "Transfer" shall mean any sale, transfer, conveyance, assignment, delivery or other disposition, and "Transfer" or "Transferred," used as a verb, shall each have a correlative meaning.

            (cx) "Transferred Assets" shall have the meaning ascribed to such term in Section 2.1 hereof.

            (cy) "Transferred Employees" shall mean those employees of Hubbard who work exclusively in the Business immediately prior to the Closing Date and who become employees of the Purchaser as of the Effective Time.

            (cz) "Uncollected Accounts Receivable" shall have the meaning ascribed to such term in Section 11.4 hereof.

            (da) "WARN" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss. 2101, et seq., as it may be amended from time to time.

            (db) "Windy Hill" shall have the meaning ascribed to such term in the preamble to this Agreement.

            (dc) "Working Capital" shall mean the amount equal to Accounts Receivable plus Inventory minus Accounts Payable minus Accrued Liabilities as shown on the Closing Date Balance Sheet plus the amount of retiree health benefit obligation relating to Transferred Employees (to the extent included in Accounts Payable or Accrued Liabilities). All items that make up Working Capital shall be valued in accordance with GAAP applied on a consistent basis with the same practice standards and procedures utilized by Hubbard in preparing the financial statements contained in the Annual Reports.

            (dd) "Working Capital Estimate" shall mean a statement of the Seller to be delivered to the Purchaser at least two days prior to the Closing that shall contain the Seller's good faith estimate as of the Effective Time of the Working Capital.

            1.2 Additional Definitions. In addition to the foregoing defined terms, (i) other capitalized terms appearing in this Agreement shall have the respective meanings ascribed to such terms where they first appear in the text of this Agreement and (ii) all accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

                                   ARTICLE II

                 PURCHASE AND SALE OF THE ASSETS; PURCHASE PRICE

            2.1 Purchase and Sale of the Assets. Subject to the terms and conditions of this Agreement, and on the basis of the covenants, representations and warranties set forth herein, at and as of the Effective Time, the Seller shall Transfer to the Purchaser, and the Purchaser shall purchase and accept from the Seller, all of the Seller's rights, title and interests in and to all of the assets and properties that are used exclusively in the conduct and operation of the Business, whether tangible, real, personal or mixed, wherever located, free and clear of all Liens, excluding only the Excluded Assets, and including, without limitation or duplication, the following, (collectively, the "Transferred Assets"):

            (a) all Equipment;

            (b) all Proprietary Rights;

            (c) all Inventory;

            (d) all Fee Property;

            (e) all Accounts Receivable;

            (f) all of the Contracts, other than Contracts that are Restricted Assets, that are validly assigned to the Purchaser;

            (g) all Other Personalty;

            (h) all books, financial and other records which have been reduced to written, recorded or encoded form exclusively relating to the Business or the Transferred Assets, including without limitation, to the extent exclusively relating to the Business, customer lists and related sales histories, credit policies and credit information with respect to existing customers, existing cost and pricing data, equipment and inventory lists, employee records for current employees of the Business, existing business plans, advertising and promotion plans, product development plans, forecasts, market research reports, competitor information, reference catalogs and all real and personal property, records, plot plans, zoning records and plant plans and specifications (collectively, the "Books and Records");

            (i) all computer hardware, computer software, computer software documentation, including source code, and systems documentation used exclusively in the Business, to the extent transferable;

            (j) all motor vehicles (owned or leased) used exclusively in the Business;

            (k) all noncurrent investments of Hubbard to the extent they are exclusively related to the Business, including those listed on Schedule 2.1(k);

            (l) all government licenses, permits and Approvals exclusively related to the Business to the extent transfer is permitted by law;

            (m) all causes of action, demands, judgments, claims (including insurance claims), indemnity rights or other rights exclusively relating to the Business, the Transferred

Assets, or the Assumed Liabilities or arising under expressed or implied warranties from suppliers with respect to the Transferred Assets other than as set forth on Schedule 2.1(m) hereto;

            (n) the D&D Notes;

            (o) all rights of the Seller under warranties and guaranties, express or implied, relating exclusively to the Transferred Assets; and

            (p) all right, title and interest in those assets of any Employee Pension Benefit Plan that are required to be transferred to like plans of the Purchaser pursuant Sections 10.1(c), 10.2(c), 10.3(d) or 10.3(e) hereof.

            2.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, including Section 2.1 above, the Seller shall retain all of its right, title and interest in and to, and shall not Transfer to the Purchaser, the assets set forth below (collectively, the "Excluded Assets"):

            (a) any assets used in whole or in part in the Pet Food Business;

            (b) all assets associated with the corporate headquarters of Hubbard located in Mankato, Minnesota and the corporate staff working at such headquarters, to the extent not exclusively related to the Business;

            (c) all cash, cash equivalents, bank accounts and bank deposits;

            (d) any proceeds paid or payable in connection with this Agreement;

            (e) any minute books, stock books and similar corporate records and any other documents which Hubbard is required by law to retain in its possession;

            (f) all of the Contracts that are not validly assigned to the Purchaser;

            (g) other than those assets of Employee Pension Benefit Plans of Hubbard required to be transferred to like plans of Purchaser, pursuant to Sections 10.1(c), 10.2(c), 10.3(d) or 10.3(e) hereof, all right, title and interest in and to the assets held with respect to any Employee Benefit Plan;

            (h) those assets listed on Schedule 2.1(m); and

            (i) all refunds of Taxes.

            2.3 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at and as of the Effective Time, the Purchaser shall assume and agree to pay, perform, discharge and satisfy when due, only those Liabilities that are specifically enumerated below and no others, and then only to the extent that such enumerated Liabilities are exclusively attributable to the Business and are not Excluded Liabilities set forth in Section 2.4 below (collectively, the "Assumed Liabilities"):

            (a) all Liabilities of Hubbard under the Contracts (other than Contracts relating to plant facilities that are not being transferred to Purchaser pursuant to this Agreement or relating to former employees at such facilities who are not Transferred Employees) that are validly assigned to the Purchaser as follows:

                  (i) if, such Liabilities are of a type normally reflected on a balance sheet prepared in accordance with GAAP, only to the extent reflected on the Closing Date Balance Sheet, and

                  (ii) all executory commitments under such Contracts;

            (b) all Accounts Payable;

            (c) all Accrued Liabilities;

            (d) all Liabilities for Damages to persons or property arising out of alleged defects in products of the Business for which claims are made following the Effective Time;

            (e) all Liabilities in respect of product warranties with respect to products of the Business for which claims are made following the Effective Time;

            (f) all Liabilities with respect to the Transferred Employees and the dependents of such employees, for wages, salaries, sick days, vacation days and retiree health benefits, to the extent reflected on the Closing Date Balance Sheet;

            (g) those Liabilities of Employee Pension Benefit Plans of Hubbard required to be assumed by like plans of the Purchaser pursuant to Sections 10.1(c), 10.2(c), 10.3(d) or 10.3(e) hereof;

            (h) all Liabilities under any Environmental Law to treat, remove, remediate, dispose of or manage any Hazardous Materials that were released, as such term is defined in CERCLA, on, in, under, about or from the Real Property; and all Liabilities for claims (whether asserted in common law or under statute and regardless of form, including strict liability and negligence) arising out of or in respect of Hazardous Materials (i) that were present or stored on the Real Property or which were shipped, transferred, removed, released, disposed of, arranged for disposal, or otherwise transported off the Real Property or (ii) that were released on, in, under, about or from the Real Property;

            (i) all Contingent Financial Liabilities; and

            (j) all accrued utility charges payable associated with the Real Property and real estate, payroll and other Taxes related to the Business, to the extent reflected on the Closing Date Balance Sheet.

            2.4 Excluded Liabilities. Notwithstanding anything in Section 2.3 above to the contrary, except for the Assumed Liabilities, the Purchaser shall not assume, and shall have no liability or obligation whatsoever, at any time, for any Liabilities arising from the operation of, or any act or omission occurring in respect of, the Business or the ownership of the Transferred Assets prior to the Effective Time (collectively, the "Excluded Liabilities"). Without limiting the foregoing, the following shall be Excluded Liabilities:

            (a) all Liabilities of Hubbard under Contracts that are not validly assigned to the Purchaser;

            (b) all Liabilities relating to the Excluded Assets;

            (c) all Liabilities of Hubbard, the Seller or Windy Hill for any Taxes other than (i) real estate, payroll and other Taxes reflected on the Closing Date Balance Sheet and (ii) as provided in Section 13.3 hereof;

            (d) all Liabilities for expenses incurred by Hubbard, the Seller or Windy Hill in connection with or resulting from or attributable to the transactions contemplated by this Agreement, except as provided in Section 13.3 hereof;

            (e) all Liabilities arising out of activities undertaken by, or omissions of, the Seller subsequent to the Effective Time;

            (f) all Liabilities for Damages to persons or property arising out of the Actions shown on Schedule 2.4(f) hereto.

            (g) all Liabilities associated with the corporate headquarters in Mankato, Minnesota and the corporate staff working at such headquarters, except those related exclusively to the Business; and

            (h) all Liabilities not included in the Assumed Liabilities.

            2.5 Purchase Price. Subject to adjustment pursuant to Section 2.6 hereof, the aggregate purchase price to be paid by the Purchaser to the Seller at the Closing for the Transferred Assets shall be the sum of (i) $54,360,000 plus (ii) the Working Capital as shown on the Closing Date Balance Sheet plus
(iii) Extraordinary Expenditures ((i) through (iii), collectively the "Purchase Price"), plus (iv) the assumption of the Assumed Liabilities. The Purchase Price shall be subject to adjustment after the Closing pursuant to Section 2.7 hereof.

            2.6 Payment of the Purchase Price at Closing.

            (a) The Seller and the Purchaser agree that a reasonable estimate of the Working Capital as of the Effective Time shall be the Working Capital Estimate.

            (b) On the Closing Date, the Purchaser shall pay to the Seller by wire transfer of immediately available funds to an account identified in writing by the Seller to the Purchaser at least two days prior to the Closing Date an amount equal to the Purchase Price; provided, however, that the amount of the Purchase Price to be delivered by the Purchaser to the Seller at the Closing shall include the amount equal to the Working Capital Estimate.

            2.7 Post-Closing Purchase Price Adjustment.

            (a) Within 90 days after the Closing Date, the Seller and the Seller's Accountants shall conduct an audit of the operations and Books and Records of the Business as of the Effective Time (the "Audit") and shall prepare and deliver to the Purchaser the Closing Date Balance Sheet. The Audit may be witnessed by the Purchaser and the Purchaser's Accountants, at the Purchaser's expense. The Seller shall bear and pay the costs and expenses incurred in connection with the preparation of the Closing Date Balance Sheet.

            (b) Within 120 days after the Closing Date, the Purchaser shall review the Closing Date Balance Sheet and shall deliver to the Seller a written description (the "Objection Notice") of its objections, if any (the "Disputed Item(s)"), to the Closing Date Balance Sheet. The Purchaser shall bear and pay the costs and expenses incurred in connection with such review of the Closing Date Balance Sheet.

            (c) If the Seller and the Purchaser fail to resolve any of the Disputed Items within 30 days after delivery of the Objection Notice to the Seller, they shall together appoint the Arbitrator to arbitrate such dispute with respect to the unresolved Disputed Item(s). The Seller and the Purchaser shall present their positions with respect to such Disputed Item(s) to the Arbitrator together with such other materials as the Arbitrator may deem appropriate. The Arbitrator shall, within 20 days after the date of the hearing, submit a written decision with respect to each such Disputed Item to the Seller and the Purchaser, which determination shall be final and binding on all of the parties hereto and shall have the legal effect of an arbitral award. The non-prevailing party shall pay the Arbitrator's fees and expenses incurred in connection therewith.

            (d) To the extent that the Working Capital as reflected on the Closing Date Balance Sheet is less than or more than the amount set forth on the Working Capital Estimate, the Purchase Price shall be adjusted downward or upward, respectively, on a dollar-for-dollar basis by the amount of such deficiency or excess (the "Post-Closing Purchase Price Adjustment").

            (e) Within five business days following the date on which the Seller and the Purchaser shall reach agreement on the Closing Date Balance Sheet or the Arbitrator shall make its determination, as the case may be, the party owing the Post-Closing Purchase Price Adjustment shall pay to the party entitled to the Post-Closing Purchase Price Adjustment, by certified or cashier's check or wire transfer of immediately available funds, to an account identified in writing by the payee at least two days prior to such payment date the amount of the Post-Closing Purchase Price Adjustment, together with interest thereon calculated at the Prime Rate from the Closing Date to the date on which such Post-Closing Purchase Price Adjustment is paid.

            2.8 Allocation of the Purchase Price. The Seller and the Purchaser agree that the Purchase Price and the Assumed Liabilities shall be allocated among the Transferred Assets on the basis of an allocation (the "Allocation") to be mutually agreed by the Purchaser and the Seller. The Allocation shall, upon mutual agreement of the Purchaser and the Seller, become part of this Agreement for all purposes. The Seller and the Purchaser agree to report, pursuant to
Section 1060 of the Code and the regulations promulgated thereunder, if and when required, the Allocation of the Purchase Price, as adjusted, in a manner entirely consistent with the Allocation in the preparation and filing of all Tax Returns (including IRS form 8594). Neither the Seller nor the Purchaser will take any action that would call into question the bona fides of the Allocation.

                                   ARTICLE III

                                   THE CLOSING

            3.1 Time and Place of Closing. The Closing shall take place at 10:00 a.m., New York time, on the Closing Date at the offices of Richards & O'Neil, LLP, 885 Third Avenue, New York, New York 10022, or at such other time or place as may be mutually agreed upon by the parties hereto. The Closing, the Transfer of the Transferred Assets, the effectiveness of the documents, agreements, opinions and certificates delivered in accordance with this Agreement, and the consummation of the transactions contemplated hereby shall be deemed to occur at the Effective Time.

            3.2 Payment of Purchase Price; Deliveries. At the Closing, the Purchaser shall pay the Purchase Price in accordance with Section 2.6(b) above, and the parties hereto shall deliver such documents as required by Article VIII and Article IX hereof.

            3.3 Assignment of Contracts, Etc. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to Transfer any Contract or any claim or right, or any benefit arising thereunder or resulting therefrom (collectively, "Restricted Assets"), if an attempted Transfer thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Hubbard or the Purchaser, as the case may be, thereunder. If such consent is not obtained, the Seller will cooperate with the Purchaser without further consideration in any reasonable arrangement designed to provide for the Purchaser the benefits of or under any such Restricted Asset, including without limitation enforcement for the benefit of the Purchaser of any and all rights of Hubbard against a third party thereto arising out of the breach or cancellation thereof by such third party. Any Transfer to the Purchaser of any Restricted Asset which shall require the consent or approval of any third party for such Transfer as aforesaid shall be made subject to such consent or approval being obtained.

            3.4 Further Assurances. In addition to the actions, documents and instruments specifically required to be taken or delivered by this Agreement, at the Closing or from time to time thereafter, and without further consideration, each party hereto shall take such other actions, and execute and deliver such other documents and instruments, as any other party hereto or its counsel may reasonably request in order to effectuate and perfect the transactions contemplated by the Acquisition Documents.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

            Windy Hill and the Seller, jointly and severally, represent and warrant to the Purchaser, subject to completion of the Merger, as follows:

            4.1 Organization, Standing, Qualification. Each of Windy Hill, the Seller and Hubbard is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Windy Hill, the Seller and Hubbard is duly qualified as a foreign corporation to do business and in good standing in each jurisdiction (which are listed on the Disclosure Schedule) where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except such jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Seller Material

Adverse Effect. The copies of the articles or certificate of incorporation and by-laws of each of Windy Hill, the Seller and Hubbard, which have been delivered to the Purchaser, are complete and correct as of the date of this Agreement.

            4.2 Authorization and Execution. Each of Windy Hill and the Seller has the corporate power and authority to execute and deliver this Agreement and, subject to the consummation of the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and effectively authorized by each of Windy Hill and the Seller. This Agreement constitutes a legal, valid and binding obligation of each of Windy Hill and the Seller, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

            4.3 No Conflicts. Except as set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement by each of Windy Hill and the Seller, nor the consummation by such party of the transactions contemplated hereby, will conflict with or result in a breach of the articles or certificate of incorporation or by-laws, as currently in effect, of Windy Hill, the Seller or Hubbard, or require any filing with, or consent or approval of any governmental authority having jurisdiction over any of the business or assets of Windy Hill, the Seller, the Transferred Assets or the Business, or violate any statute, regulation, injunction, judgment or order to which Windy Hill, the Seller or Hubbard is subject, or result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice or both would constitute a default, which would give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, require the consent of any third party or result in the creation of any Lien on the assets of the Seller, the Transferred Assets, under any Material Contract or any certificate of occupancy, license, permit, order or Approval of any Governmental Authority of which the Business is a beneficiary.

            4.4 Financial Statements. Windy Hill has heretofore delivered to the Purchaser Hubbard's (i) unaudited financial statements for the Business for each of the fiscal years ended April 30, 1994 through April 30, 1996, inclusive and the nine months ended January 31, 1997, inclusive (the "Financial Statements"), and (ii) unaudited monthly financial statements for the Business for each of the months ended February 28, 1997 and March 31, 1997 (the "Monthly Financial Statements"). Each of the Financial Statements was prepared from the books and records of Hubbard (which are accurate and complete in all material respects) consistent with the past practices of Hubbard and each fairly presents, the assets, liabilities and financial position of the Business as at the respective dates thereof and the results of operations for the periods indicated, subject to allocation of corporate expenses and certain corporate balance sheet items, normal year-end adjustments that are not material in amount and the absence of all footnote disclosure required by GAAP. Each Monthly Financial Statement was prepared, and each monthly statement to be delivered by Windy Hill to the Purchaser pursuant to this Agreement will have been prepared, from the books and records of Hubbard (which are accurate and complete in all material respects) consistent with the past practices of Hubbard.

            4.5 Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedule, since April 30, 1996 and to and including the date hereof relating exclusively to the Business, (i) Hubbard has not incurred any obligations or liabilities other than in the ordinary course of business nor any indebtedness for money borrowed; made any loans (other than any feeder financing or dealer operating loan in the ordinary course of business which is not in excess of $20,000) to or guaranteed any indebtedness of others; prepaid any indebtedness; changed or modified any existing accounting method, principle or practice; sold, leased, encumbered, mortgaged or otherwise disposed of any tangible assets or properties which are material to the Business other than sales of Inventory and obsolete Equipment in the ordinary course of business; sold, assigned or transferred any patents, trademarks, trade names, or other intangible assets; suffered any business interruption or disruption or labor disputes, whether or not covered by insurance; entered into or modified any agreement, contract or commitment outside the ordinary course of business or involving payments or obligations in excess of $50,000 for each such agreement, contract or commitment in any year or $500,000 for all such agreements in the aggregate; purchased any capital assets in excess of $100,000 in the aggregate; leased any assets as lessee or lessor; terminated or modified any lease to which it is a party or by which it is bound, except for terminations of leases which expired in accordance with their terms; suffered any material destruction of its properties, whether or not covered by insurance; suffered any material and adverse changes in its business, operations, properties or financial condition; written down or written up any of its inventory other than in the ordinary course of business; adopted, entered into or agreed to enter into, or amended or agreed to amend any Employee Benefit Plans, other than in the ordinary course of business and consistent with past practice; made any changes in the customary methods used in operating the Business (including its marketing, selling and pricing practices and policies); waived any right of material value under any Material Contract, failed to perform any of its obligations, or suffered or permitted to exist and be continuing any default by it under any Material Contract; or entered into any other transaction other than in the ordinary course of business; (ii) Hubbard has not increased or decreased the compensation of any of its officers, directors or employees, except pursuant to Hubbard's existing compensation plans and practices that are referenced in the Disclosure Schedule, (iii) Hubbard has not changed its past practices with respect to the maintenance and repair of its properties or deferred any such maintenance or repair in a manner inconsistent with such past practices; and (iv) Hubbard has not entered into any commitment to do any of the foregoing.

            4.6 Real Property.

            (a) The Disclosure Schedule sets forth all of the Real Property owned in fee simple by Hubbard and used exclusively in the Business (collectively, the "Fee Property"), each lease by Hubbard as landlord of any of the Fee Property, each lease by Hubbard as tenant of real property used exclusively in the Business, and each sublease by Hubbard as sublessee of real property used exclusively in the Business (collectively, the "Leasehold Property").

            (b) Hubbard has good title to the Fee Property, free and clear of all Liens, except (A) Liens which may arise for current real property taxes and assessments not yet due and payable or which are being contested in good faith and in respect of which adequate reserves have been established, (B) Liens which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially interfere with the present use of the properties subject thereto or affected thereby, and (C) all matters which are disclosed (whether or not ultimately deleted or insured over) in the title insurance commitments and surveys listed in the Disclosure Schedule, copies of which have been delivered to the Purchaser (the matters in clauses (A), (B) and (C), collectively, the "Permitted Exceptions").

            (c) Hubbard has not within the twelve month period preceding the date hereof received written notice from any Governmental Authority that such Governmental Authority has initiated or intends to initiate changes in the zoning ordinances or building codes applicable to the facilities identified in the Disclosure Schedule as principal manufacturing facilities under the captions "Fee Property" or "Leasehold Property -- Hubbard Milling Company as Tenant", which changes would materially interfere with the present use of such facilities.

            (d) Hubbard has not received written notice from any Governmental Authority requiring work to be done or improvements to be made by Hubbard to the Fee Property and the Leasehold Property, which work has not been completed.

            (e) Except as set forth on the Disclosure Schedule, all leases of Fee Property and Leasehold Property are in full force and effect.

            (f) Neither Hubbard nor, to the knowledge of the Seller, any other party thereto is in default under or in respect of any lease of Leasehold Property, the result of which default could, individually or in the aggregate together with all other such defaults, materially interfere with the present use of the properties subject thereto or affected thereby. Hubbard has not exercised any purchase option under a lease of any of the Leasehold Property or any option to renew any such lease for a term beyond the current term of said lease.

            (g) Except as disclosed in the Disclosure Schedule, there is no individual sewage treatment system (as such term is defined in Minnesota Statute ss. 115.55) located on or serving any Fee Property situated in Minnesota.

            (h) Except as disclosed in the Disclosure Schedule, to Hubbard's knowledge, no wells are situated on any of the Fee Properties situated in Minnesota.

            4.7 Personal Property. Except as set forth in the Disclosure Schedule, as of the Closing Date, Hubbard will own or hold by valid lease or license the personal property used exclusively in the Business reflected in the Balance Sheet or acquired after January 31, 1997 (except for any assets sold since then in the ordinary course of business or as permitted pursuant to
Section 4.01(d) of the Merger Agreement) free and clear of all Liens.

            4.8 Material Contracts. Except as set forth in the Disclosure Schedule, Hubbard is not a party to or bound by any of the following, either written or oral, relating to the Business:

            (a) contract with any labor union or any collective bargaining agreement;

            (b) bonus, pension, profit sharing, retirement, savings, hospitalization, medical, dental, vision, vacation, sick pay, disability, severance, insurance or other plan providing similar employee benefits or compensation;

            (c) employment, agency, consulting or similar personal service contract;

            (d) agreement (including brokerage, correspondent, sales representative or distributorship agreement) for the payment of fees, commissions, or other compensation by Hubbard or in connection with the distribution or sale of animal feed products;

            (e) lease, whether as lessor or lessee, with respect to any Fee Property, Leasehold Property or personal property used exclusively in the Business (excluding any lease of personal property as lessee providing for annual rentals of $10,000 or less);

            (f) contract as licensor or licensee for the license of any know how, trademark, trade name, service mark, copyright or other intangible asset used exclusively in the Business;

            (g) guaranty, suretyship, indemnification or contribution agreement related exclusively to the Business;

            (h) loan agreement, promissory note or other document evidencing any indebtedness of or to Hubbard related to the Business (other than any feeder financing or dealer operating loan in the ordinary course of business which is not in excess of $20,000, trade accounts payable or receivable and other indebtedness incurred in the ordinary course and not for money borrowed);

            (i) mortgage, security agreement, sale-leaseback agreement or other agreement which effectively creates (or could, in the future, create) a Lien on any Transferred Asset;

            (j) contract for the purchase of capital assets or for remodeling or construction, in each case relating exclusively to the Business, which involves payment of $50,000 or more;

            (k) contract for advertising or promotional services to be rendered for the Business which involves payment of $50,000 or more;

            (l) contract concerning confidentiality or restricting Hubbard in any material respect from engaging in the Business or from competing with any other parties in the same business as the Business or providing that Hubbard shall be restricted in any way from selling, marketing or distributing any product or other merchandise manufactured by the Business;

            (m) purchase or sale order for animal feed merchandise or supplies which (A) was not entered into in the ordinary course of business of the Business, involves payments of $50,000 or more and is not terminable by Hubbard without cost or penalty upon 30 days' or less notice, or (B) is a standing or similar order with a remaining term of more than one (1) year and is not terminable by Hubbard without cost or penalty upon 30 days' or less notice;

            (n) contract involving the acquisition or disposition of $50,000 or more in assets related to the Business, other than contracts involving the sale of Inventory in the ordinary course of business;

            (o) partnership, limited liability company or joint venture agreement related to the Business;

            (p) contract or commitment to loan money to any person (other than any feeder financing or dealer operating loan in the ordinary course of business which is not in excess of $20,000), to guarantee indebtedness of any person, or to make an equity investment in any person, in each case related to the Business;

            (q) contract under which the consequences of a default or termination could have a Seller Material Adverse Effect;

            (r) any agreement which includes provisions regarding minimum volumes or volume discounts with respect to the sale of any product of the Business;

            (s) any agreement with persons other than employees pursuant to which a rebate, discount, bonus, commission or other payment with respect to the sale of any animal feed product of the Business will be payable or required after the Closing;

            (t) any contract or arrangement related to the Business with any Affiliate of Hubbard; or

            (u) any other contract related to the Business (excluding purchase and sale orders not required by the terms of the foregoing clauses (m) or (n) to be set forth in the Disclosure Schedule) not otherwise set forth in the Disclosure Schedule which involves payments of $50,000 or more a year and is not terminable by Hubbard without cost or penalty upon 30 days' or less notice.

            All of the foregoing are hereinafter collectively called "Material Contracts." To the extent Material Contracts are evidenced by documents, true and correct copies thereof have been delivered or made available to the Purchaser unless otherwise noted in the Disclosure Schedule and, if oral, are summarized in the Disclosure Schedule.

            Except as set forth on the Disclosure Schedule:

            (a) all Material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms;

            (b) Hubbard is not and, to the knowledge of the Seller, no other party to any Material Contract is, in breach of any material provision of, in material violation of, or in material default under the terms of any Material Contract;

            (c) no event has occurred which, after the giving of notice or passage of time or both, would constitute a material default under or result in the material breach of any Material Contract by Hubbard, or to the knowledge of the Seller, by any other party; and

            (d) Hubbard has not given or received any notice of termination under the joint venture agreements listed in the Disclosure Schedule under the caption "Other Ownership Interests of Hubbard", nor has Hubbard exercised any option to purchase contained in any such joint venture agreement.

            4.9 Proprietary Rights. The Disclosure Schedule contains a complete and correct list of all patents, registered trademarks, registered trade names and applications for any of the foregoing used to any material extent exclusively by the Business (the "Registered

Proprietary Rights"). All of the Registered Proprietary Rights are owned by Hubbard, free and clear of any Liens, are enforceable, valid and subsisting, constitute all Registered Proprietary Rights used for the operation of the Business in the ordinary course and, to the knowledge of the Seller, do not conflict with or infringe on the rights of others. Except as set forth in the Disclosure Schedule, Hubbard has not granted any licenses or other rights and Hubbard does not have any obligation to grant licenses or other rights to any of the Registered Proprietary Rights. Except as set forth in the Disclosure Schedule, since January 1, 1992, Hubbard has not received any charge, complaint, claim, demand or notice alleging that Hubbard in the conduct of the Business has interfered, infringed upon, misappropriated or otherwise come into conflict with the intellectual property rights of any third party (including any claim that Hubbard must license or refrain from using any intellectual property rights of any third party) and, to the knowledge of the Seller, in connection with the operation of the Business, there are no current or past conditions upon which such charges or claims reasonably could be based. To the knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with the Registered Proprietary Rights. Except as set forth in the Disclosure Schedule, as of the date of this Agreement, Hubbard does not use any unregistered trademark for any product of the Business which generated more than $100,000 in gross sales during the 12-month period ended December 31, 1996.

            4.10 Litigation. Except as disclosed in the Disclosure Schedule, no Action is pending or, to the knowledge of the Seller, threatened against Hubbard in connection with (i) the Business or the Transferred Assets and (ii) the transactions contemplated by this Agreement. Except as set forth on the Disclosure Schedule, Hubbard is not currently, and has not been since 1990, subject to any judgment (other than a monetary judgment heretofore discharged), consent decree, binding arbitration or regulatory order with respect to the Business or the Transferred Assets not generally applicable to similar businesses.

            4.11 Permits, Licenses, Authorization; Compliance with Laws. The Business has all licenses, franchises, permits and other governmental authorizations which are material and necessary to conduct the Business, and Hubbard is not in violation in any material respect of any such license, franchise, permit or other Approval, or any Law applicable to the Business or any of the Transferred Assets.

            4.12 Retirement and Benefit Plans.

            (a) The Disclosure Schedule lists each Employee Benefit Plan that Hubbard maintains or to which Hubbard contributes with respect to employees of the Business.

                  (i) Each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.

                  (ii) Each Employee Pension Benefit Plan which is intended to be a "qualified plan" under Section 401(a) of the Code has received, within the last two years, a favorable determination letter from the Internal Revenue Service covering, without limitation, the qualification requirements imposed under the Tax Reform Act of 1986.

                  (iii) The Seller has delivered to the Purchaser correct and complete copies of each and every Employee Benefit Plan document and summary plan description, the most recent determination letter received from the Internal Revenue Service, if any, the three most recent IRS Form 5500 Annual Reports and actuarial valuation reports, if any, and all related trust agreements, insurance contracts and other funding agreements which implement each such Employee Benefit Plan.

                  (iv) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions) have been timely filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Section 4980B of the Code have been met with respect to each Employee Welfare Benefit Plan.

                  (v) All contributions which are due have been paid to each Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Hubbard. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan.

                  (vi) Except as set forth in the Disclosure Schedule, the market value of assets under each Employee Pension Benefit Plan which is subject to Title IV of ERISA equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors and assumptions applicable to an Employee Pension Benefit Plan terminating on the Closing Date.

            (b) Except as set forth in the Disclosure Schedule, with respect to each Employee Benefit Plan listed in the Disclosure Schedule:

                  (i) There has been no Prohibited Transactions (as defined herein) with respect to any Employee Benefit Plan. Hubbard has no liability for breach of fiduciary duty or any other failure to act or comply in connection with any Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of Hubbard, threatened.

                  (ii) Hubbard has not incurred or has no reason to believe that it will incur, any liability to the PBGC (other than the PBGC premium payments) or otherwise (including any withdrawal liability) under Title IV of ERISA or under the Code with respect to any Employee Pension Benefit Plan.

                  (iii) Each Employee Pension Benefit Plan of Hubbard has fulfilled the obligations under the minimum funding standards of ERISA and the Code.

                  (iv) Hubbard has not entered into any transaction which could subject it to liability under ERISA other than for the ordinary course of payment of benefits under an Employee Benefit Plan.

                  (v) Except as set forth in the Disclosure Schedule, Hubbard does not maintain any plan, arrangement or program which provides severance benefits to current or former employees of Hubbard or its subsidiaries and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any liability for the payment of severance benefits (other than liability resulting from an actual termination of employment).

                  (vi) Except as set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby constitutes a change in control or has or will accelerate the vesting in or payment of benefits under any Employee Benefit Plan, and neither Hubbard nor its subsidiaries is a party to any plan, program, arrangement or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code with respect to a current or former employee of Hubbard or its subsidiaries.

                  (vii) Except as set forth in Section 10.3(a) or in the Disclosure Schedule under the caption "Right to Amend", each Employee Benefit Plan may be amended, modified or terminated subject to compliance with applicable law and provided that such amendment, modification or termination does not impair earned, accrued or vested rights under such plan. Except as set forth in the Disclosure Schedule, no rights to continued benefits provided under any Employee Welfare Benefit Plan including, without limitation, retiree medical, dental or life insurance benefits, have vested.

            (c) Except as set forth in the Disclosure Schedule, neither Hubbard nor any ERISA Affiliate contributes to any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

            (d) Except as set forth in the Disclosure Schedule, neither Hubbard nor any of its subsidiaries maintains and has never maintained or contributed, or has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code). The requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA have been met for each Employee Welfare Benefit Plan that is a group health plan. No such group health plan is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA. Neither Hubbard nor any of its subsidiaries maintains or has any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code of the provision of welfare benefits.

            4.13 Environmental Matters.

            (a) Except as set forth in the Disclosure Schedule and the environmental assessments performed since January 1, 1987 by it, at its request or by any governmental agency with respect to the Real Property, each of which is listed therein, with respect to the Business and the Transferred Assets:

                  (i) Hubbard complies, and has at all times since January 1, 1992 complied in all material respects with all Environmental Laws applicable to the ownership and operations of the Transferred Assets and the conduct of the Business, and no Action, demand or notice has been filed or commenced against any of them and is now pending or, to the knowledge of the Seller, threatened, alleging any such failure to comply;

                  (ii) Hubbard possesses (or has timely filed applications pending for) all material licenses and permits required by all Environmental Laws applicable to the ownership and operations of the Transferred Assets and the conduct of the Business and Hubbard complies in all material respects with the terms and conditions of such licenses and permits;

                  (iii) Hubbard has not spilled, discharged, emitted, injected, disposed of, dumped or released any Hazardous Substances and, or to the knowledge of the Seller, there has been no spill, discharge, leak, emission, injections, disposal, escape, dumping or release of any Hazardous Substance by any other person, or any leaching or migration of any Hazardous Substance of any kind on, beneath, above or into the environment from, onto, into or surrounding any of the Real Property;

                  (iv) No underground storage tanks are located on the Real Property which contain or, to the knowledge of the Seller, heretofore contained any Hazardous Substances;

                  (v) The Seller has delivered to the Purchaser true and complete copies of all environmental assessments performed since January 1, 1987 by Hubbard, at its request or by any governmental agency with respect to the Real Property, each of which is listed on the Disclosure Schedule;

                  (vi) Since January 1, 1987, Hubbard has not filed or received any written notice of a release or threatened release of a Hazardous Substance or been notified that it may be a potentially responsible party at any waste disposal site or other location used for the disposal of any Hazardous Substance;

                  (vii) Except as permitted by and in compliance with applicable Environmental Laws, no Hazardous Substances including, without limitation, asbestos- containing materials and polychlorinated biphenyls, are currently located at, on or within the Real Property in such form or substance so as to create any material liability on the part of Hubbard; and

                  (viii) To the knowledge of the Seller, no contaminated soil or groundwater for which applicable Environmental Laws require a response action or corrective action is located on or under the Real Property or any real property adjacent to such property.

            4.14 Suppliers and Customers. The Disclosure Schedule lists the ten largest (i) customers of the Business and (ii) suppliers of the Business by volume shipped for the eight months ending December 31, 1996, together with the approximate dollar volume by customer and supplier, as the case may be, and a general description of the goods or services provided by such supplier and describes any substantial change in the identity of, or the nature of the business conducted with, such suppliers that has occurred since such date.

            4.15 Insurance. The Disclosure Schedule contains a complete and correct list and summary description (including the name of the insurer, coverage and expiration date) of all policies of insurance which are in force, maintained by Hubbard or in which Hubbard is named insured or on which Hubbard is directly or indirectly paying premiums, with respect to the Business or the Transferred Assets. Hubbard has maintained and will continue to maintain through the Closing Date a reasonable and customary program of casualty and property insurance (which may include self-insurance) with respect to its business. The Disclosure Schedule lists all property damage and personal injury claims against Hubbard with respect to its business since 1990 involving any claim in excess of $50,000. Between the date of this Agreement and the Closing Date, the Seller shall provide or make available to the Purchaser all information in its possession or reasonably accessible pertaining to the Business as reasonably requested by the Purchaser or its brokers or insurers to effect insurance on the Business at the Closing Date.

            4.16 Motor Vehicles. All licensed motor vehicles used exclusively in the Business, whether owned or leased, are listed on the Disclosure Schedule. All licenses, permits, inspections and other authorizations necessary for the use of such vehicles have been obtained and are in full force and effect.

            4.17 Adequacy of Transferred Assets. Except for the Excluded Assets and as described on the Disclosure Schedule, the Transferred Assets, whether owned or leased, are all of the assets, properties, rights and claims used in the conduct of the Business and which are necessary or used to operate the Business in the same manner as it is currently being operated by Hubbard.

            4.18 Labor Matters. Hubbard, with respect to the Business and the Transferred Assets (i) is in compliance in all material respects with all laws, rules, regulations, ordinances, employment contracts and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment and wages and hours, (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing, (iii) has not engaged in any unfair labor practice, breach of contract, or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment practices and, except as set forth in the Disclosure Schedule, no lawsuits, charges or complaints are pending or, to the knowledge of the Seller, threatened against Hubbard before any court, public or governmental authority regarding any such unfair labor practice, breach of contract or discrimination;
(iv) except as set forth in the Disclosure Schedule, has no grievance or arbitration regarding a dispute arising under a collective bargaining agreement with any labor organization representing the Business's employees pending or threatened against Hubbard; and (v) has not, in the 10-year period next preceding March 21, 1997, experienced a labor strike or threatened labor strike. Except as set forth in the Disclosure Schedule, no employees of the Business are represented by any union, association, labor organization or collective bargaining unit and, since January 1990 Hubbard has not received written notice that the employees of the Business have any intention to organize or join a union, association, labor organization or collective bargaining unit. Without limiting the generality of the foregoing, the restructuring by Hubbard of the Business in the fiscal year ended April 30, 1996 and the fiscal year ended April 30, 1997 did not result in any violation of WARN.

            4.19 Sales and Use Tax. Except as set forth in the Disclosure Schedule, Hubbard has collected and/or paid all sales and use Tax due with respect to all prior periods, and there exists no potential liability for unpaid sales or use tax assessments with respect to events or transactions occurring before such date which has not been reserved against on the books and records of Hubbard.

            4.20 No Undisclosed Liabilities. Other than as and to the extent disclosed or reserved against in the Balance Sheet, set forth in the Disclosure Schedule or incurred in the ordinary course of business since the date of the Balance Sheet, Hubbard has no Liabilities or obligations pertaining exclusively to the Business or the Transferred Assets required to be disclosed or reserved against on a balance sheet prepared in accordance with GAAP. Except as set forth in the Disclosure Schedule, Hubbard does not have any other Liability pertaining exclusively to the Business or the Transferred Assets of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and, to the knowledge of Hubbard, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than:

            (a) Liabilities or obligations to perform or pay under the executory portion of any Material Contract, or under the executory portion of any other agreement or commitment of any kind by which the Business or the Transferred Assets is bound and which was entered into in the ordinary course of business, is on commercially reasonable terms, and is consistent with Hubbard's past practices;

            (b) Liabilities related exclusively to the Business or the Transferred Assets which are covered by any insurance policy disclosed in the Disclosure Schedule;

            (c) any Liability related exclusively to the Business or the Transferred Assets within the scope of the representations and warranties of Sections 4.6, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.15, 4.17, 4,18 and 4.19 the
existence of which would not constitute a breach of such representations and warranties; or

            (d) other undisclosed Liabilities related exclusively to the Business or the Transferred Assets which, individually or in the aggregate, are not material to the Business or the Transferred Assets.

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            5.1 Organization, Standing, Equity Ownership. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. The Purchaser has delivered to Windy Hill or the Seller a certified copy of its articles or certificate of incorporation and by-laws. Each such copy is complete and correct as of the date hereof.

            5.2 Authorization and Execution. The Purchaser has the corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Purchaser has been duly and effectively authorized by the Board of Directors of the Purchaser, and no further corporate action is necessary on the part of the Purchaser to consummate the transaction contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

            5.3 No Conflicts. Neither the execution and delivery of this Agreement by the Purchaser nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in a breach of the certificate of incorporation or by-laws, as currently in effect, of the Purchaser, or (ii) except for the requirements under the Hart-Scott-Rodino Act, require the consent or approval of any governmental authority having jurisdiction over any of the business or assets of the Purchaser, or (iii) violate any statute, regulation, injunction, judgment or order to which the Purchaser is subject, or (iv) result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, require the consent of any third party or result in the creation of any lien on the assets of the Purchaser under any material instrument, contact or agreement to which the Purchaser is a party or by which it is bound.

            5.4 No Brokers or Finders. The Purchaser has not engaged any investment banker, broker or finder in connection with the transactions contemplated hereby.

            5.5 Adequate Financing. The Purchaser has available on the date hereof, and will have available on the Closing Date, sufficient funds available for the consummation of the transactions contemplated by this Agreement and the other Acquisition Documents.

                                   ARTICLE VI

                        CERTAIN OBLIGATIONS OF WINDY HILL
                       AND THE SELLER PRIOR TO THE CLOSING

            Each of Windy Hill and the Seller hereby covenants that, except as otherwise consented to in writing by the Purchaser or as otherwise contemplated by this Agreement, from and after the date hereof until the Closing:

            6.1 Cooperation. Each of Windy Hill and the Seller shall use its reasonable efforts (but without the need to incur any unreasonable or unusual fees, costs or expenses) to cause the transactions contemplated by this Agreement to be consummated, including, without limitation, (i) obtaining, making and causing to become effective all Approvals of such Governmental Authorities and other Persons as may be necessary in order to consummate the transactions contemplated by this Agreement and (ii) giving prompt notice to the Purchaser, after being informed by Hubbard or independently becoming aware of, of (A) any notice of, or other communication relating to, any default, or any event which, with the giving of notice or the lapse of time or both, would become a default, under any Material Contract relating to the Transferred Assets or the Business, and (B) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the execution and delivery of this Agreement or the other Acquisition Documents or the consummation of the transactions contemplated hereby or thereby.

            6.2 No Solicitation of Transaction. Neither Windy Hill nor the Seller will, nor shall they permit any of their Representatives to, initiate, solicit or encourage (including by way of furnishing information), any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition proposal (as defined below), or agree to or endorse any acquisition proposal, or participate in any such discussions or negotiations (other than to express the Seller's lack of interest in such discussions or negotiations), or provide third parties with any information, relating to any such inquiry or acquisition proposal. The Seller or Hubbard shall promptly advise the Purchaser of any such inquiry or acquisition proposal and shall immediately terminate any existing discussions or negotiations with respect thereto. As used herein, "acquisition proposal" shall mean any proposal or offer
(i) to acquire from the Seller in any manner all or any portion of the Transferred Assets (other than sales of Inventory in the ordinary course of business) or the Business, or any equity or other interest in all or any portion of the Transferred Assets or the Business, or (ii) for an acquisition of all or any portion of the equity interests of, or debt interests in, the Seller or any other extraordinary transaction involving the Seller to the extent such transaction could impede, hinder or delay the transactions contemplated hereunder.

            6.3 Access to the Seller. The Seller shall endeavor to cause Hubbard to afford the Purchaser and its Representatives reasonable access, upon reasonable prior notice during normal business hours (but without any substantial interference with the business operations of Hubbard), to the books, records, properties, facilities and employees of Hubbard exclusively relating to the Business, to the extent that the Seller can arrange such access with Hubbard.

            6.4 Supplements to Disclosure Schedule. The Seller or Windy Hill shall deliver to the Purchaser a supplemental or amended Disclosure Schedule containing information that supplements or amends the representations, warranties and/or disclosures in this Agreement (including without limitation, the Disclosure Schedule) in order to make the information set forth therein timely, complete and accurate, to the extent it receives an amended Disclosure
Schedule in connection with the Merger Agreement or with respect to information as to which it has independent knowledge. Subject to Section 12.1(c) any representation or warranty of Windy Hill and the Seller herein which is affected by such supplemental or amended information shall be deemed to have been amended accordingly.

            6.5 Premerger Notification.

            (a) Windy Hill shall promptly make all filings which are required of it under the Hart-Scott-Rodino Act and request early termination thereunder. Windy Hill shall promptly provide any additional information or documentation requested by the Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or any other foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority or members of their respective staffs in connection with a second request or otherwise. Windy Hill shall furnish to the Purchaser such necessary information and assistance as the Purchaser may request in connection with its preparation of necessary filings or submissions to the FTC, the Antitrust Division or any other foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority.

            (b) The Purchaser shall promptly make all filings which are required of it under the Hart-Scott-Rodino Act and request early termination thereunder. The Purchaser shall promptly provide any additional information or documentation requested by the FTC, the Antitrust Division or any other foreign, federal, state, county or local government or any other governmental, regulatory or administrative authority or members of their respective staffs in connection with a second request or otherwise. The Purchaser shall furnish to Windy Hill such necessary information and assistance as Windy Hill may request in connection with its preparation of necessary filings or submissions to the FTC, the Antitrust Division or any other foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority.

            (c) The Purchaser will be responsible for any filing fees associated with the premerger notification filings of the Seller, Windy Hill and the Purchaser pursuant to this Section 6.5.

            6.6 Additional Monthly Financial Statements. The Seller shall deliver to the Purchaser promptly upon receipt thereof from Hubbard, a copy of the unaudited monthly financial statements of the Business prepared in the ordinary course of business for each month ending after the date hereof and not less than 20 days prior to the Closing Date.

            6.7 Business Financial Statements.

            (a) Prior to Closing, the Seller and Windy Hill shall deliver to the Purchaser an audit report prepared by KPMG Peat Marwick of the Business, including a balance sheet of the Business as at January 31, 1997 and April 30, 1996 and 1995, and a statement of earnings and cash flows for the 9, 12 and 12-month periods then ended, prepared in accordance with GAAP consistently applied (the "Business Financial Statements"). The Business Financial Statements will be prepared from the books and records of Hubbard (which are accurate and complete in all material respects) in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each will fairly present, in all material respects, the assets, liabilities and financial position of the Business as at the respective dates thereof and the results of operations and cash flows of the Business for the periods indicated.

            (b) The Purchaser agrees to pay $107,500 the fees of KPMG Peat Marwick plus one-half of their reasonable expenses incurred in connection with preparing the Business Financial Statements.

            (c) Upon delivery of the Business Financial Statements, the representations set forth in Section 4.4 pertaining to the Financial Statements shall terminate and be of no further force and effect.

            6.8 Certain Covenants of Hubbard. Pursuant to Section 4.01 of the Merger Agreement, Hubbard has agreed with Windy Hill and the Seller to conduct its business, during the period between March 21, 1997 and the consummation of the Merger, in the manner described in such Section. Windy Hill and the Seller hereby agree to use commercially reasonable efforts to enforce the agreements of Hubbard contained in Section 4.01 of the Merger Agreement and to confer with and obtain the written consent of, the Purchaser with respect to any consent requested by Hubbard to take action otherwise prohibited by Section 4.01 insofar as it relates to the Business or the Transferred Assets. The Seller will comply with the covenants in Section 4.01 from and after the Effective Time of the Merger (as defined in the Merger Agreement) until the Closing hereunder, insofar as such covenants relate to the Business, the Transferred Assets or the Assumed Liabilities.

            6.9 Landlord Estoppels. The Seller will deliver on or prior to the Closing Date copies of all estoppel certificates received by it pursuant to the terms of the Merger Agreement. The receipt of such estoppel certificates shall not be a condition to the Purchaser's obligations under this Agreement. The form of the estoppel certificate to be submitted to the landlords shall be subject to the reasonable approval of the Purchaser.

            6.10 Environmental Reports. The Seller shall deliver to the Purchaser the environmental reports listed on Schedule 6.10 hereto promptly upon Seller's receipt of such reports.

            6.11 Title Matters.

            (a) The Purchaser, at its expense, shall obtain at the Closing owner title insurance policies for each Fee Property. The Seller shall deliver to the Purchaser prior to the Closing copies of all surveys of, and title insurance commitments with respect to, the Fee Properties, it being agreed that (i) the Purchaser will reimburse the Seller for all fees and expenses incurred by the Seller in obtaining such surveys and arranging for any certifications requested by the Purchaser as provided in Section 13.3 hereof, and (ii) the Seller will arrange for such surveys to be certified to the Purchaser and the Purchaser's lenders, if any.

            (b) The Seller agrees to provide such affidavits, certificates and other instruments as the Purchaser's title insurance company may reasonably require at the Closing (i) for deletion of the standard exceptions on Schedule B of the title policies to be obtained by the Purchaser, and (ii) for affirmative insurance with respect to, or to delete, special exceptions based on facts known to the Seller, all of which instruments shall be for the sole benefit of the title company, shall contain such disclaimers, exculpation and other provisions as the Seller's legal counsel shall reasonably determine are necessary or appropriate to assure that no person or entity, including the person executing the instrument in question or Hubbard, shall have any liability by reason of such instrument (but without affecting the title insurer's rights of subrogation to the Purchaser's rights under this Agreement), and shall otherwise be in form and substance reasonably satisfactory to the Seller's legal counsel. In addition, the Seller will (i) provide copies of tax bills, tax receipts and other documentary evidence in the possession of the Seller, and (ii) request such confirmations and other informational statements and the like from third parties, in each case as from time to time reasonably requested by the Purchaser in connection with the title policies to be obtained by the Purchaser.

            6.12 Payments to Eliminate or Limit Certain Title Exceptions.

            (a) The Seller agrees to pay an amount calculated pursuant to
Section 6.12(b) of costs and expenses reasonably incurred by the Purchaser to eliminate or appropriately limit the adverse effect of those special exceptions, if any, on Schedule B of the title insurance commitments obtained by the Purchaser which would permit the Purchaser not to close the transactions contemplated by this Agreement pursuant to Section 8.8 and which the Purchaser notifies the Seller prior to Closing would qualify, in the opinion of the Purchaser, as such special exceptions (collectively, "Purchaser's Indemnified Title Costs and Expenses"). Payment of the foregoing costs and expenses shall be limited to those costs and expenses included in reasonably detailed invoices therefor submitted by the Purchaser to the Seller on or before the Indemnification Termination Date. Except with respect to any unpaid invoices theretofore submitted, the payment and reimbursement obligation under this
Section 6.12 shall terminate on the Indemnification Termination Date.

            (b) The amount of Purchaser's Indemnified Title Costs and Expenses to be paid by the Seller to the Purchaser shall be the sum of:

                  (i) the lesser of (y) the amount of Purchaser's Indemnified Title Costs and Expenses actually incurred by the Purchaser and timely submitted to the Seller as provided in Section 6.12(a); and (z) $50,000; plus

                  (ii) in the event (A) the amount of Purchaser's Indemnified Title Costs and Expenses are more than $50,000, and (B) the Indemnified Title Costs and Expenses, as defined in the Merger Agreement, for claims by Seller with respect to matters not related to the Fee Property ("Seller's Indemnified Title Costs and Expenses") are less than $50,000, the lesser of (y) such excess and (z) $50,000 minus Seller's Indemnified Title Costs and Expenses).

            For example, if the Purchaser's Indemnified Title Costs and Expenses equal $80,000 and the Seller's Indemnified Title Costs and Expenses under the Merger Agreement equal $40,000, the Seller would pay the Purchaser $60,000 determined as follows:

            $50,000 pursuant to Section 6.12(b)(i)(z), plus

            $10,000 pursuant to Section 6.12(b)(ii)(z).

            (c) In the event the Purchaser makes valid claims for Purchaser's Indemnified Title Costs and Expenses in accordance with Section 6.12, the Seller shall promptly pay the Purchaser the full amount of such claims up to $100,000; provided that if Seller has previously made any valid claims for Seller's Indemnified Title Costs and Expenses under the Merger Agreement (the "Seller's Claims"), the Seller shall pay the Purchaser an amount equal to the greater of
(i) $50,000 and (ii) $100,000 minus the amount of the Seller's Claims that have previously been made.

            (d) In the event the Purchaser has been paid an amount of Purchaser's Indemnified Title Costs and Expenses that exceed $50,000, and the Seller thereafter has Seller's Claims, the Purchaser shall promptly reimburse the Seller in an amount equal to the lesser of (i) the amount of such subsequent Seller's Claims, and (ii) $50,000 less the amount of any Seller's Claims for which Seller has previously been paid pursuant to the Merger Agreement.

            (e) All Indemnified Title Costs and Expenses are included within the matters covered by Section 11.2(a).

                                   ARTICLE VII

            CERTAIN OBLIGATIONS OF THE PURCHASER PRIOR TO THE CLOSING

            The Purchaser shall use its reasonable efforts (but without the need to incur any unreasonable or unusual fees, costs or expenses) to cause the transactions contemplated by this Agreement to be consummated, including, without limitation, (i) obtaining, making and causing to become effective all Approvals of such Governmental Authorities and other Persons as may be necessary in order to consummate the transactions contemplated by this

Agreement, and (ii) giving prompt notice to the Seller of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the execution and delivery of this Agreement or the other Acquisition Documents or the consummation of the transactions contemplated hereby.

                                  ARTICLE VIII

            CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

            Each and every obligation of the Purchaser under this Agreement to be performed at or before the Closing shall be subject to the satisfaction, at the Closing, of each of the following conditions, unless waived by the Purchaser, in its sole and absolute discretion, at or prior to the Closing:

            8.1 Representations and Warranties True. The representations and warranties of Windy Hill and the Seller contained in this Agreement or in any of the other Acquisition Documents shall have been true and correct in all material respects when made and in addition shall be true and correct in all respects at and as of the Closing and with the same effect as though made at and as of the Closing (except as otherwise contemplated by this Agreement).

            8.2 Performance. The Seller and Windy Hill shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement or any of the other Acquisition Documents to be performed or complied with by the Seller at or prior to the Closing.

            8.3 No Adverse Change. No change or event that has had or could reasonably be expected to have, individually or in the aggregate with other changes or events, a Seller Material Adverse Effect.

            8.4 Approvals. All Approvals from all Governmental Authorities and other Persons required by applicable Law, including the Hart-Scott-Rodino Act and assignments (and any required consents thereto) of the Material Contracts set forth on Schedule 8.4 hereto for the consummation of the transactions contemplated by this Agreement and the other Acquisition Documents or in order for the Purchaser to be permitted to legally conduct the Business shall have been given, made or obtained, as appropriate, and shall be in full force and effect.

            8.5 Deliveries. The Seller shall have tendered to the Purchaser, at or prior to the Closing, and against the deliveries referred to in Section 9.4, the following:

            (a) the executed Bill of Sale;

            (b) the executed Assignment and Assumption Agreement;

            (c) the Deeds;

            (d) the executed License Agreement;

            (e) the executed Distribution Agreement;

            (f) executed trademark assignments, in proper form for filing with the U.S. Patent and Trademark Office, for each of the Registered Proprietary Rights;

            (g) such UCC-1 financing statements as the Purchase shall reasonably request to perfect the security interest granted to it in Section 11.7 of this Agreement and the subordination agreement contemplated thereby;

            (h) the certificate of incorporation of Windy Hill, as amended to the Closing Date, certified by the appropriate Governmental Authority of its jurisdiction of incorporation;

            (i) the by-laws of Windy Hill, as amended to the Closing Date, certified as of the Closing Date by its Secretary or Assistant Secretary;

            (j) the articles of incorporation of Hubbard, as amended to the Closing Date, certified by the appropriate Governmental Authority of its jurisdiction of incorporation;

            (k) the by-laws of Hubbard, as amended to the Closing Date, certified as of the Closing Date by its Secretary or Assistant Secretary;

            (l) a certificate of existence, dated not earlier than five days prior to the Closing Date, of the appropriate Governmental Authority of Hubbard's jurisdiction of incorporation and each jurisdiction listed on Schedule
4.1 attached hereto with respect to Hubbard, as to the good standing of Hubbard in such jurisdiction;

            (m) such certificates of the President of the Seller or Windy Hill to evidence compliance with the conditions set forth in Sections 8.1 through 8.4, and Section 8.7 hereof, and any other certificates to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by the Purchaser or its counsel;

            (n) the opinion of Richards & O'Neil, LLP, counsel to the Seller, dated the Closing Date and addressed to the Purchaser, substantially in the form of Exhibit F hereto. In giving such opinion, Richards & O'Neil, LLP may rely upon the opinion of Leonard, Street & Deinard LLP with respect to matters of Minnesota law;

            (o) executed and completed assignment instruments, transfer Tax returns, if any, and other transfer documents necessary to transfer title to the Transferred Assets in the manner required hereunder, the Owner's Duplicate Certificate of Title for each parcel of Fee Property located in Minnesota that has been registered as torrens property, a Certificate of Real Estate Value for each parcel of Fee Property located in Minnesota and a Well Disclosure Statement for each parcel of Fee Property located in Minnesota if, to Hubbard's knowledge, such parcel contains a well (and if, to Hubbard's knowledge, such parcel does not contain a well, Seller will so certify on the face of the Deed therefor in accordance with Minnesota practice);

            (p) a certificate that meets the requirements of Section 1445(b)(2) of the Code and Treas. Reg. ss. 1.1445-2(b)(2); and

            (q) such bills of sale, assignments and instruments of transfer, conveyance and assignment in form and substance satisfactory to the Purchaser, as shall be sufficient to convey, transfer and assign to the Purchaser and to vest in the Purchaser all of Hubbard's right, title and interest in, to and under the Transferred Assets, including assignments of Hubbard's right, title and interest in and to all leases and subleases by Hubbard as tenant or subtenant of real property used exclusively in the Business, and such other documents or certificates as shall be reasonably requested by the Purchaser or its counsel including, without limitation, releases, satisfactions, statements or other documents reasonably necessary to effect the release of any mortgage, deed of trust, or other Liens affecting the Transferred Assets, and such affidavits or other documents as may be necessary or appropriate for the issuance of title insurance policies relating thereto.

            8.6 Proceedings. All of Windy Hill's and the Seller's proceedings in connection with the transactions contemplated by this Agreement and the other Acquisition Documents, and all documents incident thereto, shall be in form and substance reasonably satisfactory to the Purchaser and its counsel.

            8.7 Absence of Litigation. There shall be no Action pending or threatened before any court or other Governmental Authority which seeks to (i) invalidate or set aside, in whole or in part, this Agreement or any of the other Acquisition Documents, (ii) restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby and thereby or (iii) obtain substantial Damages in connection therewith or the Business.

            8.8 Title. The title insurance policies obtained by the Purchaser at the Closing shall not contain as special exceptions under Schedule B Liens which do not constitute Permitted Exceptions under clauses (A) or (B) of Section 4.6(b), unless such special exceptions (i) are disclosed on the surveys listed in the Disclosure Schedule except to the extent listed in the Disclosure Schedule under the caption "Survey Matters As To Which The Purchaser Has Not Yet Made A Determination", (ii) are matters contained in any title insurance commitment listed in the Disclosure Schedule, provided that (x) the Purchaser has received as of the date hereof copies of any instruments identified in such title commitment as constituting such special exception and (y) such matter does not require a survey (other than the surveys in (i) above) to determine the effect thereof on the Fee Property in question, or (iii) are matters listed in the Disclosure Schedule under the caption "Title Exceptions As To Which The Purchaser Has Not Made a Determination", but only if the same do not materially interfere with the present use of the properties subject thereto; provided, however, that the Purchaser shall be obligated to close notwithstanding any such matter if the Purchaser's title insurance company is willing to insure over the exception or exceptions in question or against the effects thereof on a basis generally consistent with accepted practice for such matters. Purchaser agrees to employ either Chicago Title Insurance Company or another title insurance company reasonably acceptable to the Seller in connection with the transactions contemplated hereby. Notwithstanding anything herein to the contrary, the Seller shall cause the title insurance policies obtained by the Purchaser at the Closing to not contain as special exceptions under Schedule B any mechanic's lien, judgement lien or tax lien (to the extent that any of the foregoing are not an Assumed Liability and/or otherwise reflected on the Closing Date Balance Sheet), it being agreed that the Seller shall be deemed to have complied with the foregoing obligation if the Seller shall cause the Purchaser's title insurance company to insure over the exception or exceptions in question or against the effects thereof on a basis generally consistent with accepted practice for such matters.

            8.9 Closing of Merger Agreement. The transactions contemplated by the Merger Agreement shall have been consummated.

                                   ARTICLE IX

                           CONDITIONS PRECEDENT TO THE
                    OBLIGATIONS OF THE SELLER AND WINDY HILL

            Each and every obligation of the Seller and Windy Hill under this Agreement to be performed at the Closing shall be subject to the satisfaction, at the Closing, of each of the following conditions, unless waived by the Seller, in its sole and absolute discretion, at or prior to the Closing:

            9.1 Representations and Warranties True. The representations and warranties of the Purchaser contained in this Agreement or in any of the other Acquisition

Documents shall be true and correct in all material respects when made and in addition shall be true and correct in all respects at and as of the Closing and with the same effect as though made at and as of the Closing (except as otherwise contemplated by this Agreement).

            9.2 Performance. The Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement and the other Acquisition Documents to be performed or complied with by it at or prior to the Closing.

            9.3 Approvals. All Approvals from all Governmental Authorities required by applicable Law, including the Hart-Scott-Rodino Act for the consummation of the transactions contemplated by this Agreement and the other Acquisition Documents shall have been made or obtained and shall be in full force and effect.

            9.4 Deliveries. The Purchaser shall have tendered to the Seller, at or prior to the Closing, and against the deliveries referred to in Section 8.5, the following:

            (a) in accordance with Sections 2.6(b) hereof, the Purchase Price;

            (b) the executed Assignment and Assumption Agreement;

            (c) the executed Distribution Agreement;

            (d) the executed License Agreement;

            (e) the certificate of incorporation of the Purchaser, as amended to the Closing Date, certified by the appropriate Governmental Authority of its jurisdiction of incorporation;

            (f) the by-laws of the Purchaser, as amended to the Closing Date, certified as of the Closing Date by its Secretary or Assistant Secretary;

            (g) a good standing certificate, dated not earlier than five days prior to the Closing Date, of the appropriate Governmental Authority of the Purchaser's jurisdiction of incorporation or organization, as to the good standing of the Purchaser in such jurisdiction;

            (h) such certificates of the President or Vice President of the Purchaser to evidence compliance with the conditions set forth in Sections 9.1 through 9.3 and 9.6 hereof and any other certificates to evidence compliance with the conditions set forth in this Article IX as may be reasonably requested by the Seller or its counsel;

            (i) such other agreements, undertakings and instruments of assumption, in form and substance reasonably satisfactory to the Seller, as shall be effective to cause the Assumed Liabilities to be binding on the Purchaser and such other documents or certificates as shall be reasonably requested by the Seller or its counsel; and

            (j) the opinion of Dorsey & Whitney LLP, counsel to the Purchaser, dated the Closing Date, and addressed to the Seller, substantially in the form of Exhibit E hereto.

            9.5 Proceedings. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the other Acquisition Documents, and all documents incident thereto, shall be in form and substance reasonably satisfactory to the Seller and its counsel.

            9.6 Absence of Litigation. There shall be no Action pending or threatened before any court or other Governmental Authority which seeks to (i) invalidate or set aside, in whole or in part, this Agreement or any of the other Acquisition Documents, (ii) restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or thereby or (iii) obtain substantial Damages in connection therewith.

            9.7 Closing of Merger Agreement. The transactions contemplated by the Merger Agreement shall have been consummated.

                                    ARTICLE X

           CERTAIN COVENANTS AND AGREEMENTS SUBSEQUENT TO THE CLOSING

            10.1 Employment of Union Employees and Hourly Employees.

            (a) Effective as of the Closing, the Seller shall assign and delegate, and the Purchaser shall accept and assume, all of Hubbard's rights and obligations in all respects under the collective bargaining agreements set forth in Schedule 10.1 ("CBAs"). On the Closing Date, the Purchaser shall extend offers of employment to all employees covered by the CBAs ("Union Employees"), consistent with the terms and conditions of employment established by the respective CBAs, including, without limitation, the seniority rights of such employees, and all employees of the Seller who work exclusively for the Business and who are employed on an hourly basis ("Hourly Employees"). Union Employees and Hourly Employees who accept employment with the Purchaser shall be and become employees of the Purchaser effective as of the Closing Date.

            (b) Not in derogation of the obligations set forth under Section 10.3(a), for a period of at least one year following the Closing Date, the Purchaser shall adopt and maintain a defined benefit pension plan which shall be intended to be qualified under Section

401(a) of the Code and a trust which shall be intended to be tax exempt under
Section 501(a) of the Code (collectively, the "Hourly Pension Plan"). The Hourly Pension Plan shall mirror the provisions of the Hubbard Milling Company Hourly Pension Plan and Hubbard Milling Company Pension Trust for Hourly Wage Employees and shall cover all Union Employees and Hourly Employees of the Seller who become employees of the Purchaser pursuant to Section 10.1(a).

            (c) Promptly following the Closing Date and the establishment of the Hourly Pension Plan, the Seller shall, subject to applicable law, transfer or cause to be transferred from the Hubbard Milling Company Pension Trust for Hourly Wage Employees to the Hourly Pension Plan the "present value of accrued benefit liability" of all employees of the Seller who become employees of the Purchaser pursuant to Section 10.1(a) hereof, to the extent that such employees participate in and have accrued benefits under the Hubbard Milling Company Hourly Pension Plan, and assets equal to such "present value of accrued benefit liability." If assets equal to present value of accrued benefit liability cannot be transferred under applicable law, the difference between such amount and the amount that can be so transferred shall, at the option of the Seller, either (A) be transferred from the Hubbard Milling Company Salaried Retirement Trust to the Salaried Pension Plan adopted by the Purchaser pursuant to Section 10.2(b), (B) be paid in cash by Seller to Purchaser or (C) any combination of the above.

            10.2 Employment of Salaried Employees.

            (a) The Purchaser shall extend offers, effective as of the Closing Date, of the same or similar jobs to all of the Business' salaried employees ("Salaried Employees") such that no loss of employment would occur if such employees accepted such offers. Salaried Employees who accept employment with the Purchaser shall be and become employees of the Purchaser effective as of the Closing Date.

            (b) Not in derogation of the obligations set forth under Section 10.3(a), for a period of at least one year following the Merger, the Purchaser shall adopt and maintain a defined benefit pension plan which shall be intended to be qualified under Section 401(a) of the Code and a trust which shall be intended to be tax exempt under Section 501(a) of the Code (collectively, the "Salaried Pension Plan"). The Salaried Pension Plan shall mirror the provisions of the Hubbard Milling Company Salaried Retirement Plan and Hubbard Milling Company Salaried Employees Retirement Trust and shall cover all Salaried Employees of the Seller who become employees of the Purchaser pursuant to
Section 10.2(a).

            (c) Promptly following the Closing Date and the establishment of the Salaried Pension Plan, the Seller shall, subject to applicable law, transfer or cause to be transferred from the Hubbard Milling Company Salaried Employees Retirement Trust to the Salaried Pension Plan the "present value of accrued benefit liability" of all employees of the

Seller who become employees of the Purchaser pursuant to Section 10.2(a) hereof to the extent that such employees participate in and have accrued benefits under the Hubbard Milling Company Salaried Retirement Plan, and assets equal to such "present value of accrued benefit liability." If assets equal to "present value of accrued benefit liability" cannot be transferred under applicable law, the difference between such amount and the amount that can be so transferred shall be paid by the Seller to the Purchaser in cash.

            10.3 Benefits for All Employees.

            (a) For a period of at least one year following the Merger, the Purchaser shall adopt and maintain for all employees of the Business who accept the Purchaser's offer of employment pursuant to Sections 10.1(a) and 10.2(a), employee benefit plans which provide benefits identical to those provided under the Employee Benefit Plans maintained by the Seller. The Purchaser shall, subject to the 1-year period above and the terms of any of the CBAs, have the right to amend or terminate every plan required to be maintained for employees of the Business under the terms of this Agreement.

            (b) The Purchaser shall recognize all service with the Seller or Hubbard (or a predecessor of the Seller or Hubbard to the extent such service is recognized under any Employee Benefit Plan) of each of the Seller's employees who accepts the Purchaser's offer of employment referred to in Sections 10.1(a) and Section 10.2(a) for purposes of determining eligibility to participate in, eligibility for benefit commencement under, benefit accrual and vesting purposes of any employee benefit plan or program adopted and maintained by the Purchaser in accordance with Section 10.3(a), provided, however, that no such service recognition shall give rise to a duplication of benefits for any such employee. The Purchaser shall give credit under its employee welfare benefit plans for any deductibles and co-payments incurred under the Employee Welfare Benefit Plans of the Seller for employees of the Business who accept the Purchaser's offer of employment pursuant to Sections 10.1(a) and Section 10.2(a). Further, the Purchaser shall waive any pre-existing condition exclusion under its employee welfare benefit plans.

            (c) Not in derogation of the obligations set forth under Section 10.3(a), for a period of at least one year following the Merger, the Purchaser shall adopt and maintain a profit sharing plan which shall be intended to be qualified under Section 401(a) of the Code and a trust which shall be intended to be tax exempt under Section 501(a) of the Code (collectively, the "Profit Sharing Plan") and a cash or deferred arrangement which shall be intended to be qualified under Sections 401(a) and 401(k) of the Code and a trust which shall be intended to be tax exempt under Section 501(a) of the Code (collectively, the "Savings Plan"). The Profit Sharing Plan shall mirror the provisions of the Hubbard Milling Company Profit Sharing Plan and Hubbard Milling Company Profit Sharing Trust Agreement. The Savings Plan shall mirror the provisions of the Hubbard Milling Company 401(k) Plan and the Hubbard Milling Company 401(k) Trust Agreement. The Profit Sharing Plan and the

Savings Plan shall cover all employees of the Seller who become employees of the Purchaser pursuant to Sections 10.1(a) and 10.2(a) to the extent such employees are eligible to participate in the Hubbard Milling Company Profit Sharing Plan and the Hubbard Milling Company 401(k) Plan.

            (d) Promptly following the Closing Date and the establishment of the Profit Sharing Plan, the Seller shall transfer or cause to be transferred to such plan any and all account balances (including loan balances, if any) under the Hubbard Milling Company Profit Sharing Plan with respect to employees of the Seller who become employees of the Purchaser pursuant to Sections 10.1(a) and 10.2(a) hereof.

            (e) Promptly following the Closing Date and the establishment of the Savings Plan, the Seller shall transfer or cause to be transferred to such plan any and all account balances (including loan balances, if any) under the Hubbard Milling Company 401(k) Plan with respect to employees of the Seller who become employees of the Purchaser pursuant to Sections 10.1(a) and 10.2(a) hereof.

            (f) For purposes of this Article X, the term "present value of accrued benefit liability" shall mean the liability expressed in the form of a single sum for all accrued benefits of Union Employees and Hourly Employees of the Seller who are participants under the Hubbard Milling Company Hourly Pension Plan and who become employees of the Purchaser pursuant to Section 10.01(a), and for all Salaried Employees of the Seller who are participants under the Hubbard Milling Company Salaried Retirement Plan and who become employees of the Purchaser pursuant to Section 10.02(a). Such liability shall be calculated using a 7% interest rate assumption and the mortality assumptions contained in the Unisex Pension 1984 Mortality Table.

            (g) The Purchaser shall have no obligations or Liabilities (including COBRA obligations) with respect to any employee or former employee of Hubbard other than the Transferred Employees.

            10.4 Books and Records; Access.

            (a) Unless otherwise consented to in writing by the Seller, the Purchaser shall not destroy or otherwise dispose of any original Books and Records in its possession as of the Closing Date relating to the Business prior to the Closing or to the Transferred Assets or the Assumed Liabilities for a period of five years commencing on the date such Books and Records were created by the Seller or came into the Seller's possession, without first offering to surrender such Books and Records to the Seller, and shall maintain such Books and Records in good condition in a reasonably accessible location. Upon reasonable prior notice, the Purchaser shall afford the Representatives of the Seller reasonable access during normal business hours to examine and copy such Books and Records for any commercially reasonable purpose.

            (b) Unless otherwise consented to in writing by the Purchaser, the Seller shall not destroy or otherwise dispose of any original Books and Records in its possession after the Closing relating exclusively to the Business prior to the Closing or to the Transferred Assets or the Assumed Liabilities for a period of five years commencing on the date such Books and Records were created or came into the Seller's possession, without first offering to surrender such Books and Records to the Purchaser, and shall maintain such Books and Records in good condition in a reasonably accessible location. Upon reasonable prior notice, the Seller shall afford the Representatives of the Purchaser reasonable access during normal business hours to examine and copy such Books and Records for any commercially reasonable purpose.

            10.5 Further Assurances. In addition to the actions, documents and instruments specifically required to be taken or delivered by this Agreement, or from time to time after the Closing, and without further consideration, each party hereto shall take such other actions, and execute and deliver such other documents and instruments, as the other party hereto or its counsel may reasonably request in order to effectuate and perfect the transactions contemplated by this Agreement and the other Acquisition Documents, including without limitation such actions as may be necessary to Transfer to the Purchaser and to place the Purchaser in possession or control of, all of the rights, properties, assets and businesses intended to be sold, transferred, conveyed, assigned and delivered hereunder, or to assist in the collection of any and all such rights, properties and assets or to enable the Purchaser to exercise and enjoy all rights and benefits of the Seller with respect thereto.

            10.6 General Liability Endorsement. Until 18 months from the Closing Date, the Purchaser shall cause the carrier of its general liability insurance covering the Business to include the Seller as an additional insured and to include a provision in such endorsement giving the Seller 30 days' prior notice of the proposed cancellation of any such insurance.

            10.7 Purchaser Noncompetition. For the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, none of Feed-Rite, Ltd., the Purchaser or their respective Affiliates shall produce or manufacture any food produced or manufactured by the Pet Food Business as of the date of this Agreement, including, without limitation, dry pet food, semi-moist pet food, and pet snacks and treats, or any component thereof, at any of the manufacturing facilities included among the Transferred Assets.

            10.8 Seller Noncompetition. For the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, none of Windy Hill, the Seller or their respective Affiliates shall produce or manufacture any food produced or manufactured by the Business as of the date of this Agreement or any component thereof, at any of the manufacturing facilities owned by Hubbard as of the date of this Agreement.

            10.9 Transition Services. For the period commencing on the Closing Date and ending on November 30, 1997, the Seller shall provide, or cause its Affiliates to provide, to the Purchaser the services set forth on Exhibit G hereto, in the manner and a level of service generally consistent with that provided by Hubbard to the Business as of the date of this Agreement. The Purchaser may extend the period during which the Seller will provide transition services upon written notice to the Seller given no later than October 15, 1997, but in no event shall the Seller be required to provide transition services to the Purchaser after May 31, 1998. In the event of such extension, the Purchaser will pay the Seller on a monthly basis, a mutually agreeable fee for such services.

            10.10 Use of "Hubbard Milling Company" Name. The Seller agrees it will not object to the Purchaser's use of the name "Hubbard Milling Company" as an assumed name to facilitate the operation of the Business during a transition period, not to extend beyond May 31, 1998. The Seller will not object to the Purchaser's use of "Hubbard" in its corporate name; provided that the Purchaser shall not use the name "Hubbard" in its corporate name in connection with a pet food business other than as described in the definition "Business" in Section 1.1(r) of this Agreement. The Seller agrees that after the Closing Date the Purchaser may use the supply of packaging and stationery with the name "Hubbard Milling Company" included in the Inventory on hand on the Closing Date until such supply is exhausted.

                                   ARTICLE XI

                            SURVIVAL; INDEMNIFICATION

            11.1 Survival. Each of the representations and warranties made by the parties in Article IV and V and in the certificates delivered pursuant to Sections 8.5(m) and 9.4(h) (including the Disclosure Schedule insofar as the Disclosure Schedule relates to such representations and warranties) shall survive any examination made by or on behalf of any party hereto, the execution and delivery of this Agreement, the Closing and the consummation of the transactions called for by this Agreement until the Indemnification Termination Date, whereupon such representations and warranties shall terminate, provided that no such termination shall occur with respect to any representation or warranty made in a manner involving fraud or criminal misrepresentation. Notwithstanding the foregoing, the representation and warranty contained in
Section 4.6(b) shall not survive the Closing.

            11.2 Indemnification. Subject to the limitations set forth in this
Section 11.2 the parties hereto agree as follows:

            (a) The Purchaser, its successors, assigns and Representatives shall be indemnified by the Seller, its successors and assigns against any Damages incurred by the Purchaser which is caused by or arises out of (i) any breach of any representation or warranty of Windy Hill or the Seller contained in this Agreement or any Acquisition Document other than those breaches, if any, of which the Purchaser has actual knowledge at the time of Closing, (ii) the breach or other failure to perform any covenant, agreement or other obligation of Windy Hill or the Seller contained in this Agreement or any other Acquisition Document, (iii) any requirement of a Governmental Authority or court pursuant to any Environmental Law that the Purchaser or Hubbard investigate or remediate Hazardous Substances, other environmental condition or failure to comply with Environmental Law (or pay any fines or penalties in connection therewith) at any Real Property (other than the St. Joseph, Missouri facility) if such Hazardous Substances, other environmental condition or failure to comply with Environmental Laws was identified in the Disclosure Schedule under the caption "Environmental Matters -- Miscellaneous Matters" or in an environmental report listed on Schedule 6.10 (the "Indemnified Environmental Liabilities"), (iv) Purchaser's Indemnified Title Costs and Expenses as provided in Section 6.12; and (v) any claim the Seller has for Damages arising out of the breach of the representation and warranty contained in Section 3.01(y) of the Merger Agreement to the extent such Damages relate exclusively to the Business, the Transferred Assets or the Assumed Liabilities; provided, however, that in connection with any claim for indemnification for Damages under this Section 11.2(a) (except in a case involving fraud or criminal misrepresentation), (A) the Purchaser shall have no recourse against Windy Hill's or the Sellers' officers, directors or Representatives, (B) in the case of indemnification for Indemnified Environmental Liabilities, the indemnification under this Agreement shall be limited to 50% of any Damages and shall not be subject to the limitation set forth in Section 11.2(g) below, (C) in the case of indemnification for Purchaser's Indemnified Title Costs and Expenses, the indemnification under this Agreement shall not be subject to the limitation set forth in Section 11.2(g) below, but shall be subject to the provisions of Section 6.12 above and (D) the Seller's aggregate liability for indemnification under this Section 11.2(a) shall be subject to the limitation in Section 11.2(h) below. Notwithstanding the foregoing, the Purchaser shall not be indemnified for any Damages for which it receives proceeds under any insurance policy maintained by the Purchaser or with respect to rights under insurance policies assigned to it by the Seller, including without limitation, the title insurance policies obtained by the Purchaser pursuant to Section 6.11, and no Damages for which such proceeds are received shall be included in calculating the Threshold for indemnification set forth in this Section 11.2.

            (b) Windy Hill and the Seller, their successors, assigns and Representatives shall be indemnified by the Purchaser against Damages incurred by any of them which are caused by or arise out of (i) any breach of any representation or warranty of the Purchaser contained in this Agreement or any of the other Acquisition Documents, other than those breaches, if any, of which Windy Hill or the Seller has actual knowledge at the time of Closing, (ii) the breach or other failure to perform any covenant or agreement or other obligation of the Purchaser contained in this Agreement or any other Acquisition Document,
(iii) any Assumed Liability, including the Purchaser's failure to pay or satisfy any such liability.

            (c) Whenever any claim shall arise for indemnification hereunder (i) the party entitled to indemnification (the "Indemnified Party") shall provide written notice to the party from whom such indemnification is owing (the "Indemnifying Party") within a reasonable period of becoming aware of the right to indemnification and, as expeditiously as possible thereafter, of the factors constituting the basis for such claim and (ii) the Indemnifying Party shall be given access to all books and records in the possession or control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim; provided that any failure of the Indemnified Party to so notify the Indemnifying Party within any such time period shall not waive the Indemnified Party's indemnification rights hereunder except to the extent that the Indemnifying Party has been damaged by such a failure.

            (d) If any legal proceedings are instituted or any claim or demand is asserted by any person in respect of which the Indemnified Party determines it may seek indemnification pursuant to the provisions of this Section 11.2, the Indemnified Party shall promptly after such determination cause written notice of the assertion of any such claim to be made to Indemnifying Party. The Indemnifying Party shall have the right, at its option and expense and upon written notice to the Indemnified Party, to defend against, negotiate and, with the consent of the Indemnified Party (which consent shall not be unreasonably withheld) settle any such claim, and in such case, the Indemnified Party shall have the right to participate in such defense, negotiation or settlement at his own expense. The Indemnified Party and the Indemnifying Party agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Upon the payment of any claim for indemnification, the Indemnifying Party shall be subrogated to all rights and remedies of the Indemnified Party against any third person. The Indemnified Party may (but shall have no obligation to) defend any such third party claim, legal proceeding or demand in such manner as it may deem appropriate including, but not limited to, settling such claim, legal proceeding or demand, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Damages resulting therefrom.

            (e) The exclusive remedy of the Purchaser, Windy Hill and the Seller for breaches of representations and warranties in this Agreement (other than breaches resulting from any fraudulent or criminal misrepresentation) and for Damages related to the Excluded Liabilities is the indemnification provided for in Section 11.2.

            (f) Notwithstanding anything to the contrary contained herein, the Seller shall have no obligation for and the Purchaser shall not be entitled to any indemnification with respect to a claim made pursuant to Section 11.2(a) or 11.2(i) after the Indemnification

Termination Date, other than with respect to a claim for indemnification in connection with an Excluded Liability pursuant to Section 11.2(i)(C).

            (g) Except for claims under clause (B) or (C) of Section 11.2(a), the Purchaser shall not be entitled to indemnification pursuant to Section 11.2(a) of this Agreement until the aggregate Damages of the Purchaser under this Agreement (other than with respect to claims described in clause (B) or (C) of Section 11.2(a)) related to the Business or the Transferred Assets and the Seller under the Merger Agreement related to matters other than the Business or the Transferred Assets (other than with respect to claims described in Section 9.02(a)(E) or (F) of the Merger Agreement), exceed $750,000 (the "Threshold"), and then only with respect to Damages determined in accordance with Section 11.2(h).

            (h) The aggregate amount of claims for indemnification for which the Seller shall be obligated to the Purchaser pursuant to Section 11.2(a) shall be the sum of items (i) through (iv) below:

                  (i) the lesser of (y) the Purchaser's actual amount of claims for indemnification for Damages in excess of the amount of such Damages included in satisfying the Threshold pursuant to Section 11.2(g) and (z) the Purchaser's Percentage of the Cap;

                  (ii) in the event the Purchaser's Damages exceed the amount determined pursuant to subsection 11.2(h)(i)(z) above; the lesser of (y) such excess and (z) the sum of (A) the Seller's Percentage of the Cap less the amount of claims for which the Seller is entitled to be indemnified pursuant to the Merger Agreement to the extent such claims are not the result of a claim by the Purchaser for Damages pursuant to Section 11.2(a) of this Agreement and (B) the Seller's Damages under the Merger Agreement included in satisfying the Threshold; plus

                  (iii) in the event the amount described in subsection 11.2(h)(i)(y) is less than the amount described in subsection 11.2(h)(i)(z) and any amount included in such subsection 11.2(h)(i)(y) is not required to be paid until the Threshold has been satisfied, Purchaser's Damages included in satisfying the Threshold; minus

                  (iv) in the event any amount included in subsection 11.2(h)(i)(y) is not required to be paid until the Threshold has been satisfied, Purchaser's Percentage of the Threshold;

                  (v) for purposes of the calculation described above, Damages shall be deemed to have been used in satisfying the Threshold in the order claims for such Damages were made by the Purchaser under this Agreement and by the Seller under the Merger Agreement with respect to matters not relating to the Business or the Transferred

Assets, but only to the extent such Damages are actually included in satisfying the "deductible" in accordance with Section 11.2(a) of the Merger Agreement.

            For example, if the Purchaser's Damages equal $10,000,000, the Cap is $10,000,000, all of such Damages is payable without satisfaction of the Threshold and the Seller's Damages equal $5,000,000, none of which is subject to a deductible under the Merger Agreement, the Seller would pay $5,100,000 to the Purchaser in full satisfaction of its indemnity claims under Section 11.2(a) as follows:

            $4,600,000 in accordance with subsection (i)(z) plus

            $500,000 in accordance with subsection (ii)(z).

(Seller would be entitled to $4,900,000.)

            If the Cap is $10,000,000, Purchaser's Damages equal $6,000,000 of which $250,000 was used in satisfying the Threshold, and $800,000 is required to be paid without satisfaction of the Threshold, the Seller's Damages are $3,000,000, including $500,000 used to satisfy the Threshold and $2,000,000 is payable without regard to any deductible under the Merger Agreement, the Seller would pay $5,762,500 to the Purchaser in full satisfaction of its indemnity claims under Section 11.2(a) as follow:

            $4,600,000 in accordance with subsection (i)(z); plus

            $1,500,000 in accordance with subsection (ii)(y); plus

            $0 in accordance with subsection (iii); minus

            $337,500 in accordance with subsection (iv).

(Seller would be entitled to $2,487,500.)

            If the Cap is $10,000,000 Purchaser's Damages equal $1,500,000, of which $600,000 was used in satisfying the Threshold, the Seller's Damages equal $1,250,000, $150,000 of which was used to satisfy the Threshold and all such Damages of the Purchaser are subject to the Threshold, the Seller would pay $1,162,500 to the Purchaser in full satisfaction of its indemnity claims under
Section 11.2(a) as follows:

            $900,000 in accordance with subsection (i)(y); plus

            $0 in accordance with subsection (ii); plus

            $600,000 in accordance with subsection (iii); minus

            $337,500 in accordance with subsection (iv).

(Seller would be entitled to $837,500.)

            If the Cap is $10,000,000, Purchaser's Damages equal $3,000,000, of which $250,000 was used in satisfying the Threshold and $800,000 is required to be paid without satisfaction of the Threshold, the Seller's Damages are $6,000,000, including $500,000 used to satisfy the Threshold and $2,000,000 is payable without regard to any deductible under the Merger Agreement, the Seller would pay $2,662,500 to the Purchaser in full satisfaction of its indemnity claims under Section 11.2(a) as follows:

            $2,750,000 in accordance with subsection (i)(y); plus

            $0 in accordance with subsection (ii); plus

            $250,000 in accordance with subsection (iii); minus

            $337,500 in accordance with subsection (iv).

(Seller would be entitled to $5,587,500.)

            (i) In addition to the indemnification provided in Section 11.2(a), the Purchaser, its successors, assigns and Representatives shall be indemnified by the Seller, its successors and assigns against any Damages incurred by the Purchaser that is caused by or arises out of any Excluded Liability, including the Seller's failure to pay or satisfy any such Liability; provided however, that in connection with any claim for indemnification for Damages under this
Section 11.2(i) (except in a case involving fraud or criminal misrepresentation), (A) the Purchaser shall have no recourse against Windy Hill or the Seller's officers, directors or Representatives, (B) to the extent the Damages incurred by the Purchaser that are related to an Excluded Liability may also be the subject of a claim pursuant to Section 11.2(a) other than a claim for a breach of the representations and warranties contained in Section 4.19 or 4.20, the Seller's indemnification obligation with respect to such Excluded Liability shall be governed by Section 11.2(a), (C) if the Excluded Liability does not relate to the Business or the Transferred Assets it is not subject to the limitation in Sections 11.2(g) and 11.2(h) and (D) the Seller's aggregate liability for indemnification under this Section 11.2(i) shall not exceed an amount equal to the Purchaser's Percentage of the Cap (the "Special Indemnity Cap"). Notwithstanding the foregoing, the Purchaser shall not be indemnified for any Damages for which it receives proceeds under any insurance policy maintained by the Purchaser or with respect to rights under insurance policies assigned to it by the Seller, including without limitation, the title insurance policies obtained by the

Purchaser pursuant to Section 6.11, and no Damages for which such proceeds are received shall be included in calculating the Threshold for indemnification set forth in this Section 11.2.

            11.3 Payment of Indemnification Claims Under Section 11.2(a).

            (a) The Seller shall make payments to the Purchaser with respect to claims for indemnification under Section 11.2(a) when it shall have received payments with respect to such claims in accordance with the Merger Agreement.

            (b) In the event (i) the Purchaser has made claims in excess of the Purchaser's Percentage of the Cap with respect to which the Seller has received payments under the Merger Agreement ("Excess Purchaser Claims") or (ii) Seller has received payments with respect to claims for indemnification made under the Merger Agreement which do not relate to the Business or the Transferred Assets in excess of the Seller's Percentage of the Cap ("Excess Seller's Claims"), the Seller agrees (except as provided in Section 6.12 with respect to Purchaser's Indemnified Title Costs and Expenses) to place the amount of such Excess Purchaser Claims and Excess Seller's Claims in an escrow account pursuant to an escrow agreement mutually satisfactory to the Seller and the Purchaser, which shall provide that such escrowed funds shall be disbursed in the amounts determined in accordance with Section 11.2(h) upon final resolution of all claims under the Merger Agreement and Section 11.2(a) of this Agreement. In no event shall the Seller's indemnification obligations to the Purchaser, its successors, assigns and Representatives pursuant to Section 11.2(a) of this Agreement exceed amounts recovered by the Seller under the Merger Agreement.

            11.4 Specific Obligations of the Seller for Accounts Receivable. Notwithstanding any other provisions of this Article XI to the contrary, the Seller shall have the following specific obligations with respect to certain Accounts Receivable. With respect to Accounts Receivable reflected on the Closing Date Balance Sheet that are due and payable on or prior to the 180th day immediately following the Closing Date but have not been collected on or prior to such date (the "Uncollected Accounts Receivable"), the Seller shall on or before the seventh business day following notice from the Purchaser of the Uncollected Accounts Receivables, and without regard to the notification requirements in Section 11.2(c), the Cap or the Special Indemnity Cap and without first satisfying the Threshold, pay to the Purchaser an amount equal to the recorded amounts of the Uncollected Accounts Receivable on the Closing Date Balance Sheet less the amount of the allowance for doubtful accounts on the Closing Date Balance Sheet and the Purchaser shall turn over and sell such Uncollected Accounts Receivable (the "Sold Accounts Receivable") to the Seller. The Purchaser shall thereafter promptly remit to the Seller any amounts received by the Purchaser with respect to the Sold Accounts Receivable. In the event the Purchaser receives any unallocated payment from a customer after the Closing, it shall require the customer to identify the invoice to which such unallocated payment relates and shall apply the payment to the account receivable so identified.

            11.5 Bulk Sales Law. The Purchaser hereby waives compliance by the Seller with the provisions of the bulk sales law of any jurisdiction. Nevertheless, in addition to any other indemnities herein provided, the Seller shall indemnify and hold the Purchaser harmless against and from any and all Damages to the Purchaser resulting from such non-compliance including any Liens claimed against the Transferred Assets by any creditor arising from any credit extended to Seller prior to the Closing Date, without first satisfying the Threshold, and without regard to the Cap or the Special Indemnity Cap.

            11.6 Cooperation.

            (a) The Purchaser and Seller shall keep each other informed regarding potential claims that could be brought under the indemnification provisions of either this Agreement or the Merger Agreement. The Seller agrees that if the Purchaser shall make a claim for indemnification against the Seller pursuant to Section 11.2(a) with respect to a matter as to which the Seller would have a claim under the Merger Agreement, the Seller shall make a claim for indemnification pursuant to Section 9.02 of the Merger Agreement.

            (b) In the event (i) Windy Hill has a claim or claims for Damages under the Merger Agreement which, if brought would, in the reasonable judgment of the Purchaser, cause the Threshold to be exceeded as described in Section 11.2(g) of this Agreement and (ii) Windy Hill, in its sole discretion, determines not to make such claim or claims, Windy Hill shall pay to the Purchaser the amount, calculated in accordance with Section 11.2(h), that the Purchaser would have been entitled to had the Seller brought such claim or claims under the Merger Agreement.

            11.7 Security Interest. In order to secure the full and timely payment and performance by the Seller of its indemnification obligations under this Agreement, the Seller hereby grants to the Purchaser, subject to the limitations set forth in this Section 11.7 and Section 11.2 of this Agreement, a first priority security interest in the Seller's rights to payment from the escrow accounts established pursuant to the Merger Agreement and the Armour Stock Purchase Agreement (as defined in the Merger Agreement) for claims relating to the Transferred Assets or the Business. The foregoing security interest is expressly limited to rights to payment in respect of claims asserted against the escrow accounts by the Sellers and shall not be deemed to grant to the Purchaser any right to assert claims against such escrow accounts. The Seller agrees with the Purchaser that (A) the Seller will not amend, waive or terminate any portion of the Merger Agreement or the Escrow Agreement without the prior written consent of the Purchaser unless such amendment, waiver or termination would not adversely affect the Purchaser's rights under this Agreement, and (B) the Seller will cause all persons having a security interest in the Seller's indemnification rights under the

Merger Agreement and the escrow account established under the Merger Agreement to subordinate their security interests to the interests granted to the Purchaser pursuant to this Section 11.7.

            11.8 St. Joseph, Missouri Facility. If the Purchaser suffers or incurs any Damages which are caused by or arise out of any environmental condition at, or the failure to comply with any Environmental Law with respect to, the St. Joseph, Missouri facility prior to the Closing Date, the Purchaser, its successors, assigns and Representatives shall be indemnified by the Seller, its successors and assigns against such Damages. This indemnification commitment shall not be subject to the limitations set forth in Section 11.2(g) or 11.2(h), but shall be subject to the provisions of Section 11.2(c) and 11.2(d).

                                   ARTICLE XII

                                   TERMINATION

            12.1 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) by the mutual written consent of the Purchaser and Windy Hill;

            (b) by either the Purchaser or Windy Hill, upon at least 10 days prior written notice, if there shall have been a material breach by the other party of any of the representations, warranties, covenants or other obligations under this Agreement which shall not have been waived by the non-breaching party and which breach cannot be cured by the date set forth in Section 12.1(d) below;

            (c) in the event the Purchaser receives notice under Section 6.4 of a supplement or amendment to the Disclosure Schedule which has disclosed or, which together with any prior supplements or amendments pursuant to such Section discloses, any change or effect which has had or could reasonably be expected to have a Seller Material Adverse Effect, then the Purchaser, Windy Hill and the Seller shall, for a period of five business days after the receipt by the Purchaser of any supplement or amendment, negotiate in good faith as to adjustments, if any, to the terms of this Agreement, and if the Purchaser, Windy Hill and the Seller do not agree to any such adjustments, the Purchaser may, prior to the tenth business day after its receipt of the applicable supplement or amendment, terminate this Agreement;

            (d) by either the Purchaser or Windy Hill, upon written notice, if the Closing shall not have occurred on or before August 31, 1997 for any reason other than the failure or refusal of the party seeking to terminate to perform any of its obligations hereunder;

            (e) by either the Purchaser or Windy Hill if any Governmental Authority having competent jurisdiction shall have issued an order, decree or ruling or taken any other action (other than a second request under the Hart-Scott-Rodino Act) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the other Acquisition Documents, and such order, decree, ruling or other action shall have become final and non-appealable;

            (f) by the Purchaser, if the Business Financial Statements for the period ended January 31, 1997 are materially different from the Financial Statements for the 9-month period then ended, other than as a result of the allocation of costs and expenses related to bonus, profit sharing and corporate administration, within nine business days of delivery of the Business Financial Statements as provided in Section 6.7 of this Agreement; or

            (g) by the Purchaser, if any of the environmental reports to be delivered to the Purchaser pursuant to Section 6.10 of this Agreement (i) disclose environmental matters not known or disclosed to the Purchaser prior to the date hereof, or (ii) indicate that any environmental matters previously disclosed to the Purchaser are more significantly extensive or costly to remediate than the environmental reports delivered to the Purchaser on or prior to the date of this Agreement have disclosed, within nine business days of delivery of the last of such environmental reports to the Purchaser.

            12.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1 hereof, such termination shall be the sole remedy, and, except with respect to Section 13.1 and Section 13.3 hereof, (i) this Agreement shall forthwith become void and (ii) there shall be no liability on the part of the Seller, Windy Hill, Hubbard, the Purchaser or any of their Representatives; provided, however, that if such termination shall occur pursuant to Section 12.1(b) of this Agreement, the breaching party shall be fully liable for any and all Damages sustained or incurred by the other party hereto or any of its Representatives as a result of or arising from such breach and such other party shall be entitled to seek any remedies available to it at law or in equity.

            12.3 Employee Benefit Plans. For a period of one year following the
Merger: (i) the Purchaser will not materially amend, modify or terminate any employee benefit plans (including vacation and holiday plans) adopted and maintained pursuant to Section 10.3(a), and (ii) the Purchaser will not extend coverage under any Employee Pension Benefit Plan adopted and maintained pursuant to Section 10.3(a) other than to employees of the Business. Nothing herein contained shall prohibit the Purchaser from amending, modifying or terminating any employee benefit plan described in the preceding sentence following the first anniversary of the Merger.

                                  ARTICLE XIII

                                  MISCELLANEOUS

            13.1 Public Announcements. Except as required by applicable Law or any Governmental Authority with competent jurisdiction, prior to the Closing, neither party hereto, nor their Representatives, shall issue any press release or make any public announcement or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed, it being agreed that any disclosure or announcement required by applicable law or any Governmental Authority shall be made only after prior written notice to the other parties to this Agreement.

            13.2 Amendment; Waiver. Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived except by a written instrument signed by all of the parties hereto (or, in the case of a waiver, by the party granting such waiver). No waiver of any of the terms or provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other term or provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of a party hereto to insist upon strict compliance by another party hereto with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 13.2.

            13.3 Fees and Expenses.

            (a) Except as otherwise expressly provided in this Agreement, each of the parties hereto shall bear and pay all fees, costs and expenses incurred by it or any of its Affiliates in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the other Acquisition Documents and the transactions contemplated hereby or thereby (whether or not such transactions are consummated), including, without limitation, any fees, expenses or commissions of any of its Representatives. Each party shall pay the fees of American Appraisal Associates for any facility that shall be operated by such party after the Closing Date at a rate of $10,000 per facility plus reasonable expenses related to such facility.

            (b) At the Closing, the Purchaser and the Seller shall each pay one-half of the amount of all Liabilities for sales Taxes and transfer and excise Taxes in connection with the transfer of assets herein provided including, without limitation, the Real Property, and the Seller shall pay all recording charges and filing fees in connection with the cancellation, satisfaction or release of any recorded or filed document required to be cancelled, satisfied or released in accordance with the terms and provisions of this Agreement. The Purchaser and the Seller shall each pay one-half of all recording charges and filing fees imposed in connection with recording the Deeds and Taxes imposed in connection with the transfer of vehicles included in the Transferred Assets.

            (c) At the Closing, the Purchaser shall pay $55,000 to the Seller to reimburse the Seller for costs incurred in connection with the Surveys. At the Closing, the Seller shall pay to the Purchaser one-half of the amount of all "special assessments" levied against the Fee Property as of the Closing Date and such "special assessments" shall not be accrued on the Closing Date Balance Sheet.

            (d) Upon receipt from the Purchaser of proper substantiating documentation, the Seller shall reimburse the Purchaser for one-half (but not in excess of $37,500 in total) of all legal, accounting and actuarial costs incurred by the Seller in (i) establishing and qualifying the Hourly Pension Plan and the Salaried Pension Plan, (ii) subsequently terminating the Hourly Pension Plan and the Salaried Pension Plan and (iii) establishing and qualifying defined contribution pension plans to replace the Hourly Pension Plan and the Salaried Pension Plan.

            13.4 Notices.

            (a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and mailed or facsimiled or delivered by hand or courier service:

            (i) If to the Seller or Windy Hill, to:

                Windy Hill Pet Food Acquisition Co.
                c/o  Dartford Partnership, L.L.C.
                456 Montgomery Street, Suite 2200
                San Francisco, CA   94104
                Attention:  Ray Chung
                Facsimile:  415-982-3023
                Telephone:  415-982-3019

                With a copy to:

                Richards & O'Neil, LLP
                885 Third Avenue
                New York, NY   10022-4873
                Attention:  Ann F. Chamberlain, Esq.
                Facsimile:  212-750-9022
                Telephone:  212-207-1200

           (ii) If to the Purchaser, to:

                Feed-Rite (US) Animal Feeds, Inc.
                c/o Feed-Rite, Ltd.
                17 Speers Road
                Winnipeg, Manitoba
                Canada R2J 1M1
                Attention:  M.E. Moloney
                Facsimile:  204-235-1260
                Telephone:  204-233-8418

                With a copy to:

                Dorsey & Whitney LLP
                220 South Sixth Street
                Minneapolis, MN   55402
                Attention:  Michael Trucano, Esq.
                Facsimile:  612-340-2868
                Telephone:  612-340-2600

            (b) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 13.4 (i) if delivered personally against proper receipt or by confirmed facsimile transmission shall be effective upon delivery and (ii) if delivered (A) by certified or registered mail with postage prepaid shall be effective five (5) business days or (B) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective two (2) business days following the date when mailed or couriered, as the case may be. Any party hereto may from time to time change its address for the purpose of notices to such party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

            13.5 Alternative Dispute Resolution.

            (a) Windy Hill, the Seller and the Purchaser recognize that a bona fide dispute as to certain matters may from time to time arise after the Closing Date relating to rights or obligations under this Agreement. In such instance (other than with respect to the Closing Date Balance Sheet), Windy Hill, the Seller or the Purchaser, as the case may be, may by written notice to the other have such dispute referred to the representative of Windy Hill and the Seller and the representative of the Purchaser designated below or his successor, for attempted resolution by good faith negotiation within 30 days after such notice is received. The designated representative of Windy Hill and the Seller is James
B. Ardrey; the designated representative of the Purchaser is M.E. Moloney. Any settlement reached by the representatives under this Section 13.5(a) shall not be binding until reduced to writing and signed by them. When reduced to writing, such settlement agreement shall supersede all other agreements, written or oral, to the extent such agreements specifically pertain to the matters so settled. If the representatives of the Purchaser and the Seller are unable to resolve such dispute within such 30-day period, either may demand arbitration pursuant to
Section 13.5(b).

            (b) Except as provided below, any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Chicago, Illinois at a time and location designated by the arbitrator, but not exceeding 90 days after demand for arbitration has been made. Arbitration shall be conducted by the American Arbitration Association in accordance with its Rules of Commercial Arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge experienced in business litigation or any attorney who has practiced business litigation for at least ten years. Arbitration will be conducted pursuant to the provisions of this Agreement and the Commercial Arbitration Rules of the American Arbitration Association. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of and may be decided by the arbitrator. The arbitrator shall assess the costs and expenses of the arbitration against the parties in such proportion as may be fair and equitable. Nothing herein contained shall bar either party from seeking equitable remedies in a court of appropriate jurisdiction.

            (c) In the event a dispute arises under this Agreement with respect to a claim by the Purchaser for indemnification from the Seller in accordance with Section 11.2(a) of this Agreement with respect to which the Seller has asserted or intends to assert a claim pursuant to Section 9.2(a) of the Merger Agreement against the Escrow Amount, as defined therein, and which is or becomes subject to the alternative dispute resolution mechanism contained in Section
9.04 of the Merger Agreement, the Seller shall use commercially reasonable efforts to have the Purchaser and its representative named in Section 13.5(a) above participate in the alternative dispute resolution procedure described in
Section 9.04(a) or 9.04(b) of the Merger Agreement. In the event the Shareholder Representative, as defined in the Merger Agreement, permits the Purchaser's participation in the alternative dispute resolution, Windy Hill, the Seller and the Purchaser shall be bound by the outcome of such resolution as provided in Section 13.5(a) and (b) hereof. In the event the Shareholder Representative does not permit the Purchaser's participation in the alternative dispute resolution, the representative of Windy Hill and the Seller agrees to act in accordance with the commercially reasonable instructions of the Purchaser and its counsel and Windy Hill, the Seller and the Purchaser shall be bound by the outcome of such resolution.

            (d) In the event that Purchaser makes a claim for indemnification against the Seller pursuant to Section 11.2(a) of this Agreement with respect to a matter which Windy Hill or the Seller has already made a claim against the Escrow Amount and such claim has been resolved in accordance with Sections 11.2(a) of the Merger Agreement, such previous resolution shall be binding upon the Purchaser as if made in accordance with this Section 13.5 of this Agreement.

            13.6 Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder of the parties hereto may be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding the foregoing, the Purchaser may assign its rights to indemnification hereunder to a lender or lenders providing financing for the transactions contemplated hereby.

            13.7 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof.

            13.8 Headings. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

            13.9 Entire Agreement. This Agreement and the other Acquisition Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties hereto, their respective Affiliates or any of the Representatives of any of them with respect thereto, other than the Confidentiality Agreement, dated March 27, 1997 between the Purchaser and Windy Hill. There are no agreements, covenants or undertakings with respect to the subject matter of this Agreement and the Acquisition Documents other than those expressly set forth or referred to herein or therein and no representations or warranties of any kind or nature whatsoever, express or implied including, without limitation, with respect to the information contained in the Hubbard Milling Company Confidential Information

Memorandum prepared by CS First Boston respecting Hubbard, are made or shall be deemed to be made herein by the parties hereto except those expressly made in this Agreement and the other Acquisition Documents.

            13.10 Severability. Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term and/or provision hereof. In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall not affect any other term or provision hereof, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein. Moreover, if any term or provision of this Agreement shall for any reason be held to be excessively broad as to time, duration, activity, scope or subject, the parties request that it be construed, by limiting and reducing it, so as to be enforceable to the fullest extent permitted under applicable Law.

            13.11 No Third Party Beneficiaries. Except as and to the extent otherwise provided herein, nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any Person other than the parties hereto and their respective successors and permitted assigns.

            13.12 References to Articles, Etc. All references herein to Articles, Sections, Exhibits and Schedules shall be to Articles and Sections of and Exhibits and Schedules to this Agreement.

            13.13 References to "Herein," Etc. As used in this Agreement, the words "herein", "hereof", "hereby" and "hereunder" shall refer to this Agreement as a whole, and not to any particular section, provision or subdivision of this Agreement.

            13.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

            13.15 Injunctive Relief. The Seller and Feed-Rite, Ltd. acknowledge and agree that their agreements and covenants in Section 10.7 of this Agreement relate to matters which are of a special, unique and extraordinary character and are of vital concern to the Seller and Windy Hill; further, the Seller and Feed-Rite, Ltd. acknowledge and agree that the Seller and Windy Hill have entered into this Agreement in reliance upon their agreements and covenants contained in Section 10.7 of this Agreement. The Seller and Feed-Rite, Ltd. further acknowledge and agree that any violation, breach or threatened breach of any of their agreements or covenants in Section 10.7 of this Agreement will result in irreparable damage to the Seller and Windy Hill for which there is no adequate remedy at law. Therefore, the Seller and Feed-Rite, Ltd. agree that the Seller and Windy Hill shall have the right in addition to any other rights they may have, to obtain injunctive and other equitable relief for any violation, breach or threatened breach of Section 10.7 of this Agreement by the Seller or Feed-Rite, Ltd.

                         [Page 65 intentionally omitted]

            IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

                                       WINDY HILL PET FOOD COMPANY, INC.



                                       By /s/ Ray Chung
                                          --------------------------------------
                                          Name:
                                          Title:


                                       WINDY HILL PET ACQUISITION CO.



                                       By /s/ Ray Chung
                                          --------------------------------------
                                          Name:
                                          Title:


                                       FEED-RITE (US) ANIMAL FEEDS, INC.



                                       By /s/ M.E. Moloney
                                          --------------------------------------
                                          Name:  Maurice E. Moloney
                                          Title: President & CEO

                                       With Respect to Sections 10.7 and 13.15
                                       Only:

                                       FEED-RITE, LTD.



                                       By /s/ M.E. Moloney
                                          --------------------------------------
                                          Name:  Maurice E. Moloney
                                          Title: President & CEO

                                                                       EXHIBIT A

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

            ASSIGNMENT AND ASSUMPTION AGREEMENT made this ___ day of May, 1997 between Feed-Rite (US) Animal Feeds, Inc., a Minnesota corporation (the"Purchaser") and Windy Hill Pet Food Company, Inc., a Minnesota corporation (the "Seller").

                              W I T N E S S E T H:

            WHEREAS, pursuant to the Asset Purchase Agreement, dated April __, 1997 (the "Purchase Agreement"), by and among the Purchaser, Windy Hill Pet Food Acquisition Co. ("Acq. Co.") and Windy Hill Pet Food Company, Inc., a Delaware corporation, the Seller agrees to transfer, sell, convey, assign and deliver to the Purchaser, and the Purchaser agrees to purchase and accept as of the Closing Date, the Transferred Assets; and

            WHEREAS, Acq. Co. was merged with and into the Seller, which was formerly known as Hubbard Milling Company, on May [__], 1997 pursuant to the provisions of the Minnesota Business Corporation Act; and

            WHEREAS, the Purchase Agreement provides for the Seller's assignment of certain contracts, agreements and commitments to the Purchaser; and

            WHEREAS, the Purchase Agreement provides for the Purchaser's assumption of the Assumed Liabilities.

            NOW THEREFORE, in consideration of the premises and in accordance with the provisions of the Purchase Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

            Section 1. Definitions.

            1.1. Unless otherwise herein defined all terms used herein shall have the respective meanings ascribed to them in the Purchase Agreement.

            1.2. Words importing singular number shall include the plural number and vice versa. The words "herein," "herewith," "hereby," "hereof" and words of similar import shall refer to this Agreement as a whole, and not any particular section provision or subdivision of this Agreement.

            Section 2. Assignment and Assumption of Contracts and Commitments.

            2.1. The Seller hereby transfers, sells, conveys, assigns and delivers to the Purchaser, all of the Seller's right, title and interest in and to all contracts, agreements, commitments, grants, sales orders, arrangements and undertakings, whether oral or written, included in the Transferred Assets (the "Assigned Contracts"). Such transfer, sale, conveyance, assignment and delivery shall be effective as of the date hereof.

            2.2. The Purchaser hereby absolutely and irrevocably accepts and assumes to be solely liable and responsible for and to perform all rights, liabilities and obligations of the Seller under or pursuant to the Assigned Contracts, all subject to the terms and conditions of the Purchase Agreement. Such acceptance, assumption and covenant shall be effective as of the date hereof.

            2.3. Notwithstanding the foregoing, to the extent that any of the Assigned Contracts are not assignable without the consent of another party, the assignment of the Seller's right, title and interest in such Assigned Contracts, and the assumption by the Purchaser of any liability or obligation of the Seller relating to any such Assigned Contracts, is subject to obtaining any such consents to assignment.

            2.4. It is understood and agreed that the Purchaser is not, by this instrument, assuming any obligation or liability of Seller that is not an Assumed Liability and that Seller continues to be liable for any and all obligations and liabilities that are not Assumed Liabilities including, without limitation, the Excluded Liabilities.

            Section 3. Separate Agreement.

            Notwithstanding any other provisions of this agreement to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including the warranties, covenants, agreements, conditions, representations or, in general any of the rights and remedies, and any of the obligations and indemnifications of the Seller or the Purchaser set forth in the Purchase Agreement nor shall this agreement expand or enlarge any remedies under the Purchase Agreement including without limitation any limits on indemnification specified therein. This agreement is intended only to effect the assignment of certain contracts and commitments and the assumption of certain liabilities pursuant to the Purchase Agreement and shall be governed entirely in accordance with the terms and conditions of the Purchase Agreement.

            Section 4. Non-Merger; Miscellaneous.

            4.1. The agreements, obligations, assumptions and covenants of the Purchaser and the Seller under the Purchase Agreement are not merged into this agreement and shall, to the extent provided in the Purchase Agreement, survive the execution and delivery of this agreement, and the performance of the consummation of all transactions provided for in the Purchase Agreement.

            4.2. This Assignment and Assumption Agreement shall be binding upon and enforceable against the Purchaser, its assigns and successors.

            4.3. This Assignment and Assumption Agreement shall be governed by and construed with accordance with the internal laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof.

            4.4. This Assignment and Assumption Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              FEED-RITE (US) ANIMAL FEEDS, INC.


                              By
                                 ------------------------------------------
                                 Name:
                                 Title:


                              WINDY HILL PET FOOD COMPANY, INC.


                              By
                                 ------------------------------------------
                                 Name:
                                 Title:

                                                                       EXHIBIT B

                                  BILL OF SALE

            KNOW ALL PEOPLE BY THESE PRESENTS, Windy Hill Pet Food Company, Inc., a Minnesota corporation, formerly known as Hubbard Milling Company ("Seller"), in consideration of the Purchase Price set forth in Section 2.5 of the Asset Purchase Agreement, dated April [___], 1997, by and among Feed-Rite
(US) Animal Feeds, Inc., a Minnesota corporation ("Purchaser"), Windy Hill Pet Food Acquisition Co. (which was merged into the Seller) and WHPF II, Inc., formerly known as Windy Hill Pet Food Company, Inc., a Delaware corporation (the "Purchase Agreement"), the receipt of which is hereby acknowledged by Seller, hereby grants, bargains, sells, transfers, assigns, sets over, conveys, and delivers to Purchaser, its successors and assigns, all of Seller's right, title and interest in and to all of the Transferred Assets as defined and more specifically described in the Purchase Agreement. All capitalized terms used herein not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

            Seller covenants and agrees that Seller shall, whenever and as often as reasonably requested to do so by Purchaser or its successor and assigns, promptly execute, acknowledge and deliver such other documents and instruments of conveyance and transfer and take such other action as may reasonably be required to more effectively convey, transfer and to vest in Purchaser, its successor and assigns, and to put Purchaser and its successors and assigns in possession of all and each of the Transferred Assets conveyed, transferred and delivered under this Bill of Sale.

            Notwithstanding any other provisions of this Bill of Sale to the contrary, nothing contained in this Bill of Sale shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including the warranties, covenants, agreements, conditions, representations or, in general, any of the rights and remedies, and any of the obligations and indemnifications of Seller or Purchaser set forth in the Purchase Agreement nor shall this Bill of Sale expand or enlarge any remedies under the Purchase Agreement including without limitation any limits on indemnification specified therein. This Bill of Sale is intended only to effect the transfer of certain property to be transferred pursuant to the Purchase Agreement and shall be governed entirely in accordance with the terms and conditions of the Purchase Agreement.

            IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale on this ___ day of May, 1997.

                                       WINDY HILL PET FOOD COMPANY, INC.



                                       By ____________________
                                          Name:
                                          Title:

                                                                       EXHIBIT C

                             DISTRIBUTION AGREEMENT

            THIS DISTRIBUTION AGREEMENT ("Agreement"), made and entered into this ____ day of May, 1997, by and between Windy Hill Pet Food Company, Inc., a Minnesota corporation ("Windy Hill"), and Feed-Rite (US) Animal Feeds, Inc., a Minnesota corporation ("Feed-Rite").

                              W I T N E S S E T H:

            WHEREAS, Windy Hill is comprised of two main divisions, the Pet Food Division ("Pet Division") and the Animal Feed Division ("Feed Division"); and

            WHEREAS, the Pet Division manufactures certain Pet Products that the Feed Division purchases as a distributor to sell to its customers and the Feed Division manufactures certain Feed Products that are purchased by the Pet Division to sell as a distributor to its customers (collectively, the "sales arrangement"); and

            WHEREAS, Windy Hill and Feed-Rite have entered into an Asset Purchase Agreement, dated as of April 25, 1997, whereby Feed-Rite shall acquire from Windy Hill substantially all the assets and certain liabilities comprising the Feed Division; and

            WHEREAS, Windy Hill and Feed-Rite desire to continue the sales arrangement after the sale and purchase contemplated by the Asset Purchase Agreement.

            NOW THEREFORE, for and in consideration of the premises and of the covenants and conditions hereinafter set forth, the parties agree as follows:

            1. Definitions.

            1.1. "Distributor" shall mean the distributor of the other party's Products.

            1.2. "Feed Products" shall mean only those products manufactured and packaged by Feed-Rite and listed on Exhibit A attached hereto. Windy Hill acknowledges that Feed-Rite may produce or have available for marketing other products that it will not include on Exhibit A.

            1.3. "Pet Products" shall mean only those products manufactured and packaged by Windy Hill and listed on Exhibit B attached hereto. Feed-Rite acknowledges that Windy Hill may produce or have available for marketing other products that it will not include on Exhibit B.

            1.4. "Products" shall mean the Pet Products and the Feed Products.

            1.5. "Proprietary Information" shall mean any and all confidential information now or hereafter owned or used by the parties, including but not limited to all processes, formulas, know-how techniques, technical plans, sales plans, marketing plans, strategies, customer lists and supplier lists relating to the manufacture, marketing and sale of the Products.

            1.6. "Seller" shall mean the party selling the Products to the Distributor as provided in Section 2 of this Agreement.

            1.7. "Trademarks" shall mean the marks and other designations listed on Exhibit C attached hereto and as the same may be amended, in writing, by the parties to include such other trademarks, service marks, brand names and other designations as may hereafter be used by Parties in conjunction with the distribution of the Products.

            1.8. "Designated Territory" shall mean the shaded area shown on the map of the contiguous 48 United States attached hereto as Exhibit D.

            2. Mutual Appointment as Distributors; Grant of License and Exclusivity.

            2.1. Subject to the terms and conditions of this Agreement, Windy Hill hereby appoints Feed-Rite, and Feed-Rite hereby accepts such appointment, as the exclusive independent distributor of the Pet Products in the Designated Territory during the Term, as defined below. Feed-Rite hereby acknowledges that Windy Hill may appoint other distributors or dealers outside the Designated Territory and, except as provided in Section 2.4 below, may engage in the distribution and sale of the Pet Products within or without the Designated Territory.

            2.2. Subject to the terms and conditions of this Agreement, during the Term, Windy Hill hereby grants to Feed-Rite a nonexclusive license to use the Trademarks listed in Section I of Exhibit C attached hereto (the "Windy Hill Trademarks") only on and in connection with the distribution and sale of Pet Products purchased by Feed-Rite from Windy Hill pursuant to this Agreement in the Designated Territory during the Term.

            2.3. In consideration of the appointment of Feed-Rite as the exclusive distributor of the Pet Products in the Designated Territory, Feed-Rite agrees that during the Term it will not buy any extruded pet food intended for consumption by dogs, cats or fish from any manufacturer or producer of such products other than Windy Hill.

            2.4. Windy Hill agrees that during the Term it will not distribute or sell any Pet Product under the names "Lassy" or "Hubbard" or any trademark, trade dress format, logo, trade name or other name which contains either "Lassy" or "Hubbard" or is confusingly similar to such Trademarks to any customer other than customers to which the Pet Division sold Pet Products prior to the date hereof within the Designated Territory without the prior written consent of Feed-Rite, which consent may not be unreasonably withheld or delayed.

            2.5. Subject to the terms and conditions of this Agreement, Feed-Rite hereby appoints Windy Hill, and Windy Hill hereby accepts such appointment, as a non-exclusive independent distributor of the Feed Products during the Term. Windy Hill hereby acknowledges that Feed-Rite may appoint other distributors or dealers, and may otherwise engage in the distribution or sale of the Feed Products.

            2.6. Subject to the terms and conditions of this Agreement, during the Term, Feed-Rite hereby grants to Windy Hill a nonexclusive license to use the Trademarks listed in Section II of Exhibit C attached hereto (the "Feed-Rite Trademarks") only on and in connection with the distribution and sale of Feed Products purchased by Windy Hill from Feed-Rite pursuant to this Agreement.

            2.7. In consideration of the covenant of Feed-Rite contained in
Section 2.4 of this Agreement, Windy Hill agrees that during the Term it will not buy any animal feed products intended for consumption by ducks, geese, pheasants, rabbits, chickens or horses from any manufacturer or producer of such products other than Feed-Rite.

            3. Trademark Ownership and Protection.

            3.1. Each party acknowledges and agrees that, as between the parties, Windy Hill is the sole and exclusive owner of the Windy Hill Trademarks and Feed-Rite is the sole and exclusive owner of the Feed-Rite Trademarks. Neither party shall acquire nor claim any ownership interest to the other party's Trademarks by virtue of such party's license or use of such Trademarks and all use by either party of the other party's Trademarks shall inure to the benefit of the owner of such Trademarks. Furthermore, each party acknowledges and agrees that (i) it shall have no rights to use the other party's Trademarks in any manner whatsoever, except as expressly provided in this Agreement including, but not limited to, in connection with any products other than the Products purchased by such party from the other party pursuant to this Agreement, and (ii) all rights, licenses and privileges not specifically granted herein are excluded from this Agreement. Without limiting the foregoing, each party acknowledges and agrees that the other party shall have the right to use, license or otherwise exploit its Trademarks in any manner, in its sole discretion, in connection with any products or services including, but not limited to, the Products.

            3.2. Neither party shall be permitted to repackage or otherwise alter any Products bearing the other party's Trademarks it purchases from the other party pursuant to this Agreement. Furthermore, each party shall cause to appear on any other materials whatsoever on or in connection with which the other party's Trademarks are used, such legends, markings and notices as such party may reasonably prescribe in order to give appropriate and customary notices of any trademark or other rights. To confirm compliance with the foregoing, each party shall submit to the other copies of its sole use of the other party's Trademarks on promotional, advertising or other materials for approval by such party prior to use.

            3.3. Each party further acknowledges and agrees that it shall not
(i) use, register or attempt to register any trademark, trade dress format, logo, trade name or other design which is confusingly similar to the other party's Trademarks or (ii) contest or assist any other party in contesting the validity of the other party's Trademarks or ownership thereof. In addition, each party agrees to assist the other party, at the expense of the party seeking assistance, in maintaining any registrations of such party's Trademarks and/or in recording this Agreement with the appropriate governmental agencies. Notwithstanding the foregoing, Windy Hill will not object to the use by Feed-Rite of the name "Mother Hubbard" in connection with the distribution, marketing and sale of dog food in Australia; provided, however, Windy Hill makes no representation as to the availability of such name and shall have no liability to Feed-Rite under Section 6 of this Agreement or otherwise arising out of Feed-Rite's use of such name.

            4. Sale of Products; Price; Payment.

            4.1. The Distributor shall order the Products by telephone or by delivery of a written purchase order to the Seller. Orders shall be binding upon the Seller only upon its written acceptance of the order or upon shipment of the Products. The Seller shall ship the Products to such locations of the Distributor as the Distributor shall direct within the number of days after placement of the order as has been the past practice of the Pet Division or Feed Division, as applicable.

            4.2. This Agreement sets forth the exclusive contract terms between the parties relating to the Products and shall apply to all orders for the Products. The Seller rejects any terms in any order forms submitted by the Distributor or other documents of the Distributor that are different from or additional to the provisions hereof and no such terms shall be binding upon the Seller notwithstanding the Seller's acceptance and shipment of Products ordered in the Distributor's orders containing such terms.

            4.3. All Pet Products shall be sold F.O.B. such facility as Windy Hill and Feed-Rite shall agree with respect to any purchase order, at a price that is equal to the sum of (i) the market replacement cost to Windy Hill of ingredients (including 6% shrinkage), the cost to Windy Hill of packaging (including 1% shrinkage) and the actual cost to Windy Hill of baler and stretch wrap charges, plus (ii) the toll rates per ton for such Pet Products shown on Exhibit E attached hereto (the "Pet Product Price"). The toll rate shall increase annually on each April 1 during the term hereof by the Consumer Price Index for All Urban Consumers published by The Bureau of Labor Statistics of the U.S. Department of Labor, Minneapolis-St. Paul for the twelve month period preceding such April 1.

            4.4. All Feed Products shall be sold F.O.B. such facility as Feed-Rite and Windy Hill shall agree with respect to any purchase order, at a price equal to (i) the Manufactured Cost to Feed-Rite of the Feed Products (as defined below), plus (ii) one-half of the Profits, as defined in paragraph (b) below, generated by the sale of the Feed Products by Windy Hill (the "Profits,"
(i) and (ii) together the "Price"), with the Price payable as follows:

                  (a) Feed-Rite shall invoice Windy Hill as provided in Section
4.5 for the portion of the Price described in 4.4(i) above, which invoiced amounts shall be payable as provided in Section 4.5 of this Agreement.

                  (b) In addition, within 30 days of the end of each calendar quarter, Windy Hill shall provide an accounting, in accordance with generally accepted accounting principles, of the Profits for the preceding quarter (the "accounting"), accompanied by payment of the Profits payable to Feed-Rite for such calendar quarter in accordance with Section 4.4(ii) above.

                  (c) For purposes of this Section 4.4, "Profits" shall mean sales price, net of all allowances, discounts and promotions, minus the Manufactured Cost already payable by Windy Hill pursuant to Section 4.4(a). "Manufactured Cost" shall mean the market replacement cost to Feed-Rite of ingredients (including 1% shrinkage), the cost to Feed-Rite of packaging (including 1% shrinkage) and manufacturing overhead. Manufacturing overhead shall be determined with reference to the plant in which the product is produced and shall be allocated on a per unit basis consistent with prior years.

                  (d) Upon reasonable prior notice to Windy Hill, Feed-Rite shall have the right to review Windy Hill's books and records in connection with the accounting and the Pet Product Price and Windy Hill shall have the right to review Feed-Rite's books and records in connection with the determination of Manufactured Cost.

            4.5. All sales pursuant to purchase orders will be invoiced to the Distributor and, except as provided in Section 4.4(b), the terms of payment shall be net within 15 days of the date of invoice by the Seller.

            4.6. In the event of a conflict in terms specified in a purchase order and any confirmation thereof by the Seller, the latter shall prevail. In the event of a conflict in the terms of this Agreement and the Seller's confirmation, the former shall prevail.

            4.7. The Distributor shall develop, subject to review by Seller and
Section 3.2 of this Agreement, miscellaneous sales materials pertaining to the Products from time to time, and Distributor shall maintain an adequate supply of such sales materials for use in its marketing efforts hereunder.

            5. Covenants of Distributor.

            5.1. Distributor shall use its best efforts to develop acceptance and sales of the Products by actively promoting the Products, filling orders promptly, and providing prompt and adequate product service, all at Distributor's own expense. Distributor agrees to cooperate fully with Seller in regard to all sales activities related to the Products.

            5.2. (a) Without limiting the generality of the foregoing, Feed-Rite agrees to purchase from Windy Hill at least 7,500 tons of Pet Products in each year, beginning April 1 and ending March 31, prorated for any partial year, during the term of this Agreement (the "Quota"), such minimum requirement to be reviewed and adjusted from time to time during the continuation of this Agreement by Windy Hill after consultation with Feed- Rite. To meet this obligation, Feed-Rite shall at all times during the term of this Agreement maintain an inventory of the Pet Products adequate in quantity to satisfy the demand for the Pet Products. Feed-Rite shall furnish to Windy Hill, upon Windy Hill's reasonable requests from time to time, complete information relating to promotional, sales and service activities with respect to the Pet Products, including information on competitive products which may come to Feed-Rite's attention during the continuance of this Agreement. Feed-Rite shall cooperate fully with Windy Hill in dealing with customer complaints concerning any of the Pet Products and shall take action to resolve such complaints as may be reasonably requested by Windy Hill.

                  (b) Without limiting the generality of the foregoing, Windy Hill agrees to purchase from Feed-Rite at least 3,500 tons of the Feed Products in each year, beginning April 1 and ending March 31, prorated for any partial year, during the term of this Agreement (the "Quota"), such minimum requirement to be reviewed and adjusted from time to time during the continuation of this Agreement by Feed-Rite after consultation with Windy Hill. To meet this obligation, Windy Hill shall at all times during the term of this Agreement maintain an inventory of the Feed Products adequate in quantity to satisfy the demand for the Feed Products. Windy Hill shall furnish to Feed-Rite, upon Feed-Rite's reasonable requests from time to time, complete information relating to promotional, sales and service activities with respect to the Feed Products, including information on competitive products which may come to Windy Hill's attention during the continuance of this Agreement. Windy Hill shall cooperate fully with Feed-Rite in dealing with customer complaints concerning any of the Feed Products and shall take action to resolve such complaints as may be reasonably requested by Feed-Rite.

            5.3. Distributor agrees to make and maintain in effect at all times during the term of this Agreement the necessary registrations with any and all federal, state and local governmental agencies, commercial registries, chambers of commerce and other offices which may be required under law (including any special registrations or notices particularly applicable to the sale of the Products) in order for Distributor properly to conduct its commercial business generally and in connection with this Agreement in particular.

            5.4. Distributor shall refrain from doing any of the following without the prior written consent of Seller:

                  (a) removing or altering, or permitting the removal or alteration of, any patent numbers, trade names, trademarks, notices, serial numbers, labels, tags or other identifying marks, symbols or legends of Seller affixed to the Products or their packaging;

                  (b) using, or permitting the use of, the Trademarks, except as contemplated by Sections 2 and 3 to the extent such use is necessary to effect Distributor's obligations to promote and sell the Products;

                  (c) affixing, or permitting the affixing of, any of Distributor's (or a subdistributor's, dealer's or representative's) own trademarks, identifying marks, symbols or legends to the Products or their packaging, or taking any other action which may be detrimental to Seller's proprietary interests in the Products, the Trademarks or the Proprietary Information or Seller's trademarks, service marks, trade names, corporate names, patents, copyrights, or any other intellectual property rights used in connection herewith, including, without limitation, disclosing to any third party any Proprietary Information which Distributor may have gained as a result of this contractual relationship with Seller;

                  (d) engaging in, or permitting any subdistributor, dealer or representative to engage in, any trade practice which would create liability for or otherwise injure the reputation of Seller or the Products (including, without limitation, failing to use its best efforts to maintain the condition and quality of the Products); or

                  (e) allowing the Products to be sold in such a manner so as to permit or facilitate the distribution of the Products outside of Distributor's existing dealer network in place as of the date hereof, or reasonable future expansions thereon. Affiliation or other joint arrangements with networks of other distributors or persons or companies related to Distributor shall not be deemed to constitute reasonable future expansions of the existing dealer network without prior consent of Seller.

            5.5. Distributor shall make no warranties with respect to the Products which exceed the warranty made by Seller to Distributor. Seller reserves the right to change the warranty terms at its sole discretion from time to time during the continuance of this

Agreement. Seller's sole warranties to Distributor are (i) that the Products sold hereunder meet the guaranteed analysis printed on the product label used in the packaging for such Products (the "Guaranteed Analysis"), which Seller may change at its sole discretion form time to time, and (ii) that such Products are fit to be fed to animals of the species referred in such product label, provided such Products are fed to such animals in accordance with the instructions included in such product label. EXCEPT AS EXPRESSLY SET FORTH ABOVE, SELLER MAKES NO REPRESENTATION OR WARRANTY TO DISTRIBUTOR OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OR TRADE OR ANY OTHER MATTER. NO EMPLOYEE, REPRESENTATIVE OR AGENT OF SELLER HAS ANY AUTHORITY TO BIND SELLER TO ANY AFFIRMATION, REPRESENTATION OR WARRANTY EXCEPT AS STATED IN THIS WRITTEN WARRANTY POLICY.

            5.6. If any lot of Product fails to meet the Guaranteed Analysis, Distributor shall return such Product to Seller's plant, freight collect, and Seller shall replace such Product at its expense. If any lot of Product returned by Distributor is subsequently shown by independent laboratory analysis to meet the Guaranteed Analysis, Distributor shall promptly reimburse Seller for any freight or other charges incurred in the return of such Product.

            5.7. Distributor shall make no false representation, or permit any subdistributor, dealer or representative to make any false representation regarding Seller or the Products in promoting the sales of the Products.

            5.8. Distributor shall comply with, and ensure compliance of its subdistributors, dealers and representatives with, all governmental regulations applicable to Distributor's purchase, storage, recordkeeping and sale of the Products. The purchase price of Products purchased by Distributor hereunder shall be payable to Seller free and clear of and without deduction for, and Distributor shall be solely responsible for and shall pay, any taxes assessed or imposed upon the purchase of Products hereunder (other than taxes imposed upon the income of Seller and feed tonnage taxes).

            5.9. Neither Distributor nor any affiliate or subsidiary of Distributor shall during the continuance of this Agreement or thereafter disclose to any third party any Proprietary Information which Distributor may have gained as a result of this contractual relationship with Seller. In addition, Distributor agrees not to use or permit the use of, for any purpose whatsoever during the continuance of this Agreement or thereafter, any and all such Proprietary Information.

            6. Indemnification.

            6.1. Seller shall indemnify, hold harmless, and defend Distributor against any claim made or action brought against Distributor by any person arising out of personal injury or property damage alleging or based on a theory that any Product delivered to Distributor is in breach of the warranty of Seller set forth in Section 4.7 above; provided that Seller receives prompt notice of said claim or action and is afforded the opportunity to defend against it and further provided that such indemnification shall specifically exclude any claim, action or other liability attributable to Distributor's handling of Product after delivery to Distributor or any other act or omission of Distributors or others acting on its behalf, including, without limitation, any common carrier with which Product has been placed for shipment.

            6.2. Distributor shall indemnify, hold harmless and defend Seller against any claim made or action brought against Seller by any person arising out of personal injury or property damage attributable to Distributor's handling of Product after delivery to Distributor or any other act or omission of Distributor or others acting on its behalf, including, without limitation, any common carrier with which Product has been placed for shipment, provided that Distributor receives prompt notice of said claim or action and is afforded the opportunity to defend against it.

            7. Insurance. Each party will carry and maintain product liability insurance with an insurer acceptable to the other party with limits of liability of at least $1,000,000 combined single limit and shall, upon request, provide to the other party a Certificate of Insurance evidencing such coverage.

            8. Force Majeure. The consequences, direct or indirect, of labor troubles, fire, wind, earthquake, war, flood, shortage of materials or transportation, unavailability of ingredients, or any other causes beyond the reasonable control of Seller, shall excuse performance by Seller under this Agreement to the extent to which such performance has been prevented by such occurrence, and, without limiting the generality of the foregoing, Seller shall not be deemed to be in breach of this Agreement thereby. In the event Seller shall be so unable to perform any of its obligations as undertaken, it shall promptly advise Distributor in writing of its inability to perform any of its obligations as undertaken and of the expected duration of any such inability. If Seller is unable to perform under this Agreement for more than 30 days as a result of a force majeure event with respect to one of its facilities, and Seller and Distributor have not agreed within such 30-day period that Seller may substitute Products manufactured at another facility during the Distributor's period of inability at a facility, Distributor may thereafter buy the amount of Products that Seller is unable to provide from any other producer, manufacturer or distributor; provided, however, that all such Products must meet the quality standards and trademark usage requirements set forth in Section 3 of this Agreement. Distributor shall submit a representative sample of all such products to Seller in advance of sale in order to enable Seller to confirm compliance with the foregoing. Seller shall have the right to allocate Products between its various distributors and customers during a period of shortages without incurring any liability whatsoever to Distributor.

            9. Term and Termination.

            9.1. Term. This Agreement shall continue in force and effect for a term of three (3) years commencing on the date hereof; provided, however, that this Agreement shall at all times be subject to early termination as herein provided.

            9.2. Early Termination.

            (a) Seller and Distributor may terminate this Agreement in whole or in part at any time by mutual written agreement.

            (b) Either party may terminate this Agreement by written notice to the other party and/or, subject to the provisions of Section 10.8 hereof, seek any legal or equitable remedy available to it if the other party breaches in any material respect any substantive provision of this Agreement, provided, however, if the breach is curable such notice shall not be effective unless and until such breach remains uncured for a period of ten days after delivery of such notice.

            (c) Either party may terminate this Agreement by written notice to the other party if any of the following events occurs:

                  (1) All or any substantial part of the other party's property shall be condemned, seized or otherwise appropriated, or the custody or control of such property shall be assumed by any person or agency acting or purposing to act under authority of any government (de jure or de facto) or the other party shall be prevented from exercising normal managerial control over all or any substantial part of its property by any such person or agency;

                  (2) The other party shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator, (ii) be unable, or admit in writing its inability, to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors; (iv) be adjudicated as bankrupt or insolvent, or (v) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against in any bankruptcy, reorganization or insolvency proceeding, or take corporation action for the purpose of effecting any of the foregoing; or

                  (3) An order, judgment or decree shall be entered without the application, approval or consent of the other party by any court of competent jurisdiction, approving a petition seeking reorganization of such party or appointment of a receiver, trustee or liquidator of such party or of all of any substantial part of its assets.

            9.3. Effect of Expiration or Termination. Following the expiration of this Agreement, or the date upon which any earlier termination of this Agreement is effective, Distributor shall promptly remove from all of its materials and all commercial registries of any kind any and all reference to Seller and the Products and to its acting as a distributor with respect to the Products or on behalf of Seller, and any and all rights of Distributor under this Agreement shall immediately revert to and vest in Seller. Distributor may sell, subject to the terms of this Agreement, any Products remaining in inventories following termination. Distributor shall also promptly return to Seller any confidential or Proprietary Information relating to Seller or the Products which Distributor has in its possession at the time of termination of this Agreement, and shall also execute any and all assignments which Seller may request in order fully to vest in Seller its interest relating to the Products. Nothing in this Agreement shall be deemed to relieve Distributor of its obligation to pay any invoices for Products outstanding on the date of the expiration of this Agreement or the date upon which any earlier termination of this Agreement is effective. Seller shall not, by reason of the expiration or earlier termination of this Agreement, be liable to Distributor for compensation, reimbursement, or damages either on account of present or prospective profits on sales or anticipated sales, or on account of expenditures, investments or commitments made in connection therewith or in connection with the establishment, development or maintenance of the business or goodwill of Distributor.

            10. Miscellaneous.

            10.1. Waiver. The failure of either party to this Agreement to enforce at any time any of its provisions shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce the same provision or provisions.

            10.2. Notices. Any notice required to be given hereunder shall be delivered personally to an officer of the applicable party, or sent by telecopy or registered or certified mail at its address set forth below, or at such other address as such party may hereafter designate as to the appropriate address for the receipt of such notice:

            To Seller at:

            Windy Hill Pet Food Company, Inc.
            Two Maryland Farms, Suite 301
            Brentwood, TN  37027-2487
            Attention:  Ray Chung
            Telephone: 615-373-7774
            Facsimile: 615-373-9152

            To Distributor at:

            Feed-Rite (US) Animal Feeds, Inc.
            c/o Feed-Rite, Ltd.
            17 Speers Road
            Winnipeg, Manitoba
            Canada R2J 1M1
            Attention: M.E. Moloney
            Telephone: 204-233-8418
            Facsimile: 204-235-1260

            10.3. Entire Agreement; Amendment. This Agreement, which may be executed in duplicate originals, constitutes the entire agreement between the parties with respect to the matters covered herein, and supersedes and is in lieu of all existing agreements, arrangements or understandings among the parties with respect to matters covered herein. This Agreement may be amended or modified only by a written instrument executed by authorized representatives of each of the parties.

            10.4. Severability. If any part or provision of this Agreement is judicially determined to be unenforceable, such part or provision shall be considered severable, and the remaining parts and provisions shall continue in full force and effect.

            10.5. Assignment. Neither this Agreement nor any right, title, interest or obligation hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of such permitted assignees, transferees and other successors in interest of the parties, in the event of an assignment or other transfer consistent with the provisions of this Agreement.

            10.6. Relationship; No Agency; Authorization. The relationship of Seller and Distributor shall be that of seller and buyer, and this Agreement shall in no way constitute or give rise to a partnership or joint venture between the parties. Nothing herein shall be construed as granting either party the power to act in the capacity as the other's agent.

Distributor covenants, represents and warrants that it has the requisite power and authority to enter into this Agreement.

            10.7. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.

            10.8. Arbitration. Any dispute, claim or controversy arising out of or in relation to this Agreement, or the interpretation or breach thereof, shall be referred to in arbitration under the rules of the American Arbitration Association. The place of arbitration shall be Minneapolis, Minnesota. Any decision rendered pursuant to such arbitration shall be final and judgment may be entered upon it by any court having jurisdiction. Nothing herein contained shall bar either party from seeking equitable remedies or Seller from bringing an action for collection of payments due under the terms of this Agreement, plus any lost profits that arise from the failure to distribute the minimum quantities as provided in Section 5.2, in a court of competent jurisdiction.

            10.9. Limitation of Remedy. SELLER SHALL HAVE NO LIABILITY TO ANY PERSON FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY DESCRIPTION, WHETHER ARISING OUT OF WARRANTY OR OTHER CONTRACT, NEGLIGENCE OR OTHER TORT, OR OTHERWISE.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

                              WINDY HILL PET FOOD COMPANY, INC.


                              By
                                 -------------------------------------
                                 Name:
                                 Title:


                              FEED-RITE (US) ANIMAL FEEDS, INC.


                              By
                                 -------------------------------------
                                 Name:
                                 Title:

                                                                       EXHIBIT A

                                  FEED PRODUCTS

                          JV Sprout Duck & Goose Feed
                          JV Sprout Game Bird Breeder
                          JV Sprout Game Bird Starter/Grower
                          JV Sprout Rabbit Grower/Breeder
                          JV Sprout Broiler Ration
                          JV Sprout Layer Ration
                          JV Sprout Chicken Starter/Grower
                          Country Prime Rabbit Pellets
                          Country Prime III Fiber Rabbit
                          18% Sprout HiFiber Rabbit 25#
                          18% Sprout HiFiber Rabbit 50#
                          JV Sprout Horse Food 50#
                          Country Prime Complete Pellet Horse
                          25# Sprout Rabbit
                          25# Country Prime Rabbit
                          50# Country Prime Rabbit

                                                                       EXHIBIT B

                                  PET PRODUCTS

                              Hubbard Chunk Style
                              Hubbard Happy Hound
                              Hubbard Puppy
                              Hubbard High Performance
                              Hubbard Cat
                              Imperial Choice
                              Hubbard High Energy Dog
                              Hubbard Label Biscuits
                              Lassy 21% Protein
                              Purrfect
                              Royal Flush
                              Proclaim Dog
                              Proclaim Cat
                              Country Prime 26%
                              Sportsman Dog
                              Sportsman Cat
                              Hubbard Fish Food
                              Lassy Hi-Pro
                              Lassy Cat Food

                                                                       EXHIBIT C

                                   TRADEMARKS

                        Section I. Windy Hill Trademarks

                        HUBBARD HAPPY HOUND
                        HUBBARD CAT STARS
                        HUBBARD HIGH ENERGY DOG FOOD
                        LASSY SELECT DOG FOOD
                        LASSY DOG FOOD
                        HUBBARD CHUNKS
                        SPORTSMAN DOG FOOD
                        SPORTSMAN CAT FOOD
                        PURRFECT CAT FOOD
                        LASSY CAT FOOD
                        LASSY ACTIVE
                        HUBBARD PUPPY GRO
                        HUBBARD HIGH PERFORMANCE
                        PROCLAIM
                        IMPERIAL CHOICE
                        COUNTRY PRIME
                        ROYAL FLUSH
                        HUBBARD BISCUITS
                        HUBBARD FISH FOOD

                        and any trade dress formats or
                        logos related to any of the above.

                        Section II. Feed-Rite Trademarks

                        None

                                                                       EXHIBIT D

================================================================================
                            UNITED STATES OF AMERICA
================================================================================

    [Logo depicting map of the United States of America with shaded region]

================================================================================

                                                                       EXHIBIT E

                             PET PRODUCT TOLL RATES

              Hubbard Chunk Style           $75.50
              Hubbard Happy Hound           84.00
              Hubbard Puppy                 84.00
              Hubbard High Performance      136.00
              Hubbard Cat                   111.50
              Imperial Choice               84.00
              Hubbard High Energy Dog       136.00
              Hubbard Label Biscuits        321.95
              Lassy 21% Protein             75.50
              Purrfect                      111.50
              Royal Flush                   84.00
              Proclaim Dog                  131.00
              Proclaim Cat                  166.00
              Country Prime 26%             84.00
              Sportsman Dog                 84.00
              Sportsman Cat                 111.50
              Hubbard Fish Food             72.50
              Lassy Hi-Pro                  84.00
              Lassy Cat Food                111.50

                                                                       EXHIBIT D

                                LICENSE AGREEMENT

            AGREEMENT made as of this ____ day of May, 1997 by and between FEED-RITE (US) ANIMAL FEEDS, INC., a Minnesota corporation (the "Licensee"), and WINDY HILL PET FOOD COMPANY, INC., a Minnesota corporation ("Licensor").

                              W I T N E S S E T H:

            WHEREAS, as of the date hereof, Licensee is purchasing certain assets and properties of Licensor pursuant to that certain Asset Purchase Agreement, dated April 25, 1997, by and among Licensee, Licensor and Windy Hill Pet Food Acquisition Co. (the "Purchase Agreement");

            WHEREAS, Licensor also desires to grant to Licensee and Licensee desires to obtain the exclusive right and license to use certain of Licensor's trademarks in connection with the manufacture and sale of livestock animal feed and dietary supplements, subject in all respects to the terms and conditions set forth below;

            NOW, THEREFORE, in consideration of the rights and obligations set forth herein and in the Purchase Agreement, the adequacy of which is hereby acknowledged, the parties agree as follows:

            1. Definitions.

            (a) The term "Marks" shall refer to only the trademarks identified on Schedule A, together with the trade dress and label designs utilized by Licensor prior to the date of this agreement in connection therewith exclusively in connection with Licensed Products.

            (b) The term "Licensed Products" shall refer only to livestock and equine animal feed and dietary supplements for livestock and equine animals.

            (c) The term "Licensed Territory" shall refer only to the United States and Canada.

            2. License Grant.

            (a) Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee the exclusive, royalty-free, perpetual right and license to use the Marks in the Licensed Territory only on and in connection with the manufacture, distribution or sale of the Licensed Products, including, but not limited to, on packaging, in trade materials, in print, television and video advertising and any and all other uses related to the manufacture, distribution or sale of the Licensed Products.

            (b) Licensee agrees that in the Licensed Territory it (i) will not use, in any manner whatsoever, the Marks with any trademark owned by any entity other than Licensor (except Licensee may use its name or its respective successor's names on the packaging for and in connection with the marketing, distribution, sale and promotion of the Licensed Products solely to identify Licensee as the manufacturer or distributor of such Licensed Products) and (ii) will not use, in any manner whatsoever, the Marks in connection with any products other than the Licensed Products.

            (c) Subject to the prior written approval of Licensor, such approval not to be unreasonably withheld or delayed, Licensee may sublicense the right to use the Marks in the Licensed Territory or utilize the services of third-party manufacturers to produce Licensed Products to be sold by Licensee or its approved sublicensees under the Marks; provided however, no consent of Licensor is necessary to grant a sublicense to a parent or affiliate of Licensee or to use a parent or affiliate of Licensee as a third-party manufacturer. Licensee will assure that all sublicensees and third-party manufacturers comply with the terms and provisions of this Agreement and, without limiting the foregoing, will not use the Marks in any manner except as provided in this Agreement in connection with the distribution of the Licensed Products in the Licensed Territory. Furthermore, Licensee will not manufacture, sell or otherwise distribute or permit any third party manufacturer or sublicensee to manufacture, sell or otherwise distribute any products or other materials bearing the Marks anywhere in the Licensed Territory which are not produced in compliance with the standards and procedures set forth in Sections 3 and 4 below.

            (d) The parties acknowledge that (i) Licensee shall have no rights to the Marks in the Licensed Territory or to make, use or sell any products utilizing the Marks in the Licensed Territory other than as expressly granted in this Agreement and (ii) all rights, licenses and privileges not specifically granted herein are excluded from this Agreement. Without limiting the foregoing Licensee acknowledges and agrees that, as between Licensee (and its affiliates) and Licensor, Licensor shall have the sole and exclusive right to use, license and/or otherwise exploit the Marks throughout the Licensed Territory in connection with any goods or services other than the Licensed Products.

            3. Quality Standard; Inspections.

            (a) It is acknowledged that the Marks indicate to the public that products sold under the Marks are of a commercially consistent quality and standard. To such end, Licensee shall maintain such quality standards for all Licensed Products distributed under the Marks in the Licensed Territory and materials associated therewith as the Licensor maintained for the Licensed Products bearing the Marks (or products similar to such Licensed Products) prior to the date of this Agreement. Subject to Sections 5 and 6 below, Licensee shall take such action as is reasonably necessary to maintain the quality, value and integrity of the Marks. Without limiting the foregoing, Licensee represents, warrants and agrees that all Licensed Products bearing the Marks and materials associated therewith, shall be manufactured, marketed and distributed in material compliance with all applicable laws, rules regulations and statutes.

            (b) Upon request, Licensee shall furnish to Licensor a reasonable number of representative production samples of Licensed Products bearing the Marks in order for Licensee to assure itself that the quality control provisions of this Agreement are being observed. In addition, upon introduction of a new Licensed Product bearing any of the Marks, Licensee agrees that, without request, it shall furnish to Licensor a reasonable number of representative production samples of such Licensed Products.

            (c) Licensor or its respective designees, shall have the right to conduct annual inspections of the relevant portions of Licensee's manufacturing facilities for compliance with the foregoing quality standards. Inspections also may be conducted at any time when Licensor has a reasonable belief that there are or may be quality problems with respect to Licensed Products bearing the Marks. Any or all plant inspections shall be conducted only during regular business hours and upon at least twenty-four (24) hours prior notice. Notwithstanding such right of inspection, nothing herein shall relieve Licensee from any liability or shift any liability to Licensor as a result of Licensee's non-conformance with federal, state or local laws or regulations. Approval or acquiescence by Licensor in connection with any examination, testing, or inspection pursuant to this Section 3 shall not, in any manner, waive or limit the other party's responsibility to comply with all relevant terms and conditions of this Agreement and with all laws and regulations applicable to Licensee's exercise of the rights granted by this Agreement.

            4. Display; Legends.

            (a) Licensee shall use each Mark only in the form in which it is registered and shall not make any material changes to the graphic representation of such Mark or the font or type face in which the Marks are portrayed without Licensor's prior written consent, such consent not to be unreasonably withheld. All approved new forms of display or other representations of any of the Marks ("Associated Marks") will be considered part of the Marks for purposes of this Agreement. All Associated Marks shall be owned solely by Licensor and Licensor may, or at the request of Licensee shall, apply to register the Associated Marks in the Licensed Territory. Notwithstanding the foregoing, Licensee shall bear all costs and expenses associated with the development, use and registration of the Associated Marks, including but not limited to, determining such mark's availability and registering such mark in the Licensed Territory.

            (b) Licensee shall cause to appear on all Licensed Products and other materials on or in connection with which the Marks are used, such legends, markings and notices as

Licensor may reasonably prescribe in order to give appropriate and customary notices of any trademark or other rights.

            (c) To confirm compliance with subsections (a) and (b) above, Licensee shall submit copies of its use of the Marks, including any Associated Marks, on packaging, labeling, promotional and advertising materials to Licensor prior to use.

            5. Trademark Ownership and Protection.

            (a) Licensee acknowledges and agrees that Licensor is, and Licensor or its successors or assigns shall remain, the owner of the Marks throughout the Licensed Territory. Licensee shall acquire no ownership interest in the Marks in the Licensed Territory or elsewhere through this Agreement or otherwise and all use by Licensee of the Marks in the Licensed Territory shall inure to Licensor's benefit. Licensee shall fully cooperate with Licensor, at Licensee's expense except as otherwise provided in Section 6 below, in Licensor's efforts to obtain, perfect and enforce its rights in the Marks. Licensee shall at any time execute any documents reasonably required by Licensor to confirm Licensor's ownership of all such rights in the Licensed Territory at Licensor's expense. In the event that Licensee shall fail promptly to execute and return to Licensor any documents reasonably required by Licensor to confirm Licensor's ownership of such rights, Licensee hereby appoints Licensor as its attorney-in-fact for such purpose (it being acknowledged that such appointment is irrevocable and coupled with an interest) with full power of substitution and delegation. Licensor shall supply Licensee with copies of any such documents promptly after execution.

            (b) Licensee agrees that it shall not, in any country or jurisdiction, register or attempt to register the Marks without the consent of Licensor, such consent not to be unreasonably withheld or delayed, provided that Licensee may register the Marks in connection with the Licensed Products in Australia and New Zealand without such consent. Licensee further agrees that it shall not (i) in any country or jurisdiction, use, register or attempt to register any other trademark, trade dress format, logo, trade name or other design which is confusingly similar to the Marks or (ii) in the Licensed Territory, contest or assist any other party in contesting the validity of Licensor's ownership of the Marks. Notwithstanding the foregoing, Licensor will not object to the use by Licensee of the name "Mother Hubbard" in connection with the distribution, marketing and sale of dog food in Australia; provided, however, Licensor makes no representation as to the availability of such name and shall have no liability to Licensee under Section 8 of this Agreement or otherwise arising out of Licensee's use of such name.

            6. Infringement Proceedings.

            (a) During the term of this Agreement, Licensee shall notify Licensor of any unauthorized uses of the Marks by any third party as promptly as such matters come to Licensee's attention. Either Licensee or Licensor shall have the right and discretion to bring infringement or unfair competition proceedings involving the Marks in the manner more specifically described below; provided, however, that each party covenants and agrees to cooperate with and furnish full assistance to one another in connection with the procurement, protection and maintenance of the Marks and their rights associated therewith.

            (b) Licensor shall have the initial right to determine whether or not any demand, suit or other action shall be taken on account of or with reference to any infringement or unfair competition in connection with the Marks and shall have the right to take such action as it may determine. Licensee shall not institute any suit or take any action on account of any such infringement or unfair competition without first obtaining the express written consent of Licensor to do so. Licensor's consent shall not be unreasonably withheld or delayed. The parties agree to cooperate with each other in any manner which the litigating party may reasonably request in connection with any such litigation; provided, however, that the non-litigating party will be entitled to reimbursement of its reasonable pre-approved expenses directly related to such cooperation in excess of $ 5000.00. In all instances, the party commencing the litigation shall have the right to employ counsel of its choosing and to direct the handling of the litigation and the settlement thereof. Notwithstanding the foregoing, no action may be settled by Licensee without the prior consent of Licensor, which consent shall not be unreasonably withheld or delayed. All amounts awarded as damages, profits or otherwise in connection with such litigation shall be divided among the parties as their interests may appear. Nothing herein shall be construed as imposing any duty or obligation upon Licensor to take any action against any alleged infringer.

            7. Termination.

            (a) Notwithstanding anything herein to the contrary, Licensor shall have the right to terminate this Agreement effective upon ninety (90) days written notice to Licensee in the event Licensee commits a material breach of this Agreement which is not cured to the reasonable satisfaction of Licensor within such ninety (90) day notice period. In addition, Licensee's license with respect to any particular Mark automatically shall be terminated in the event Licensee ceases to use any Mark in connection with the manufacture, distribution or sale of the Licensed Products in the ordinary course of business for a period in excess of twenty-four (24) months. Immediately upon termination of this Agreement, Licensee agrees to (i) destroy any molds, plates, packaging or finished product bearing the Marks which are in its possession or control and
(ii) cease any and all use of the Marks.

            (b) Licensee acknowledges that its failure to cease the manufacture, sale, marketing, distribution or other use of the Marks upon the termination of this Agreement or portion thereof will result in immediate and irreparable damage to Licensor and the rights of any subsequent licensee of Licensor. Licensee acknowledges and admits that there is no adequate remedy at law for failure to cease such activities and Licensee agrees that in the event of such failure, Licensor shall be entitled to injunctive relief and such other relief as any court with jurisdiction may deem just and proper.

            8. Indemnification. Licensee shall indemnify and agrees to defend Licensor from any and all damages, including reasonable attorney's fees, settlement costs but excluding any incidental or consequential damages or claims for lost profits (collectively, "Damages") resulting from or arising out of the manufacture, packaging, distribution, selling, handling, consumption or marketing of Licensed Products by Licensee except to the extent such damages are the result of or caused by the negligence of Licensor or its agents or employees, the result of instructions or standards dictated by Licensor with respect to the Licensed Products or the result of any of the Marks' infringing the rights of a third party in the country in which the Mark at issue is registered when used in accordance with this Agreement. Furthermore, each party shall indemnify and agrees to defend the other party from any and all Damages resulting from or arising out of any breach of any covenant or provision of this Agreement. To facilitate the foregoing, each party shall provide the other with reasonable notice of any such claims. The provisions of this Section 8 shall survive the termination of this Agreement.

            9. Insurance. Licensee shall maintain at its sole cost and expense, at all times during the term of the Agreement a reasonably adequate products liability insurance policy initially with limits of no less than One Million Dollars ($1,000,000.00) per claim in the aggregate for personal injury with a financially responsible insurance carrier naming Licensor as an additional insured and providing Licensor with thirty (30) days notice of cancellation or alteration. The existence of product liability insurance, however, shall not mitigate, alter or waive the indemnity provisions of Section 8.

            10. Confidentiality.

            (a) During the term of this Agreement, the parties shall be exchanging proprietary and/or confidential information relating to each of their respective businesses and/or the manufacture and sale of their respective products ("Confidential Information") with one another. For purposes of this Agreement, Confidential Information shall not apply to information which: (i) was publicly available at the time of the disclosure to the receiving party;
(ii) subsequently becomes publicly available through no fault of the receiving party; (iii) is rightfully acquired by the receiving party, subsequent to disclosure by the other party, from a third party who to the receiving party's knowledge is not in breach of a confidential relationship with regard to such information; or (iv) is independently developed by the receiving party solely through the efforts of individuals who did not have access to the confidential information.

            (b) Unless otherwise provided, each party agrees not to disclose any of the other parties' Confidential Information and not to use the Confidential Information, except as provided for in this Agreement. Access to Confidential Information disclosed under this Agreement shall be restricted to those employees of the parties who have a need to know the

Confidential Information and have signed written nondisclosure and confidentiality agreements.

            11. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their permitted assigns. Notwithstanding the foregoing, except as specifically provided in Section 2(c) hereof, neither party shall assign, transfer or delegate any of its rights or obligations under this Agreement to any entity which is not a parent or affiliate of the assigning party without the other party's prior written approval and any such assignment, transfer or delegation made without approval shall be void ab initio; provided, however, (i) Licensor and Licensee shall be permitted to assign, transfer or delegate any of its rights and/or obligations under this Agreement in connection with the sale of all or part of its business to any third party without the consent of the other party provided such third party expressly agrees to be bound by the terms and conditions of this Agreement and (ii) Licensee shall be permitted to assign, transfer or delegate any of its rights under this Agreement to any lender providing financing to Licensee provided such assignment, transfer or delegation is expressly subject to the terms and conditions of this Agreement.

            12. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given upon receipt if it is sent by facsimile or reputable express courier, and addressed or otherwise sent to the intended recipient as set forth below:

                  To Licensor:

                  Windy Hill Pet Food Acquisition Co.
                  c/o Dartford Partnership, L.L.C.
                  456 Montgomery Street, Suite 2200
                  San Francisco, CA   94104
                  Attention:  Ray Chung
                  Facsimile:  415-982-3023
                  Telephone:  415-982-3019

                  With a copy to:

                  Richards & O'Neil, LLP
                  885 Third Avenue
                  New York, NY   10022-4873
                  Attention:  Ann F. Chamberlain, Esq.
                  Facsimile:  212-750-9022
                  Telephone:  212-207-1200

                  To Licensee:

                  Feed-Rite, Ltd.
                  17 Speers Road
                  Winnipeg, Manitoba
                  Canada  R2J 1M1
                  Attention:  M.E. Moloney
                  Facsimile:  204-235-1260
                  Telephone:  204-233-8418

                  With a copy to:

                  Dorsey & Whitney LLP
                  220 South Sixth Street
                  Minneapolis, MN   55402
                  Attention:  Michael Trucano, Esq.
                  Facsimile:  612-340-8827
                  Telephone:  612-340-2600

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address or facsimile number set forth above by using any other means (including personal delivery, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

            13. No Joint Venture. Nothing herein contained shall be deemed to create the relationship of partnership or joint venture between the parties. Neither party shall have the right to incur any obligation to third parties which shall be binding upon the other and neither party shall have any interest whatever in the profits and liabilities of the other arising out of or resulting from the subject matter of this Agreement.

            14. Applicable Law. This Agreement shall be governed and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Minnesota. The parties hereby irrevocably and unconditionally consent and submit to the in personam jurisdiction of Minnesota courts over all matters relating to this Agreement. Each party agrees that service of process in any action or proceeding hereunder may be made upon such party by certified mail, return receipt requested to the address for notice set forth herein. Each party irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum and each party irrevocably waives the right to proceed in any other jurisdiction. Final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

            15. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

            16. Entire Agreement. This Agreement contains the entire agreements of the parties in regard to the subject matter hereof and supersede all prior discussions, agreements and understandings of every kind between the parties and may be changed only by a written document signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. The waiver of any breach of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given and shall not operate or be construed as a waiver of any subsequent breach hereof.

            17. Severability. Each term and provision of this Agreement shall constitute a separate and distinct undertaking, covenant, term and/or provision hereof. If any provision of this Agreement shall be prohibited by or invalid in any respect under applicable law, or otherwise determined to be unenforceable, such provision shall be ineffective to the extent of such prohibition, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any term or provision of this Agreement shall for any reason be held to be excessively broad as to time, duration, activity or subject it shall be construed, by limiting and reducing such provision, so as to be enforceable to the extent permitted under applicable law as it shall then exist.

            18. Rights Cumulative. Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.


                 [Remainder of page left blank intentionally]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   FEED-RITE (US) ANIMAL FEEDS, INC.


                                   By
                                      --------------------------------------
                                      Name:
                                      Title:


                                   WINDY HILL PET FOOD COMPANY, INC.


                                   By
                                      --------------------------------------
                                      Name:
                                      Title:

                                                                      SCHEDULE A

MARK                        COUNTRY                     REG. NO.

HUBBARD                     United States               621,407

HUBBARD                     United States               641,332

HUBBARD                     Canada                      431,913

H AND DESIGN                United States               911,597

H AND DESIGN                United States               914,461

HUBBARD SOW POWER           United States               1,206,410

LASSY (STYLIZED)            United States               525,450

SWEET LASSY                 United States               235,240
(BLOCK LETTERS)

                                                                       EXHIBIT E

                    [Form of Opinion of Dorsey & Whitney LLP]
                                  May ___,1997

Windy Hill Pet Food Company, Inc.
CIO Dartford Partnership, L. L. C.
456 Montgomery Street, Suite 2200
San Francisco, CA 94104

Attention: Ray Chung

      Re:   Sale of Certain Assets of Windy Hill Pet Food
            Company, Inc. to Feed-Rite (US) Animal Feeds, Inc.

Dear Sir:

We have acted as counsel to Feed-Rite (US) Animal Feeds, Inc., a Minnesota corporation (the "Purchaser"), in connection with the negotiation, execution and delivery of the Asset Purchase Agreement, dated April ___, 1997 (the "Purchase Agreement"), by and among the Purchaser, Windy Hill Pet Food Acquisition Co., a Minnesota corporation that has been merged with and into Windy Hill Pet Food Company, Inc., a Minnesota corporation formerly known as Hubbard Milling Company (the "Seller"), and Windy Hill Pet Food Company, Inc., a Delaware corporation now known as WHPF II, Inc. ("Windy Hill"), and related transactions.

      This opinion is delivered to you pursuant to Section 9.4(j) of the Purchase Agreement. All capitalized terms that are used but not defined herein shall have the meanings assigned to them in the Purchase Agreement.

      In rendering this opinion, we have examined executed originals counterparts or copies of each of the following:

      (i)   the Purchase Agreement;

      (ii) the Assignment and Assumption Agreement, dated today, between the Purchaser and the Seller;

      (iii) the License Agreement, dated today, between the Purchaser and the Seller; and

      (iv) the Distribution Agreement, dated today, between the Purchaser and the Seller.

      The agreements and documents identified in clauses (i) through (iv) above are hereinafter referred to as the "Agreements".

      In connection with the opinions expressed herein, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Purchaser, certificates of public officials and officers and other representatives of the Purchaser and such other documents, agreements and instruments, and have made such other investigations, as we have deemed necessary or appropriate.

      As to various questions of fact material to this opinion, we have relied upon, without any independent investigation or verification of any kind, the representations and warranties contained in the Agreements and upon certificates and other documents of officers of the Purchaser and of public officials and have made such other investigations as we have deemed necessary or appropriate. In our examination of the documents referred to above, we have assumed (i) the genuineness of all signatures; (ii) the incumbency, authority and legal right and power under all applicable laws, statutes, rules and regulations of, all persons executing the Agreements as or on behalf of the parties thereto other than the Purchaser; (iii) the authenticity and completeness of all documents submitted to us as original or certified documents; (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimiled or photostatic copies; and (v) that the certificates of public officials dated prior to the date of this opinion remain accurate from such earlier date through and including the date of this opinion.

      To the extent that the obligations of the Purchaser under the Agreements may be dependent upon such matters, we have assumed for purposes of this opinion that. (i) each of the Seller and Windy Hill is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) each of the Seller and Windy Hill has full corporate or other organizational power and authority to execute and deliver and to perform its obligations under, the Agreements and each of the other documents and agreements executed by it in connection therewith; (iii) each Agreement executed by the Seller and Windy Hill has been duly authorized, executed and delivered by the Seller or Windy Hill, as the case may be, and constitutes the legal, valid and binding obligation of the Seller or Windy Hill, as the case may be, enforceable against it in accordance with its terms.

      We are attorneys admitted to practice only in the State of Minnesota and we opine herein only as to the effect of the laws, statutes, rules and regulations of the State of Minnesota and the United States of America on the subject transactions. We do not opine on, and we assume no responsibility as to, the applicability of or the effect on any of the matters covered herein of, the Laws of any other jurisdiction.

      The opinions set forth below that are rendered "to our knowledge" or with similar qualification have been rendered based upon the present knowledge of the lawyers currently in our employ who have devoted substantive attention to the legal affairs of the Purchaser in connection with the Agreements, after having made such investigations of such lawyers as we have deemed necessary to render such opinions.

      The opinions set forth below are subject to the following additional limitations, qualifications and exceptions:

      A. the legality, validity, binding effect and enforceability of the Agreements may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other similar laws now or hereafter in effect affecting creditors' rights and remedies generally;

      B. the legality, validity, binding effect and enforceability of the Agreements may be subject to (i) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (ii) the discretion of the court before which any proceeding may be brought;

      C. no opinion is expressed with respect to the enforceability of provisions which purport to establish consent to the jurisdiction of any court;

      D. no opinion is expressed with respect to the enforceability of provisions regarding indemnification against liabilities where such indemnification is contrary to public policy; and

      E. no opinion is expressed with respect to any noncompetitive covenant or agreement.

      Based upon and subject to the foregoing, we are of the opinion that:

      1. The Purchaser is a corporation duly incorporated and validly existing under the laws of the State of Minnesota, with corporate power to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted. The Purchaser is qualified as a foreign corporation to do business in the jurisdictions listed on Schedule I hereto.

      2. The Purchaser has corporate power to execute and deliver each of the Agreements, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Purchaser of each of the Agreements and the performance by it of its obligations thereunder have been duly and validly authorized by all necessary corporate action.

      3. Each of the Agreements to which the Purchaser is a party constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

      4. No approval or consent of, or any filing with or notice to, any governmental agency or body (other than those contemplated by the Agreements, all of which have been received or made) is required to be obtained or made by the Purchaser in connection with the execution, delivery, consummation or performance by the Purchaser of the Agreements.

      5. The execution and delivery of, the consummation of the transactions contemplated by, or the performance by the Purchaser of the Agreements will not conflict with, or result in a breach or violation of, or give rise to any acceleration or termination or constitute (or with notice or lapse of time or both would constitute) a default under (i) any provision of the articles of incorporation or by-laws of the Purchaser; (ii) any term of any instrument, contract or other agreement known to us by or to which the Purchaser is a party or by which the Purchaser is bound; or (iii) any law of the United States or the State of Minnesota, any rule or regulation of any governmental authority or regulatory body of the United States or the State of Minnesota, or any judgment, order or decree known to us and applicable to the Purchaser of any court, governmental authority or arbitrator.

      6. To our knowledge, there is no pending or overtly threatened suit, action or litigation, or administrative, arbitration or other proceeding or governmental inquiry or investigation, questioning the validity of any of the Agreements or any of the transactions contemplated thereby, or which individually or in the aggregate would materially impair the Purchaser's ability to perform its obligations under the Agreements.

      The opinions set forth herein are as of the date of this letter and we do not render any opinion as to the effect of any matter which may occur subsequent to the date hereof.

      This opinion is rendered only to you and is solely for your benefit in connection with the transactions contemplated by the Agreements. This opinion may not be relied upon by you for any other purpose, nor may it be quoted, circulated, referred or delivered to, or relied upon by any other person, firm or entity for any purpose without our prior express written consent.

                                             Very truly yours,

                                                                      SCHEDULE I

                                   California
                                     Indiana
                                      Iowa
                                    Missouri
                                    Nebraska
                                      Ohio
                                  South Dakota
                                    Wisconsin
                                     Wyoming

                                                                       EXHIBIT F

                   [Form of Opinion of Richards & O'Neil, LLP]

                                          May ____, 1997

Feed-Rite (US) Animal
 Feeds, Inc.
c/o Feed-Rite Ltd.
17 Speers Road
Winnipeg, Manitoba
Canada R2J 1M1

         Re: Sale of Certain Assets of Windy Hill Pet Food Company. Inc.

Dear Sir:

            We have acted as counsel to Windy Hill Pet Food Acquisition Co., a Minnesota corporation that has been merged with and into Windy Hill Pet Food Company, Inc, a Minnesota corporation formerly known as Hubbard Milling Company (the "Seller"), in connection with the negotiation, execution and delivery of the Asset Purchase Agreement, dated April 22, 1997 (the "Purchase Agreement"), by and among the Seller, Feed-Rite (US) Animal Feeds, Inc., a Minnesota corporation (the "Purchaser"), and Windy Hill Pet Food Company, Inc., a Delaware corporation now known as WHPF II, Inc. ("Windy Hill"), and related transactions.

Feed-Rite (US) Animal
 Feeds, Inc.
May ___, 1997
Page 2

            This opinion is delivered to you pursuant to Section 8.5(n) of the Purchase Agreement. All capitalized terms that are used but not defined herein shall have the meanings assigned to them in the Purchase Agreement.

            In rendering this opinion, we have examined executed originals, counterparts or copies of each of the following:

            (i)   the Purchase Agreement;

            (ii) the Assignment and Assumption Agreement, dated today, between the Purchaser and the Seller;

            (iii) the Bill of Sale, dated today, executed by the Seller.

            (iv) the License Agreement, dated today, between the Purchaser and the Seller;

            (v) the Distribution Agreement, dated today, between the Purchaser and the Seller; and

            (vi)  the Deeds.

            The agreements and documents identified in clauses (i) through (vi) above are hereinafter referred to as the "Agreements".

            In connection with the opinions expressed herein, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Seller and Windy Hill, certificates of public officials and officers and other representatives of the Seller and Windy Hill and such other documents, agreements and instruments, and have made such other investigations, as we have deemed necessary or appropriate.

            As to various questions of fact material to this opinion, we have relied upon, without any independent investigation or verification of any kind, the representations and warranties contained in the Agreements and upon certificates and other documents of officers of the Seller and Windy Hill and of public officials and have made such other investigations as we have deemed necessary or appropriate. In our examination of the documents referred

Feed-Rite (US) Animal
 Feeds, Inc.
May ___, 1997
Page 3

to above, we have assumed (i) the genuineness of all signatures; (ii) the incumbency, authority and legal right and power under all applicable laws, statutes, rules and regulations of, all persons executing the Agreements as or on behalf of the parties thereto other than the Seller and Windy Hill; (iii) the authenticity and completeness of all documents submitted to us as original or certified documents; (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimiled or photostatic copies; and (v) that the certificates of public officials dated prior to the date of this opinion remain accurate from such earlier date through and including the date of this opinion.

            To the extent that the obligations of the Seller and Windy Hill under the Agreements may be dependent upon such matters, we have assumed for purposes of this opinion that: (i) the Purchaser is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) the Purchaser has full corporate or other organizational power and authority to execute and deliver, and to perform its obligations under, the Agreements and each of the other documents and agreements executed by it in connection therewith; and (iii) each Agreement executed by the Purchaser has been duly authorized, executed and delivered by the Purchaser, and constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

            We are attorneys admitted to practice only in the State of New York and we opine herein only as to the effect of the laws, statutes, rules and regulations of the State of New York, the State of Delaware (but only insofar as set forth in the General Corporation Law of the State of Delaware) and the United States of America on the subject transactions, other than with respect to environmental or patent matters. Insofar as the opinions in paragraphs 1-5 below relate to the Seller and the laws of the State of Minnesota, we have, with your consent, and without any independent investigation, relied upon the opinion of Messrs. Leonard, Street & Deinard, LLP, a copy of which is attached hereto as Exhibit A. Our opinions is given in reliance on such opinion are subject to the qualifications, limitations and exceptions contained therein. We do not opine on, and we assume no responsibility as to, the applicability of, or the effect on any of the matters covered herein of, the laws of any other jurisdiction.

            The opinions set forth below that are rendered "to our knowledge" or with similar qualification have been rendered based upon the present knowledge of the lawyers currently in our employ who have devoted substantive attention to the legal affairs of the Seller in connection with the Agreements, after having made such investigations of such lawyers as we have deemed necessary to render such opinions.

Feed-Rite (US) Animal
 Feeds, Inc.
May ___, 1997
Page 4

            The opinions set forth below are subject to the following additional limitations, qualifications and exceptions:

            A. the legality, validity, binding effect and enforceability of the Agreements may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other similar laws now or hereafter in effect affecting creditors' rights and remedies generally;

            B. the legality, validity, binding effect and enforceability of the Agreements may be subject to (i) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (ii) the discretion of the court before which any proceeding may be brought;

            C. no opinion is expressed with respect to the enforceability of provisions which purport to establish consent to the jurisdiction of any court;

            D. no opinion is expressed with respect to the enforceability of provisions regarding indemnification against liabilities where such indemnification is contrary to public policy;

            E. no opinion is expressed with respect to compliance with bulk sales laws of any state; and

            F. no opinion is expressed with respect to any noncompetitive covenant or agreement.

            The opinions expressed below with respect to compliance with certain laws, statutes, rules and regulations are based upon a review of those statutes, laws, rules and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Agreements.

            Based upon and subject to the foregoing, we are of the opinion that:

            1. Each of the Seller and Windy Hill is a corporation duly incorporated and validly existing under the laws of its state of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted.

Feed-Rite (US) Animal
 Feeds, Inc.
May ___, 1997
Page 5

The Seller is qualified to do business as a foreign corporation in the jurisdictions listed on Schedule I hereto.

            2. Each of the Seller and Windy Hill has all requisite corporate power and authority to execute and deliver each of the Agreements, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Seller and Windy Hill of each of the Agreements to which it is a party and the performance by it of its obligations thereunder have been duly and validly authorized by all necessary corporate action.

            3. Each of the Agreements to which the Seller or Windy Hill is a party (other than the Deeds) constitutes the legal, valid and binding obligations of the Seller and Windy Hill enforceable against the Seller and Windy Hill in accordance with its terms.

            4. No approval or consent of, or any filing with or notice to, any governmental or regulatory body (other than those contemplated by the Agreements, all of which have been received or made) is required in connection with the execution, delivery, consummation or performance by the Seller or Windy Hill of the Agreements to which it is a party.

            5. Neither the execution and delivery of, the consummation of the transactions contemplated by, or the performance by the Seller or Windy Hill of the Agreements to which it is a party in accordance with their respective terms and conditions will conflict with, or result in a breach or violation of, or give rise to any acceleration or termination or constitute (or with notice or lapse of time or both would constitute) a default under (i) any provision of the certificate of incorporation or by-laws, as amended, of the Seller or Windy Hill; (ii) any term of any instrument, contract or other agreement listed on
Schedule II hereto by or to which the Seller or Windy Hill is a party or by or to which any of its properties or assets is bound or subject; or (iii) any statute, law or regulation or, to the best of our knowledge, any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Seller or Windy Hill or any of its properties or assets.

            6. To our knowledge, there is no pending or threatened suit, action or litigation, or administrative, arbitration or other proceeding or governmental inquiry or investigation, questioning the validity of any of the Agreements or any of the transactions

Feed-Rite (US) Animal
 Feeds, Inc.
May ___, 1997
Page 6

contemplated thereby or would materially impair the Seller or Windy Hill's ability to perform its obligations under the Agreements.

            The opinions set forth herein are as of the date of this letter and we do not render any opinion as to the effect of any matter which may occur subsequent to the date hereof.

            This opinion is rendered only to you and is solely for your benefit in connection with the transactions contemplated by the Agreements. This opinion may not be relied upon by you for any other purpose, nor may it be quoted, circulated, referred or delivered to, or relied upon by any other person, firm or entity for any purpose without our prior express written consent.

                                        Very truly yours,

                                                                      SCHEDULE I

                                                                     SCHEDULE II

                                                                       EXHIBIT G

                TRANSITION SERVICES TO BE PROVIDED BY THE SELLER

A.    Accounting Services

      o General Ledger Operations - Provide ongoing support for Animal Feed users of the General Ledger.

      o General Accounting - Continued support of general accounting and month-end close processes for the Animal Feed Division, including preparation of general ledger journal entries, consolidation of plant results and preparation of monthly financial reports consistent with current monthly financial reports being prepared by the corporate accounting group.

      o Plant Income Statements - Continued preparation of plant income statements and cost of sales information for the Animal Feed Division.

      o Cash Management - Record cash receipts and disbursements, manage cash balances and consolidate Animal Feed cash balances.

      o Disbursements - Provide cash disbursements and accounts payable management for Animal Feed Division.

      o Fixed Assets and Other Non-Current Assets - Maintain records of fixed assets and other non-current assets and related depreciation calculations for the Animal Feed Division.

      o Plant Inventories - Assist Animal Feed plants in reporting and maintain plant inventory records.

      o Internal Audit and Financial Analysis Functions - Provide internal audit and financial analysis functions as requested by Animal Feed divisional management.

      o Transition - Provide reasonable transition assistance to help the Purchaser integrate the accounting activities with the Purchaser's other accounting activities.

B.    Information Services

      o     Ongoing Services

            - Regular mainframe support and other support related to running current applications.

            - Maintenance of the data center, including making equipment repairs and providing software maintenance, as necessary.

            - Ensure that computers at Mankato offices servicing the Animal Feed plants maintain current service level, including support for plant PC applications.

            - Maintain Help Desk to support current applications and reports.

            - Maintain computer inventory, recordkeeping and update, as is currently provided.

      o Cut-Over Activities and Projects - Provide reasonable assistance to support the transfer of information from current systems to the Purchaser's systems.

C.    Human Resources Services

      o Provide administration and management of all benefits plans, including pension, medical and dental, life insurance, disability, severance, vacation, savings and sick pay plans.

      o Provide wage and salary administration, including working with outside payroll service bureau, in accordance with the Purchaser's policies.

      o Manage and negotiate collective bargaining activities with unions and provide status reports to the Purchaser, provided that Bob Galloway will be involved in such negotiations.

      o Manage and negotiate workers' compensation claims and other types of employee grievances.

      o Continue preparing and filing employee-related reports to the appropriate governmental agencies.

      o Provide reasonable transition assistance in switching the Animal Feed Division employees at Mankato corporate to the Purchaser's payroll system.

D.    Administrative and Legal Services

      o Office Maintenance - Maintain administrative services at Mankato corporate offices, as required by Animal Feed Division, including building maintenance, yards upkeep and maintenance, office cleaning, waste disposal and burglar alarm systems.

      o Insurance - Provide ongoing support and follow-up of all general insurance claims and any related litigation outstanding at the Closing Date.

      o     Legal-

            - Provide legal documentation and negotiation for loans, bank guaranties and investments.

            - Review and negotiate lease renewals of real and personal property.

            - Work with the Purchaser and outside counsel, if required, on any existing litigation involving Animal Feed Division.

E.    Funding Bank Account and Reconciliation

      o The Seller will establish a separate bank account (the "Account") to be used to pay all disbursements required to be paid by it in connection with the transition services provided pursuant to this Exhibit G. The Purchaser will wire transfer funds to the Account, no more frequently than weekly, upon two days written notice (which may be delivered by confirmed facsimile) from the Seller, which notice shall contain, in addition to the amount of the funds to be wired, a statement, in reasonable detail, of the disbursements to be paid with such funds.

      o Within 15 days of the end of each calendar month the Seller will prepare a reconciliation (the "Reconciliation") with such supporting documentation as the Purchaser may reasonably request, of payments, if any, required to be made by the Seller and the Purchaser to each other pursuant to this Exhibit G. The Seller shall make a determination from the Reconciliation of the net payment (the "Net Payment") and the appropriate payee pursuant to this Exhibit G

            (i.e., to the Seller or the Purchaser). Any Net Payment from either party will be due within five days after the Seller's delivery of the Reconciliation to the Purchaser. Within 10 days of the Seller's delivery of the Reconciliation to the Purchaser, either party may object to the Reconciliation. Unresolved objections shall be resolved in accordance with Section 13.5 of the Purchase Agreement.

F.    Additional Terms

      o Indemnification - The Purchaser hereby agrees to indemnify, defend and hold harmless the Seller from and against any and all claims, losses, demands, costs, or liabilities, including reasonable attorneys' fees, resulting from or in connection with third party claims arising from the Seller's performance of the services described on this Exhibit G unless such third party claims are solely the result of the Seller's gross negligence or willful misconduct in performing the transition services.

      o Force Majeure. The Seller shall not be considered in default in the performance of its obligations to provide transition services to the extent that its performance is prevented or delayed by any cause beyond its reasonable control, including but not limited to strikes, labor disputes, civil disturbances, rebellion, invasion, epidemic, hostilities, war, embargo, natural disaster, acts of God, fire, sabotage, loss and destruction of property, changes in laws, regulations or orders, other events or situations it is unable to prevent or overcome despite the exercise of due diligence.

      o Confidentiality. Any and all information disclosed by one party to the other in connection with the performance of transition services, whether disclosed in writing, orally or visually, is considered confidential information, unless such information falls within the exceptions set forth below (hereinafter any and all such information shall be collectively referred to as "Confidential Information"). Each party agrees to disclose to the other party only such of its Confidential Information as may be reasonably necessary to provide the services contemplated hereunder. The recipient of Confidential Information agrees that Confidential Information disclosed to it hereunder shall be retained in confidence in the same manner used to protect its own confidential information and shall not be disclosed to others or used for purposes other than in connection with the transition services. Confidential Information shall not include any information which, in the form disclosed by the disclosing party,
            (i) was publicly available at the time of disclosure by the disclosing party; (ii) became publicly available after disclosure by the disclosing party through no fault of the recipient; (iii) was in the recipient's possession prior to disclosure by the disclosing party, as evidenced by the recipient's written record, and was not the subject of an earlier confidential relationship with the disclosing party; or (iv) was rightfully acquired by the recipient after disclosure by the disclosing party from a third party who was lawfully in possession of the information and was under no obligation to the disclosing party to maintain its confidentiality. After termination of the transition services, or at any other time requested by the disclosing party, the recipient shall return or destroy, at the disclosing party's direction, all documents, samples or other materials embodying Confidential Information, and shall retain no copies thereof.

      o Independent Contractor. The Seller shall be an independent contractor in providing services hereunder with the sole right to supervise, manage, operate, control and direct the performance of such services and the sole obligation to employ, compensate and manage its employees and business affairs. Nothing contained herein shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of either party with respect to the indebtedness, liabilities, obligations or actions of the other or any of their employees or agents, or any other person or entity.

            The following list briefly identifies the contents of the Schedules to the Asset Purchase Agreement, dated as of April 25, 1997, by and among Feed-Rite (US) Animal Fees, Inc. (the "Purchaser"), Windy Hill Pet Food Company, Inc. ("Windy Hill") Windy Hill Pet Food Acquisition Co (the "Seller") and, with respect to Section 10.7 and 13.15 thereof, Feed-Rite Ltd. In accordance with Regulation S-K under the Securities Act of 1933 the actual Schedules have not been filed with the Securities and Exchange Commission (the "Commission"). The Company hereby agrees to furnish supplementally a copy of any omitted Schedule to the Commission upon request.

                                   SCHEDULES

1. Schedule 1.1(ad) Deeds - contains a list of deeds regarding the properties acquired by the Purchaser.

2. Schedule 2.1(k) Noncurrent Investments - contains a list of nonrecurrent events of Hubbard Milling Company.

3. Schedule 2.1(m) Certain Assets Not Being Transferred - contains a list of assets not transferred.

4. Schedule 2.4(f) Actions - contains a list of actions.

5. Schedule 6.10 Environmental Reports To Be Delivered - contains a list of environmental reports to be delivered to Purchaser.

6. Schedule 8.4 Material Contracts To Be Assigned Prior to Closing - contains a list of material contracts assigned to Purchaser.

7. Schedule 10.1 Collective Bargaining Agreements - contains a list of collective bargaining agreements assigned by Seller to Purchaser.